UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant       ☐
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☑	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12
SUNCOM WIRELESS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 20, 2007

To the Stockholders of SunCom Wireless Holdings, Inc.:

You are cordially invited to attend a special meeting of stockholders of SunCom Wireless Holdings, Inc. (“SunCom”, “we”, “us” or the “Company”) to be held on Friday, April 20, 2007 at 10:00 a.m., local time, at the Company’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312. The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the exchange of an aggregate of 50,572,539 new shares of our Class A common stock, par value $0.01 per share, for $321,015,000 outstanding principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of 8 3/4% Senior Subordinated Notes due 2011 of our indirect wholly-owned subsidiary, SunCom Wireless, Inc., as well as the transactions contemplated by such exchange. The holders of approximately 95% of the total outstanding principal amount of the subordinated notes are participating in the exchange. A copy of the exchange agreement setting forth the terms and conditions of the exchange is attached to this proxy statement as Annex A. The total number of shares of Class A common stock that will be issued in the exchange could be increased if additional subordinated notes become subject to the exchange agreement pursuant to the terms thereof.

We are taking this action because our Company has a debt balance that is not sustainable. We currently have more than $1.7 billion of debt, as well as related annual interest expense of more than $140 million. The reduction of our heavy debt load and the corresponding increased financial flexibility SunCom will gain through the exchange will give us greater ability to execute our business plans and maximize value for our stockholders. Moreover, the Company views a sale transaction to be a favorable strategic alternative, and this exchange will make the Company more attractive to a potential purchaser.

The exchange will be effected by our direct, wholly-owned subsidiary, SunCom Wireless Investment Company LLC. Immediately prior to the exchange, the Company will contribute the new shares of Class A common stock to SunCom Wireless Investment Company LLC, which will use such Class A common stock to consummate the exchange.

Additionally, at the special meeting you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger between the Company and SunCom Merger Corp., a Delaware corporation and newly formed wholly-owned subsidiary of the Company. In the merger, which will be effective prior to the exchange described above, each issued and outstanding share of our Class A common stock will be converted into 0.1 share of Class A common stock of the Company, as surviving corporation in the merger, plus the contingent right to receive additional shares of Class A common stock, totaling up to a maximum of 3% of the fully diluted Class A common stock of the Company (after giving effect to the exchange, assuming full participation by the SunCom Wireless subordinated notes) in the aggregate for all such holders immediately prior to the merger, in the event the Company fails to undertake certain actions related to a potential sale of the Company following the exchange and the merger. Additionally, as a result of the merger, the certificate of incorporation of the Company will be amended to (1) eliminate the Class B common stock of the Company and all designations of the Company’s preferred stock, none of which Class B common stock or preferred stock is currently outstanding, and (2) eliminate certain other references to series of preferred stock that are no longer outstanding. The merger is being effected, among other reasons, to implement a 1 for 10 reverse stock split and to ensure that we have sufficient authorized shares of Class A common stock to complete the exchange. A copy of the merger agreement is attached as Annex B to the attached proxy statement.

As a result of the exchange, the holders of the outstanding subordinated notes of SunCom Wireless, Inc. participating in the exchange will own approximately 87.5% of our outstanding Class A common stock on a fully-diluted basis in respect of their subordinated notes delivered in the exchange. The existing holders of our Class A common stock will own approximately 12.5% of our Class A common stock on a fully-diluted basis following the exchange.

After considering all available options our board of directors has unanimously determined that the merger, the merger agreement, the exchange and the transactions contemplated thereby are fair to, advisable to and in the best interests of the existing stockholders of the Company and has approved the terms of the merger agreement, the merger and the exchange and unanimously recommends that you vote FOR (1) the adoption of the merger agreement and (2) the exchange and the transactions contemplated thereby, including the issuance to SunCom Wireless Investment Company LLC of the new shares of Class A common stock necessary to complete the exchange. In making such determination, the board of directors considered a number of factors which are described in the accompanying proxy statement, including the opinion of Lazard Freres & Co. LLC that, as of the date of its opinion, the exchange ratio used in the exchange was fair, from a financial point of view, to the Company. Lazard’s opinion is subject to the assumptions, limitations and qualifications set forth in such opinion, which is included as Annex C to the attached proxy statement.

The attached proxy statement provides you with detailed information about the merger, the merger agreement and the exchange. You are urged to read the entire document carefully.

In connection with the exchange, the Company’s largest stockholders, J.P. Morgan (23A SBIC), L.P., J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P., which collectively hold 23.9% of our outstanding Class A common stock, have agreed with certain holders of the SumCom Wireless subordinated notes participating in the exchange to vote their shares of Class A common stock in favor of the adoption of the merger agreement and the approval of the exchange. In addition, certain holders of SumCom Wireless subordinated notes that are participating in the exchange hold collectively approximately 16% of additional shares of our Class A common stock and are required by the terms of the exchange agreement to vote those shares in favor of the adoption of the merger agreement and the approval of the exchange.

Regardless of the number of shares you own, your vote is very important.  The affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock is required to adopt the merger agreement and to approve the exchange and the transactions contemplated thereby, including the issuance to SunCom Wireless Investment Company LLC of the new shares of Class A common stock necessary to complete the exchange. If you fail to vote to adopt the merger agreement or to approve the exchange and the transactions contemplated thereby, including the issuance to SunCom Wireless Investment Company LLC of the new shares of Class A common stock necessary to complete the exchange, the effect will be the same as a vote against the adoption of the merger agreement and approval of the exchange. The approval of both the merger agreement proposal and the exchange proposal is necessary for the Company and SunCom Wireless Investment Company LLC to consummate the exchange, and neither the merger nor the exchange will be consummated without approval of both proposals by our stockholders. Once you have read the accompanying materials, please take the time to submit a proxy to have your shares voted on the proposals submitted to stockholders at the special meeting. Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card, or you can submit your proxy by telephone or Internet, as per the instructions on your proxy card. If you receive more than one proxy card because you hold shares in multiple accounts, please submit a proxy for each individual account held.

Submitting a proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

If you have any questions or need assistance submitting a proxy, please call D.F. King & Co., which is assisting us, toll-free at (888) 567-1626.

Sincerely,

/s/ Michael E. Kalogris
Michael E. Kalogris
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the merger agreement, exchange or the transactions contemplated thereby or passed upon the fairness or merits of the merger, the merger agreement, the exchange or the transactions contemplated thereby, or the adequacy or accuracy of the information contained in the enclosed proxy statement. Any contrary representation is a criminal offense.

SUNCOM WIRELESS HOLDINGS, INC.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 651-5900

NOTICE OF SPECIAL MEETING
March 20, 2007

Dear Stockholder:

On Friday, April 20, 2007, SunCom Wireless Holdings, Inc. will hold a special meeting of stockholders at the Company’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312. The meeting will begin at 10:00 a.m., local time.

Only holders of shares of Class A common stock, par value $0.01 per share, of record at the close of business on March 9, 2007 may vote at this meeting or any adjournments or postponements that may take place. At the meeting we propose to:

•	approve the exchange (by our direct, wholly-owned subsidiary, SunCom Wireless Investment Company LLC) of an aggregate of 50,572,539 new shares of our Class A common stock, par value $0.01 per share, for $321,015,000 outstanding principal amount of the 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of the 8 3/4% Senior Subordinated Notes due 2011 of our indirect wholly-owned subsidiary, SunCom Wireless, Inc. (which number of shares of Class A common stock may be increased if additional SunCom Wireless subordinated notes become subject to the exchange agreement governing the exchange pursuant to the terms thereof), as well as the transactions contemplated by such exchange, including the issuance to SunCom Wireless Investment Company LLC of the shares of Class A common stock necessary to complete the exchange;

•	adopt the Agreement and Plan of Merger between SunCom Wireless Holdings, Inc. and SunCom Merger Corp., a newly formed wholly-owned subsidiary of the Company, as it may be amended from time to time;

•	approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Your board of directors has unanimously determined that the merger, the merger agreement, the exchange and the transactions contemplated thereby are fair to, advisable to and in the best interests of the existing stockholders of the Company and has approved the terms of the merger agreement, the merger and the exchange and unanimously recommends that you vote FOR the adoption of the merger agreement, FOR the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Wireless Investment Company LLC of the new shares of Class A common stock necessary to complete the exchange, and FOR the adjournment proposal, each of which is discussed in more detail in the attached proxy statement.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of the outstanding shares of the Class A common stock is required to adopt the merger agreement and to approve the exchange and the transactions contemplated thereby, including the issuance to SunCom Wireless Investment Company LLC of the new shares of Class A common stock necessary to complete the exchange. If you fail to vote to adopt the merger agreement or to approve the exchange and the transactions contemplated thereby, including the issuance to SunCom Wireless Investment Company, LLC of the new shares of Class A common stock necessary to complete the exchange, the effect will be the same as a vote against the adoption of the merger agreement and the approval of the exchange. The approval of both the merger agreement proposal and the exchange proposal is necessary for the Company to and SunCom Wireless Investment Company LLC to consummate the exchange, and neither the merger nor the exchange will be consummated without approval of both proposals by our stockholders. We hope you will be able to attend the meeting, but whether or not you plan to attend, please submit a proxy by (1) signing and returning the enclosed proxy card as soon as possible, (2) calling the toll-free number listed on the proxy card or (3) accessing the Internet as instructed on the proxy card. If your shares are held in registered form, submitting a proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

This proxy statement is dated March 20, 2007, and it and the proxy card are first being mailed to stockholders on or about March 21, 2007.

By Order of the Board of Directors,

/s/ Eric Haskell
Eric Haskell
Corporate Secretary

SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the merger, the merger agreement, the exchange and the transactions contemplated thereby. We encourage you to read carefully this proxy statement and the documents we have incorporated by reference before voting. See “Where You Can Find More Information” beginning on page 67. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

•	The Company. SunCom Wireless Holdings, Inc., which we sometimes refer to in this proxy statement as “we”, “our” or the “Company”, provides digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. The Company’s wireless communications network covers customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee and Georgia. In addition, the Company operates a wireless communications network covering customers in Puerto Rico and the U.S. Virgin Islands. The Company’s principal offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and its telephone number at that address is (610) 651-5900. See “Important Information Regarding The Company — The Company” beginning on page 51.

•	The Exchange. Pursuant to an exchange agreement entered into among the Company, SunCom Wireless, Inc. (which we refer to in this proxy statement as “SunCom Wireless”), SunCom Wireless Investment Company LLC (which we refer to in this proxy statement as “SunCom Investment”) and the holders of $321,015,000 outstanding aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of 8 3/4% Senior Subordinated Notes due 2011 of our indirect, wholly-owned subsidiary, SunCom Wireless, such holders have agreed to exchange all outstanding subordinated notes of SunCom Wireless held by them for an aggregate of 50,572,539 new shares of our Class A common stock, par value $0.01 per share (“Class A common stock”). The number of shares of Class A common stock issued in the exchange may be increased if additional SunCom Wireless subordinated notes become party to the exchange agreement pursuant to the terms thereof. The exchange will be effected by SunCom Investment. Immediately prior to the exchange, the Company will issue and contribute the new shares of Class A common stock to SunCom Investment, which will use such Class A common stock to consummate the exchange. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — The Exchange” beginning on page 21.

•	The Merger. Pursuant to a merger agreement entered into between the Company and SunCom Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company (which we refer to in this proxy statement as “Merger Sub”), Merger Sub will be merged with and into the Company. In the merger, each issued and outstanding share of Class A common stock of the Company will be converted into 0.1 share of Class A common stock of the Company, as surviving corporation in the merger, plus the contingent right to receive additional shares of Class A common stock of the Company, as the surviving corporation in the merger, totaling up to a maximum of 3% of the fully-diluted Class A common stock of the Company (after giving effect to the exchange, assuming full participation by the SunCom Wireless subordinated notes) in the aggregate to all holders immediately prior to the merger, in the event the Company fails to undertake certain actions related to a potential sale of the Company following the exchange and the merger. Each issued and outstanding share of common stock of Merger Sub will be cancelled in exchange for no consideration. The merger will take place prior to the exchange described above. The merger is being effected, among other reasons, to implement a 1 for 10 reverse stock split and to ensure that we have sufficient authorized shares of Class A common stock to complete the exchange. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — The Merger” beginning on page 22.

•	Effects on our Capitalization. As a result of the exchange and merger, the holders of outstanding subordinated notes of SunCom Wireless participating in the exchange will own approximately 87.5% of our outstanding Class A common stock on a fully diluted basis in respect of their SunCom Wireless subordinated noes delivered in the exchange. The existing holders of our Class A common stock will own approximately 12.5% of our Class A common stock on a fully diluted basis following the exchange and merger. The number of shares of Class A common stock issued in the exchange may be increased if additional shares of our Class A common stock become party to the exchange agreement pursuant to the terms thereof. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Effects on our Capitalization” beginning on page 22.

•	Amendments to the Terms of the Remaining SunCom Wireless Subordinated Notes. As a condition to their participation in the exchange, the holders of the SunCom Wireless subordinated notes have executed, as part of the exchange agreement, “exit consents” that become effective on the consummation of the exchange and that will remove substantially all of the restrictive covenants from such subordinated notes remaining after the exchange. Certain restrictive covenants that may not be amended without the consent of each holder of SunCom Wireless subordinated notes affected, such as those relating to the payment of principal and accrued interest on the SunCom Wireless subordinated notes, will not be modified by these exit consents. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Amendment of the Terms of the Remaining SunCom Wireless Subordinated Notes” beginning on page 23.

•	Amendment of Certificate of Incorporation of the Company. In connection with the merger agreement, and as a result of the consummation of the merger, the Company’s certificate of incorporation will be amended to (1) eliminate the Class B common stock of the Company and all designations of the Company’s preferred stock, none of which Class B common stock or preferred stock is currently outstanding, and (2) eliminate certain other references to series of preferred stock that are no longer outstanding. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Amendment of the Certificate of Incorporation of the Company” beginning on page 24.

•	Effects on the Board of Directors of the Company. Following the exchange, the size of the board of directors of the Company will be increased to ten members, and the board will be reconstituted to include Michael E. Kalgoris, the Company’s Chairman and Chief Executive Officer and Scott I. Anderson, both of whom are current directors of the Company, as well as eight new directors who will be designated by certain of the current holders of SunCom Wireless subordinated notes participating in the exchange or their affiliates. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Composition of Board of Directors” beginning on page 25.

•	Potential Sale Transaction. The Company has determined, and the exchange agreement contemplates, that the Company will pursue strategic alternatives, including a potential sale transaction. In furtherance of the foregoing and in accordance with the terms of the exchange agreement, the Company has engaged Goldman, Sachs & Co. (who we refer to as “Goldman Sachs”) as its financial advisor. The Company has agreed in the exchange agreement not to initiate or solicit any potential sale transaction or other acquisition proposal (as defined in “The Recapitalization Transactions — Description of the Exchange Agreement — Non-Solicitation”), or to provide any information to potential purchasers of the Company, prior to the closing of the exchange and the merger, except that it and its advisors may take certain identified actions, such as the preparation of sales materials and the negotiation of confidentiality agreements with potential purchasers, during such period. Additionally, the Company has the right to respond to unsolicited acquisition proposals (including proposals for a sale transaction) and to terminate the exchange agreement to accept any acquisition proposal that it determines to be a superior proposal (as defined in “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Potential Sale Transaction”), subject to the Company’s obligation to pay each holder of SunCom Wireless subordinated notes party to the exchange agreement a break up fee of 2% of the total outstanding principal amount of the SunCom Wireless subordinated notes held by such holder and subject to the exchange agreement as of the date of the exchange agreement, or approximately $14.2 million in the aggregate, in such event. See “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Potential Sale Transaction” beginning on page 25. Certain information detailing the effects of a potential sale transaction on the amounts to be distributed to the current holders of our Class A common stock at potential valuations for the Company in such sale transaction, assuming both the current capital structure of the Company and the capital structure of the Company following the recapitalization transactions, are set forth under “Important Information Regarding the Company — Valuation Information” beginning on page 62.

•	Recommendations. The Company’s board of directors has unanimously determined that the merger, the merger agreement, the exchange and the transactions contemplated thereby are fair to, advisable to and in the best interests of the existing stockholders of the Company and has approved the terms of the merger agreement, the merger and the exchange. Accordingly, the board of directors has unanimously recommended that you vote FOR (1) the adoption of the merger agreement and (2) the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange. The recommendation of the board of directors was based on several factors, including the opinion of Lazard Freres & Co. LLC, which we refer to in this proxy statement as “Lazard,” that, as of the date of its opinion, the exchange ratio used in the exchange was fair, from a financial point of view, to the Company. See “The Recapitalization Transactions — Recommendation of the Board of Directors; Reasons for Recommending Approval of the Exchange and the Merger” beginning on page 14.

•	Opinions of Financial Advisor. The board of directors received an opinion from Lazard to the effect that, as of the date of its opinion, the exchange ratio used in the exchange was fair, from a financial point of view, to the Company. Lazard’s opinion is subject to the assumptions, limitations and qualifications set forth in such opinion, which is attached as Annex C to this proxy statement. Lazard’s analysis and fairness opinion, dated as of January 29, 2007, were based solely on the information in the section entitled “The Recapitalization Transactions — Opinion of Financial Advisor” and did not take into account the Company’s later-created March 2007 projections. We encourage you to read carefully this opinion in its entirety and the section entitled “The Recapitalization Transactions — Opinion of Financial Advisor” beginning on page 16 for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of Lazard was provided to the Company’s board of directors in connection with their evaluation of the exchange, does not address any other aspect of the exchange and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

•	Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock is required to adopt the merger agreement and to approve the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of the Class A common stock present in person or by proxy and entitled to vote at the special meeting on that matter. See “The Special Meeting — Quorum; Vote Required” beginning on page 9.

•	What We Need to Do to Complete the Exchange. We will complete the exchange only if the conditions set forth in the exchange agreement are satisfied or waived by the applicable parties. These conditions include, among others:

•	the exchange and the merger agreement proposals having been approved by the holders of a majority of the outstanding Class A common stock at the special meeting, and the merger having been consummated;

•	the receipt of the approval of the Federal Communications Commission to consummate the exchange;

•	all other required filings and approvals having been obtained, except for those as would not cause a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole (as defined in “The Recapitalization Transactions — Description of the Exchange Agreement — Representations and Warranties”);

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary or permanent) or any other legal restraint that prohibits, restrains or enjoins the consummation of the exchange or the merger;

•	at least 91.25% of the outstanding SunCom Wireless subordinated notes being delivered in the exchange;

•	each of J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P. having converted all of their Class B common stock into Class A common stock prior to the record date for the special meeting and having entered into a lockup and voting agreement whereby such entities agree to vote all of their Class A common stock (including the Class A common stock received upon conversion of their Class B Common stock) in favor of the merger and the exchange proposals (both of which have already occurred);

•	the accuracy of the representations and warranties of the respective parties to the exchange agreement, and the compliance by such parties of all material obligations required to be performed prior to the closing of the exchange agreement;

•	the receipt by the holders of the SunCom Wireless subordinated notes participating in the exchange of all accrued but unpaid interest on their subordinated notes through the date of the exchange;

•	there not having occurred since September 30, 2006, a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole (as defined in “The Recapitalization Transactions — Description of the Exchange Agreement — Representations and Warranties”); and

•	supplemental indentures effecting the contemplated amendments to the indentures governing the SunCom Wireless subordinated notes having been executed and delivered.

See “The Recapitalization Transactions — Description of the Exchange Agreement — Conditions to the Exchange Agreement” beginning on page 35.

•	Termination of the Exchange. The exchange agreement may be terminated and the exchange may be abandoned at any time prior to the consummation of the exchange, whether prior to or after the Company’s stockholders approve the exchange and the transactions contemplated thereby:

•	by mutual written consent of the holders of at least 85% of the SunCom Wireless subordinated notes subject to the exchange agreement (whom we refer to as the “requisite noteholders”) and the Company, SunCom Investment, and SunCom Wireless;

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless if the delivery of the proxy statement to the Company’s stockholders does not take place prior to April 30, 2007;

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless if the recapitalization is not substantially consummated by May 31, 2007;

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless if there is issued an order, decree or injunction having the effect of making the exchange or the merger illegal or permanently prohibiting the consummation of the exchange or the merger, and such order, decree or injunction shall have become final and nonappealable;

•	by the requisite noteholders, if either the Company, SunCom Investment or SunCom Wireless has breached any material provision of the exchange agreement, and such breach remains uncured for a period of five days after written notice of such breach, specifically identifying the nature of such breach and the intent of the requisite noteholders to terminate the exchange agreement, is delivered by the requisite noteholders to the Company, SunCom Investment and SunCom Wireless;

•	by the Company, SunCom Investment and SunCom Wireless, if any of the holders of SunCom Wireless subordinated notes party to the exchange agreement has breached any material provision of the exchange agreement, and such breach remains uncured for a period of five days after written notice of such breach, specifically identifying the nature of such breach and the intent of the Company, SunCom Investment and SunCom Wireless to terminate the exchange agreement, is delivered by the Company, SunCom Investment and SunCom Wireless to the holders of SunCom Wireless subordinated notes party to the exchange agreement;

•	the Company, if the board of directors elects to terminate the exchange agreement to accept a superior proposal;

•	by the requisite noteholders, if the board of directors of the Company fails to recommend the exchange agreement and/or the merger agreement to its stockholders or withdraws such recommendation; or

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless, if the stockholder vote for approval of the exchange and/or the merger agreement is not obtained.

See “The Recapitalization Transactions — Description of the Exchange Agreement — Termination of the Exchange Agreement” beginning on page 36.

•	Break-Up Fee and Expenses. In the event that the exchange agreement is terminated in certain circumstances, the Company is required to pay to each holder of the SunCom Wireless subordinated notes that is a party to the exchange agreement a break-up fee equal to 2% of the total outstanding principal amount of the SunCom Wireless subordinated notes held by such holder and subject to the exchange agreement as of the date of the agreement, or approximately $14.2 million in the aggregate. Whether or not the exchange is consummated, the Company is obligated to pay the reasonable fees and expenses of counsel to the holders of the SunCom Wireless subordinated notes participating in the exchange, up to $1,000,000 in the aggregate. See “The Recapitalization Transactions — Description of the Exchange Agreement — Break-Up Fee and Expenses” beginning on page 37.

•	Lock-up and Voting Agreement. In connection with the exchange, each of J.P. Morgan (23A SBIC), L.P., J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P., which collectively hold 23.9% of our outstanding Class A common stock, have entered into a lock-up and voting agreement with certain holders of the SunCom Wireless subordinated notes whereby such entities have agreed to vote all of their shares of Class A common in favor of the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange. See “The Recapitalization Transactions — Lock-up and Voting Agreement” beginning on page 38. Additionally, as described under “The Recapitalization Transactions — Description of Exchange Agreement — Lockup of Consenting Noteholders” beginning on page 27, the holders of the SunCom Wireless subordinated notes party to the exchange agreement have agreed to vote all shares of Class A common stock held by them, which includes the Class A common stock owned by Pardus European Special Opportunities Master Fund L.P. and Goldman, Sachs & Co., who collectively hold approximately 16% of our Class A common stock, in favor of the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the shares of Class A common stock necessary to complete the exchange.

•	Registration Rights. In connection with the exchange, the Company and the holders of the SunCom Wireless subordinated notes participating in the exchange will execute a registration rights agreement that gives the holders of the SunCom Wireless subordinated notes participating in the exchange certain rights with respect to their shares of Class A common stock. Specifically, the Company has agreed to put into place a “shelf” registration statement covering such Class A common stock and to keep such shelf registration statement in effect until the earlier of three years following the exchange or the date upon which all securities received by the participating holders of SunCom Wireless subordinated notes in the exchange may be resold without restriction under Rule 144(k) promulgated under the Securities Act of 1933, as amended. Additionally, the holders of at least 15% of the Class A common stock received by the holders of the SunCom Wireless subordinated notes in the exchange may require the

Company to amend the shelf registration statement or to file a prospectus supplement and certain other actions necessary to permit an underwritten offering of the Class A common stock held by such holders. See “The Recapitalization Transactions — Registration Rights Agreement” beginning on page 38.

•	Material U.S. Federal Income Tax Consequences. In general, a holder of Class A common stock of the Company should not recognize gain or loss upon the merger (other than in respect of any cash received in lieu of fractional shares) or as a result of the exchange. For a discussion of certain material U.S. federal income tax consequences of to stockholders and the Company, see “The Recapitalization Transactions — Certain United States Federal Income Tax Consequences of the Merger and Exchange” beginning on page 42.

•	Accounting Treatment of the Exchange. A gain or loss will be recognized on the exchange transaction based upon the difference between the carrying value of the SunCom Wireless subordinated notes exchanged and the market value of the Class A common stock at the date the shares are issued to the holders of the SunCom Wireless subordinated notes participating in the exchange. The gain will be offset by, or the loss increased, by direct costs of the exchange transaction. See “The Recapitalization Transactions — Accounting Treatment of the Transaction” beginning on page 45.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The risk factors listed in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as any other cautionary language contained or incorporated by reference in this proxy statement, provide examples of risks, uncertainties and events that may cause our actual results or matters related to the exchange to differ materially from the expectations we describe in forward-looking statements. You should be aware that the occurrence of the events described in those risk factors and any other cautionary language in this proxy statement could have a material adverse effect on our business, operating results and financial condition or the merger, the merger agreement, exchange or the transactions contemplated thereby.

The risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the exchange. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, we undertake no obligation to update publicly any of them in light of new information or future events.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of the Company’s stockholders will be held at 10:00 a.m., local time, on Friday, April 20, 2007, at the Company’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312. We are sending this proxy statement to you in connection with the solicitation of proxies by the Company’s board of directors for use at the special meeting and any adjournments or postponements of the special meeting.

Purpose

At the special meeting, you will be asked to:

•	approve the exchange, by SunCom Investment, of 50,572,539 new shares of our Class A common stock, par value $0.01 per share, for $321,015,000 outstanding principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless (which number of shares of Class A common stock may be increased if additional SunCom Wireless subordinated notes become subject to the exchange agreement governing the exchange pursuant to the terms thereof), as well as the transactions contemplated by such exchange, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange;

•	adopt the Agreement and Plan of Merger between SunCom Wireless Holdings, Inc. and SunCom Merger Corp., a newly formed wholly-owned subsidiary of the Company, as it may be amended from time to time, for the purpose of, among other things, effecting a 1 for 10 reverse stock split and amending the certificate of incorporation SunCom Wireless Holdings, Inc.; and

•	approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

The Company’s stockholders also may be asked to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Board Recommendation

The Company’s board of directors has unanimously determined that the merger, the merger agreement, the exchange and the transactions contemplated thereby are fair to, advisable to and in the best interests of the existing stockholders of the Company and has approved the terms of the merger agreement, the merger and the exchange. Accordingly, the Company’s board of directors unanimously recommends that you vote FOR the adoption of the merger agreement, FOR the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange, and FOR the adjournment proposal.

Record Date, Outstanding Shares and Voting Rights

The Company’s board of directors has fixed the close of business on March 9, 2007 as the record date for the special meeting. Only holders of record of shares of Class A common stock on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were 71,252,459 outstanding shares of Class A common stock held by approximately 6,958 holders of record. At the special meeting, each share of Class A common stock will be entitled to one vote on all matters. Votes may be cast at the special meeting in person or by proxy.

Quorum; Vote Required

The presence, in person or by proxy, of the holders of a majority of the shares of Class A common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares of Class A common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the special meeting. Shares that abstain from voting with respect to the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote against the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange.

If a broker or nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers who do not have discretionary authority to vote on a particular proposal will not be entitled to vote on the adoption of the merger agreement or the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange, unless they receive voting instructions from their customers. Accordingly, broker non-votes will not be voted in favor of the adoption of the merger agreement or the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange, meaning that shares constituting broker non-votes will have the same effect as shares voted against the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the shares of Class A common stock necessary to complete the exchange.

Adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange, requires the affirmative vote of the holders of a majority of all of the outstanding shares of Class A common stock. If a quorum is present, approval of an adjournment of the special meeting would require only the affirmative vote of the holders of a majority of the shares of Class A common stock present and entitled to vote on this proposal at the special meeting and broker non-votes would have no effect on the outcome of voting on this proposal.

In order for your shares of Class A common stock to be included in the vote, you must submit your proxy by returning the enclosed proxy, signed and dated, in the postage prepaid envelope provided, or you can submit a proxy by telephone or through the Internet, as per the instructions on the proxy card. If you plan to vote in person at the meeting and your shares are held in the name of a bank or broker, it will be necessary to request a legal proxy in order for your shares to be counted. If your shares are held in registered form, you may vote in person at the special meeting.

In connection with the exchange, each of J.P. Morgan (23A SBIC), L.P., J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P., who collectively hold 23.9% of our outstanding Class A common stock, have entered into a lock-up and voting agreement with certain holders of the SunCom Wireless subordinated notes whereby such entities have agreed to vote all of their shares of Class A common in favor of the adoption of the merger agreement, and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange. Additionally, as described under “The Recapitalization Transactions — Description of the Exchange Agreement — Lockup of Consenting Noteholders” the holders of the SunCom Wireless subordinated notes party to the exchange agreement have agreed to vote all shares of Class A common stock held by them, which includes the Class A common stock owned by Pardus European Special Opportunities Master Fund L.P. and

Goldman, Sachs & Co., who collectively hold approximately 16% of our Class A common stock, in favor of the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the shares of Class A common stock necessary to complete the exchange.

Voting of Proxies

All shares of Class A common stock that are entitled to vote and are represented at the special meeting by properly-executed proxies received prior to or at the meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on your properly-executed and returned proxy, such proxy will be voted FOR the adoption of the merger agreement and FOR the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the shares of Class A common stock necessary to complete the exchange. You may also submit your proxy by telephone or Internet by following the instructions on the enclosed proxy card.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a legal proxy from your broker or bank in order to vote your shares in person. You may also submit a proxy by telephone or Internet by following the instructions on the enclosed voting form.

The Company’s board of directors does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitation described below. Proxies may be revoked by:

•	filing with the secretary of the Company, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a date later than the proxy to be voted;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of the Company before the taking of the vote at the special meeting or submitting a later-dated proxy using the telephone or Internet voting procedures so long as you do so before the deadline of 11:59 p.m. on April 19, 2007; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

You should send any written notice of revocation or subsequent proxy to SunCom Wireless Holdings, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312, 610-651-5900, Attention: Corporate Secretary, or hand deliver it to the secretary of the Company at or before the taking of the vote at the special meeting.

If your shares of Class A common stock are held through a broker or other nominee, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by the telephone or the Internet.

Solicitation of Proxies; Expenses

IN CONNECTION WITH THE SPECIAL MEETING, PROXIES ARE BEING SOLICITED BY, AND ON BEHALF OF, THE COMPANY’S BOARD OF DIRECTORS. THE COMPANY WILL BEAR THE COST OF SOLICITING PROXIES FROM ITS STOCKHOLDERS. IN ADDITION TO SOLICITATION BY MAIL, PROXIES MAY BE SOLICITED FROM THE COMPANY’S STOCKHOLDERS BY DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY IN PERSON OR BY TELEPHONE, FACSIMILE OR OTHER MEANS OF COMMUNICATION. THESE DIRECTORS, OFFICERS AND EMPLOYEES WILL NOT BE ADDITIONALLY COMPENSATED, BUT MAY BE REIMBURSED FOR REASONABLE OUT-OF-POCKET EXPENSES IN CONNECTION WITH THE SOLICITATION. IN ADDITION, THE COMPANY HAS RETAINED D.F. KING AND CO., INC., A PROXY SOLICITATION FIRM, TO ASSIST THE COMPANY IN THE SOLICITATION OF PROXIES FROM STOCKHOLDERS FOR THE SPECIAL MEETING FOR A FEE OF UP TO $15,000 PLUS REIMBURSEMENT OF REASONABLE OUT-OF-POCKET EXPENSES. ARRANGEMENTS WILL BE MADE WITH BROKERAGE HOUSES, CUSTODIANS, NOMINEES AND FIDUCIARIES FOR THE FORWARDING OF PROXY SOLICITATION MATERIALS TO BENEFICIAL OWNERS OF CLASS A COMMON STOCK, AND THE COMPANY WILL REIMBURSE THEM FOR THEIR REASONABLE EXPENSES INCURRED IN FORWARDING THESE MATERIALS.

THE RECAPITALIZATION TRANSACTIONS

Background of the Recapitalization Transactions

During a period ranging from 2001 to 2005, SunCom Wireless incurred substantial indebtedness in order to finance capital expenditures consistent with the Company’s business strategy, including the construction of a new wireless network using global system for mobile technology, or GSM, technology. In June 2005, following the termination of the Company’s strategic partnership with AT&T Wireless (now Cingular Wireless), the Company, faced with significant interest expense on the existing debt at SunCom Wireless, significant required capital expenditures to maintain its current network, as well as the likelihood that the Company would be required to significantly increase its capital expenditures in coming years to upgrade its network to implement new technologies, decided to review restructuring alternatives to improve its financial position and maximize value for its stockholders. In June 2005, the Company retained Lazard as a financial advisor for this purpose.

The Company at the time was forecasting earnings growth in 2006 and 2007, driven in part by the addition of T-Mobile USA as a strategic partner for the Company (offsetting in part the revenue lost by the termination of the Company’s relationship with AT&T Wireless), and this forecast indicated that the Company could pursue a “stay the course” strategy despite its significant interest and capital expenditure requirements. The Company was also advised, however, that deleveraging, through either repurchasing debt at a discount or completing a debt-for-equity exchange, could significantly mitigate downside risk for its stockholders were the Company to underperform on its business plan. The Company’s board of directors met with Lazard on several occasions in July and August 2005 to discuss proposed restructuring alternatives further. Additionally, during such time, Lazard held informal conversations with key bondholders to explore their interest in pursuing a debt for equity exchange transaction. At the conclusion of these meetings and discussions, the Company’s board concluded that, given the Company’s liquidity and expected improvement in its 2006 and 2007 operating results, it would only authorize the Company to repurchase the SunCom Wireless subordinated notes at a discount but not to pursue an exchange offer.

In January 2006, the Company made a significant downward revision to its expected 2005 financial results and, at that time, reassessed its future growth expectations. Based on this reassessment, the Company’s board decided to renew its consideration of restructuring alternatives. On March 2, 2006, at a regularly scheduled meeting of the Company’s board of directors, Lazard presented an analysis of the Company’s strategic alternatives and financial condition. At such meeting, the board focused primarily on exchange alternatives whereby SunCom Investment would agree to contribute approximately $189 million in unrestricted cash to SunCom Wireless, the obligor under the SunCom Wireless subordinated notes, as part of a recapitalization in which the Company’s stockholders would maintain a meaningful ownership stake in the Company following a complete exchange of the subordinated notes for common equity. The Company and SunCom Investment, with the assistance of Lazard, began a formal dialogue with the financial advisor for the subordinated noteholders in March 2006. Such negotiations were initially unproductive, as the subordinated noteholders took the position that the unrestricted cash was the property of a restricted subsidiary of the Company and was removed by way of a distribution in violation of the restricted payment covenants in the indentures governing the subordinated notes. As a result, the subordinated noteholders argued that, in a debt for equity exchange of the subordinated notes, the Company’s stockholders should receive only a very small pro forma ownership interest.

In April 2006, legal counsel for certain holders of the 8 1/2% senior notes of SunCom Wireless delivered a letter to SunCom Wireless alleging that the approximately $189 million of unrestricted cash held by SunCom Investment was the result of a distribution in violation of the restricted payment covenant in the indenture governing the SunCom Wireless senior notes. SunCom Wireless and these senior noteholders had discussions regarding the dividend and purported default throughout April 2006. In May 2006, after reviewing the totality of the facts and circumstances concerning the dividend, the Company determined that facts existed that supported the noteholders’ arguments that the dividend was not properly paid. Accordingly, SunCom Investment contributed the dividend plus an additional $5.4 million to the capital of SunCom Wireless on May 2, 2006.

Following such contribution, the Company and SunCom Investment, unable to pursue the exchange alternatives originally pursued with the holders of the SunCom Wireless subordinated notes, discussed with the holders of the subordinated notes and their advisors a variety of other recapitalization alternatives using preferred securities, warrants or other securities designed to preserve more upside for the Company’s stockholders in exchange for providing the subordinated noteholders with downside protection. Throughout such discussions, the subordinated noteholders continued to insist on a debt for equity exchange that would provide the Company’s existing stockholders with no more than an approximately 10% pro forma ownership interest, plus an indeterminate amount of additional upside that would be available under certain of the proposed transaction structures.

Throughout the board’s and SunCom Investment’s discussions with the holders of the SunCom Wireless subordinated notes, the board also evaluated whether other alternatives would result in greater value for the Company’s existing stockholders. While no formal sales or strategic alternatives process was initiated, the Company had preliminary discussions with several potential strategic and financial purchasers or investors throughout 2006 and early 2007 to gauge their interest in pursuing an acquisition, investment or other strategic alliance with the Company. Such discussions indicated that attempting to undertake a sale, investment or other strategic transaction prior to a recapitalization of the Company’s subordinated debt would likely result in little to no value for the Company’s current stockholders with the Company’s current debt structure in place.

On June 2, 2006, at a special meeting of the Company’s board of directors, the board received an update as to the status of negotiations with certain holders of the subordinated notes regarding a potential debt-for-equity exchange. The board of directors determined that the terms suggested by certain holders of the subordinated notes were not acceptable, particularly the insistence of the holders of the subordinated notes that the Company’s existing stockholders receive no more than an approximately 10% pro forma ownership interest in any post-exchange Company (plus an indeterminate amount of additional upside that would be available under certain of the proposed transaction structures), and concluded that it would not be productive to continue negotiations until such terms were improved. On June 14, 2006, at a special meeting of the Company’s board of directors, the Company’s advisors informed the board that negotiations with certain holders of the subordinated notes with respect to a potential debt-for-equity exchange were at a standstill.

In September 2006, members of management of the Company and SunCom Investment contacted certain holders of the subordinated notes to discuss the circumstances under which it might be productive to resume negotiations with respect to a potential debt-for-equity exchange with SunCom Investment. On September 11, 2006, the Company and SunCom Investment received a proposal from these noteholders summarizing proposed terms for the debt-for-equity exchange. On September 20, 2006 and September 27, 2006, at special meetings of the Company’s board of directors, the board discussed the terms of a debt-for-equity exchange proposed by certain holders of the subordinated notes. After considering the revised terms proposed by the noteholders, the board instructed the Company’s management to continue the negotiations.

On or about September 29, 2006, the management of the Company and SunCom Investment and their legal counsel met with legal counsel for certain holders of the subordinated notes to negotiate the terms of the proposed debt-for-equity exchange with SunCom Investment.

On October 3, 2006 and October 4, 2006, special telephonic meetings of the Company’s board of directors were held where the board considered the revised terms proposed by certain holders of the subordinated notes with respect to the proposed debt-for-equity exchange with SunCom Investment. Lazard made a presentation to the board of directors regarding certain financial aspects of the revised terms. The Company’s legal counsel made a presentation to the board of directors regarding the legal aspects of the revised terms. After discussing the presentations and revised terms, the board instructed the Company’s management to continue negotiations with the noteholders.

On or about October 12, 2006, the management of the Company and SunCom Investment and their legal counsel met with certain holders of the SunCom Wireless subordinated notes and their legal counsel to continue negotiating the terms of a potential debt-for-equity exchange with SunCom Investment, and the Company and SunCom Investment, together with their legal and financial advisors, and certain holders of the

SunCom Wireless subordinated notes, together with their legal counsel, continued to negotiate the terms of the exchange throughout October 2006 and November 2006.

On October 25, 2006 and November 2, 2006, at special meetings of the Company’s board of directors, the board further considered the terms of a potential debt-for-equity exchange with respect to the subordinated notes and received a report on the progress of the negotiations. The directors discussed the primary terms of the proposed exchange and the significant issues which remained unresolved in the negotiations. The Company’s advisors provided updates regarding the negotiations.

On November 20, 2006, the Company’s board of directors met again to receive an update on the status of the negotiations of the terms of the proposed subordinated notes exchange and consider the proposed summary of terms that had been negotiated. At this meeting, the Company’s board of directors unanimously authorized the Company’s management to execute a non-binding summary of terms with respect to a debt-for-equity exchange.

On November 21, 2006, the Company, SunCom Investment and certain holders of the subordinated notes executed a non-binding summary of terms with respect to a debt-for-equity exchange with SunCom Investment.

From November 2006 to January 2007, the parties and their respective legal counsel negotiated the transaction documents, including the exchange agreement, for the proposed debt-for-equity exchange.

On December 14, 2006, the New York Stock Exchange (“NYSE”) informed the Company that it would be delisting the Company’s Class A common stock from the exchange, which delisting occurred on December 19, 2006.

On January 17, 2007, at a special meeting of the Company’s board of directors, the board considered the proposed debt-for-equity exchange. The Company’s management presented a detailed analysis of the financial terms of the proposed exchange and Lazard rendered its oral opinion (later confirmed in writing) that the exchange ratio used in the exchange was fair, from a financial point of view, to the Company. The board also received a report from the Company’s legal counsel on the terms of the definitive documentation and an opinion from special Delaware counsel regarding certain Delaware corporate matters. After discussion, the Company’s board of directors unanimously approved the debt-for-equity exchange, the exchange agreement, the merger, the merger agreement and the related agreements and transactions.

Definitive agreements were signed on January 31, 2007. On February 5, 2007 and February 6, 2007, two additional holders of SunCom Wireless subordinated notes became party to the exchange agreement. On January 31, 2007, the exchange was announced to the public.

Recommendation of the Board of Directors; Reasons for Recommending Approval of the Exchange and the Merger

The board of directors of the Company has unanimously approved the exchange and merger proposals and recommends that the stockholders approve both the exchange proposal and merger proposal. The board of directors of the Company believes that the exchange and merger transactions are in the best interest of the Company and its stockholders. In making such determination, the board of directors considered the following factors as being positive factors and potential benefits of the merger, the exchange and transactions contemplated thereby, each of which it believed supported its decision:

•	the Company’s large amount of indebtedness relative to its currently estimated future revenue and cash flow prospects;

•	the increased liquidity afforded by the recapitalization transactions due to the elimination of approximately $64 million of annual interest payments on the subordinated notes that will be exchanged into Class A common stock in the exchange, which the Company views as critical due to its belief that, under its current capital structure, the Company would not have sufficient liquidity to fund its operations, capital expenditures and long term debt beyond 2009;

•	the fact that the recapitalization will make the Company more attractive to a potential purchaser in a sale transaction (which the Company views as a potentially favorable strategic alternative to be pursued due to the business challenges that may be faced by the Company in future years due to increased competition in its market space and the prospective obsolescence of its technology without significant capital expenditures) by converting a substantial amount of existing indebtedness into equity;

•	the fact that preliminary discussions with potential strategic buyers for the Company have indicated that, absent a restructuring, a purchase only at distressed values would be of interest to such buyers, which valuations would leave no residual value for the Company’s current stockholders, whereas a sale transaction at such values after the recapitalization transactions would result in significant incremental value that would accrue to all of the Company’s stockholders, including the holders of the Class A common stock prior to the recapitalization transactions;

•	the Company’s belief that its potential to increase value for the Company’s stockholders through continuing operations under its existing capital structure is limited, due to, among other factors, its likely inability to raise debt financing or to raise equity financing on attractive terms for capital expenditures to upgrade its network, increased competition from its competitors who have purchased spectrum in recent AWS auctions, and the likely loss of roaming revenue from certain of its strategic partners as such partners construct their own networks in markets where they currently utilize the Company’s network;

•	the fact that no more favorable alternative to the Company has been identified following months of consideration of the Company’s strategic options by the board of directors of the Company and its financial advisors;

•	the fact that the Company’s largest stockholders, J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan Capital, L.P., and Sixty Wall Street Fund, L.P., collectively holding approximately 23.9% of the Company’s fully-diluted Class A common stock, have agreed with certain holders of the SunCom Wireless subordinated notes participating in the exchange to support and vote their shares in favor of the exchange and the adoption of the merger agreement;

•	the analysis and presentations by, and written opinion of, Lazard that the exchange ratio used in the exchange was fair, from a financial point of view, to the Company. Lazard’s opinion is subject to the assumptions, limitations and qualifications set forth in such opinion, which is attached as Annex C to this proxy statement; and

•	the fact that management’s most recent projected financial information prepared in March 2007, even if achieved, would not provide sufficient cash flow to service its indebtedness and make necessary capital expenditures or result in a valuation for the Company in a sale transaction at levels that would provide the existing stockholders any value for their equity after the Company repaid all of its existing indebtedness.

In the course of reaching its determinations and decisions, and making the recommendation described above, the board of directors considered the following risks and potentially negative factors relating to the exchange, the merger and the transactions contemplated thereby:

•	in the event a sale transaction could be consummated at values in excess of the Company’s current total indebtedness absent the recapitalization transactions, the consummation of such sale transaction following the recapitalization transactions could potentially deprive the Company’s current stockholders of a portion of the equity value they would otherwise receive absent the recapitalization transactions, which value would instead flow to the holders of the SunCom Wireless subordinated notes participating in the exchange; and

•	the exchange will deprive the Company’s current stockholders of a portion of the equity value of the Company that would be realizable by them in the event that the Company was able to increase its value through continuing operations under its existing capital structure.

In light of the number of factors considered by the board of directors of the Company, the board did not assign relative weights to the factors considered by it in reaching its conclusions. Rather, it viewed its conclusions and recommendations as being based on the totality of information being presented to and considered by it. In addition, it may be the case that individual directors assigned different weights to the various factors considered by them in voting to approve and recommend the exchange and the merger to the Company’s stockholders.

Opinion of Financial Advisor

In June 2005, the Company retained Lazard to assist the Company in evaluating restructuring alternatives. As part of this engagement, the board of directors subsequently requested Lazard to evaluate the fairness to the Company, from a financial point of view, of the exchange ratio used in the exchange.

The full text of the Lazard opinion is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex C. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s opinion is directed to the board of directors and only addresses the fairness to the Company, from a financial point of view, of the exchange ratio in the exchange. Lazard’s opinion does not address the merits of the underlying decision by the Company to engage in the exchange and the merger or any other aspect of the exchange and the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the then latest drafts of the exchange agreement and the merger agreement;

•	Analyzed certain historical publicly available business and financial information relating to the Company;

•	Reviewed various financial forecasts and other data provided to Lazard by the Company relating to the businesses of the Company;

•	Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and possible benefits which might be realized following the completion of the exchange;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believe to be generally comparable to the businesses of the Company;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believe to be generally comparable to those of the Company;

•	Reviewed the historical prices and trading volumes of the SunCom Wireless subordinated notes and the Class A common stock;

•	Reviewed the opinion of the Company’s Delaware counsel with respect to certain matters relating to the merger; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts, the Company informed Lazard and Lazard assumed that the forecasts contained in the Company’s August 2006 business plan had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company at that point in time. At the Company’s direction, in rendering its opinion, Lazard relied on such forecasts and did not take into account certain potential improvements to such future financial performance that were identified by the Company’s management and discussed with the Company’s board of directors (which improvements the Company’s management informed Lazard have certain risks and uncertainties attached thereto). Lazard has not reviewed the March 2007 projections described under the caption “Important Information Regarding the Company — Projected Financial Information” and has not updated its analysis based on such projections. Lazard’s analysis and fairness opinion, dated as of January 29, 2007, were based solely on the information described in this section and did not take into account the Company’s later-created March 2007 projections. Lazard assumed no responsibility for and expressed no view as to such forecasts or other information or data or the assumptions on which they were based.

Lazard noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, the date of the opinion. Lazard did not express any opinion as to the price at which shares of Class A common stock or the SunCom Wireless subordinated notes may trade at any time subsequent to the announcement of the exchange.

In rendering its opinion, Lazard assumed that (i) not less than 90% of the aggregate principal amount of SunCom Wireless subordinated notes would be exchanged for Class A common stock in the exchange, (ii) the exchange and the merger would be consummated on the terms described in the exchange agreement, without any waiver of any material terms or conditions by the Company and (iii) obtaining the regulatory approvals necessary for the consummation of the exchange and the merger, and the tax consequences of the exchange and the merger, will not have an adverse effect on the Company. Lazard assumed that the final terms of the exchange agreement and merger agreement would not differ materially from those set forth in the last drafts reviewed by Lazard.

Lazard was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company. Lazard noted that the Company agreed, in the exchange agreement, to pursue a possible sale of all or a part of the Company immediately following the exchange and that completion of such a sale after the exchange could result in former holders of SunCom Wireless subordinated notes receiving more consideration than they would have received if the sale had been completed prior to the exchange (and therefore holders of Class A common stock immediately prior to the exchange receiving less consideration than they would have received had the sale been completed prior to the exchange).

The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The following summaries of financial analyses include information included in tabular format. You should read these tables together with the text of each summary.

Introduction

In connection with its fairness analysis, Lazard calculated the implied hypothetical value per share of Company Class A common stock as of December 31, 2006, using various hypothetical enterprise values and assuming each of the following alternatives: (i) that the exchange was consummated as of December 31, 2006, with 90% of the holders of the SunCom Wireless subordinated notes participating in the exchange, (ii) that the exchange was consummated as of December 31, 2006, with 100% of the holders of the SunCom Wireless subordinated notes participating in the exchange and (iii) the exchange was not consummated. “Enterprise value” was defined as book value of the Company’s secured debt and senior notes plus the market value of the Company’s subordinated notes and Class A common stock, less net cash as of December 31, 2006 (i.e., cash less accrued interest and, in cases that assumed completion of the exchange, estimated transaction fees and applicable taxes).

Lazard’s analyses indicated that, assuming 100% of the holders of the SunCom Wireless subordinated notes accepted the exchange, the Company’s Class A common stock outstanding prior to the exchange could be more valuable after the exchange (i.e., 12% of the Company’s post-exchange Class A common stock could be more valuable than 100% of the Company’s pre-exchange Class A common stock) if the enterprise value of the Company was not more than approximately $1.6 billion (the “value inflection point”). Lazard noted that the value inflection point did not vary materially assuming acceptance of the offer by the holders of 90% (instead of 100%) of the SunCom Wireless subordinated notes. Lazard then estimated a range of hypothetical enterprise values using the valuation methodologies described below and compared those values to this value inflection point.

To ascertain the hypothetical range of enterprise values of the Company, Lazard performed the following valuation analyses:

Comparable Companies Analysis

Lazard reviewed selected publicly available financial and other data of other regional wireless telecommunications companies. In performing these analyses, Lazard reviewed and analyzed certain financial information (including enterprise value, EBITDA (income from operations before depreciation and amortization), revenues, current subscribers and various valuation multiples) and compared such information to the corresponding information of the comparable companies. Lazard reviewed valuation multiples both on an EBITDA and a per-subscriber basis, in addition to enterprise value per subscriber as a multiple of estimated lifetime EBITDA per subscriber. Enterprise value was calculated based on market value of debt, where applicable, and reflected equity market value, less cash and cash equivalents. The selected comparable companies considered by Lazard were:

•	Sprint Nextel

•	Alltel

•	US Cellular

•	Dobson

•	Centennial

•	Rural Cellular

•	iPCS

Based on the foregoing, Lazard determined a range of selected valuation parameters for the comparable companies:

	Low		High		Average

Enterprise Value as a Multiple of:
2006 Estimated EBITDA	5.5	x	13.8	x	9.1	x
2007 Estimated EBITDA	5.1	x	11.6	x	8.1	x
2008 Estimated EBITDA	6.8	x	8.6	x	7.7	x
Enterprise Value as a Multiple of:
Subscribers	$1,255		$3,483		$2,060
Enterprise Value as a Multiple of:
2007 Lifetime Estimated EBITDA per subscriber	1.3	x	3.7	x	2.3	x

Based on its review of comparable company information, Lazard applied a range of EBITDA multiples and subscriber statistics to the comparable amounts forecasted by the Company in its August 2006 business plan to estimate the Company’s implied enterprise value. Specifically, Lazard applied a range of 7.5x to 8.5x

2007 estimated EBITDA to estimate enterprise value as a multiple of EBITDA and a range of $1,200 to $1,700 per current subscriber to estimate the per subscriber enterprise value range. Lazard used the 2007 estimated EBITDA amounts because the Company indicated that 2006 results included a number of transition-related costs, which the Company believed were extraordinary in nature. The resulting enterprise value ranges are summarized below.

Implied Company Valuation Reference Range

	Low	High
	(In millions)

Enterprise Value as a Multiple of 2007 EBITDA:	$985	$1,115
Enterprise Value as a Multiple of subscribers:	$1,255	$1,780

Lazard noted that these values, other than the high end of the subscriber multiple range, were below the value inflection point. Lazard gave less weight to the subscriber multiples since the Company’s EBITDA per subscriber was significantly lower than that of the other companies reviewed (approximately one-third that of the mean and one-half that of the lowest company reviewed), even taking into account the Company’s substantial projected EBITDA growth.

Precedent Transactions Analysis.

Lazard reviewed selected publicly available financial information for precedent merger and acquisition transactions in the wireless industry. The forecasted financial information used by Lazard for the most recent transactions in the course of this analysis was based on projections from various equity research reports as well as projections published by Institutional Brokers Estimate System (IBES). The historical financial information used by Lazard in the course of this analysis was based on information from Company SEC filings and press releases, as well as other publicly available sources. Lazard reviewed financial information from the following transactions:

•	Sprint Nextel/Ubiquitel (4/20/06)

•	Sprint Nextel/Nextel Partners (12/20/05)

•	Sprint/Alamosa (11/21/05)

•	AllTel/Midwest Wireless (11/18/05)

•	Sprint/IWO Holdings (8/30/05)

•	Sprint/Gulf Coast (8/30/05)

•	Sprint/US Unwired (7/11/05)

•	IPCS/ Horizon (3/17/05)

•	AllTel/Western Wireless (1/10/05)

•	Sprint/Nextel (12/15/04)

•	Alamosa/AirGate (11/22/04)

•	Cingular/AT&T Wireless (2/17/04)

Three of these transactions, Alltel/Western Wireless, Alltel/Midwest/Wireless and Alamosa/AirGate, appeared to be more comparable based on the companies’ limited geographic focus and other considerations. For Alltel/Western Wireless Lazard calculated the transaction value paid as a multiple of 2006 estimated EBITDA, for Alltel/Midwest/Wireless as a multiple of 2005 estimated EBITDA and for Alamosa/AirGate as a multiple of actual 2004 EBITDA. The median multiple for the three transactions was 8.3x (and 9.7x for all transactions reviewed). Based on this and other observed ranges, Lazard applied a range of 7.5x to 9.5x to the Company’s 2007 estimated EBITDA as set forth in the Company’s August 2006 business plan. (As discussed above, Lazard applied these multiples to 2007 forecasted results because the Company indicated that historical results reflected transition-related costs that the Company believed were extraordinary in nature.) The resulting range of enterprise values was $985 million to $1,245 million, less than the value inflection point. Lazard also reviewed per subscriber transaction multiples, with a median of $2,084 for the three transactions and $2,597 for all transactions reviewed. Based on this, Lazard estimated a range of $1,500 to $2,000, per Company subscriber, which it applied to the Company’s subscriber numbers for a resulting enterprise value range of $1,570 million to $2,094 million. As described above, Lazard gave less weight to subscriber multiples because of the Company’s lower profitability per subscriber.

Discounted Cash Flow Analysis.

Lazard also performed a discounted cash flow analysis. Lazard calculated the present value at December 31, 2006 of the Company’s estimated future unlevered free cash flow from 2007 to 2011 (as set forth in the Company’s August 2006 business plan through 2009 and based on management guidance through 2011) and adding to this amount the present value of the estimated terminal value at the end of the forecast period. In each case, present values were calculated using discount rates ranging from 10% to 12%, based on the estimated weighted average cost of capital (WACC) of the Company. Lazard calculated the terminal value using a range of terminal year EBITDA exit multiples of 7x to 8x. The terminal multiples reflected a slight discount to the comparable company multiple range, as the Company has forecasted EBITDA growth to slow over the long term. The resulting implied enterprise values based on the discounting of these cash flows and the terminal value ranged from $1,075 million to $1,280 million, in each case below the value inflection point.

Asset Valuation Analysis

Lazard performed a sum of the parts analysis to assess the hypothetical value that the Company could realize from the sale of the following parts of its business:

•	Wireless Spectrum: Lazard estimated the value of wireless spectrum based on the results of recent FCC wireless spectrum auctions in the Company’s markets, in addition to management guidance of market comparability.

•	Fixed Assets: The fixed asset component of value was estimated to be 75% to 100% of net book value.

•	Subscribers: Lazard estimated the value of the Company’s subscribers through two approaches. First, Lazard analyzed the cost that competitors pay to add each new customer under the theory that they should pay the same amount to acquire the Company’s customers. Second, Lazard reviewed the discounted value of existing subscribers, assuming average profitability and customer churn equal to the Company’s forecast assumptions. Lazard then discounted these cash flows by the same rate as in the discounted cash flow analysis described above.

Lazard noted that the above analysis was subject to several limitations, including that the spectrum valuation reflected a limited market sample which might not be relevant to the current environment; the Company’s fixed assets had not been appraised and might deliver a different value to the range estimated; peers might not be willing to pay the full cost of the Company’s customers, who might have different characteristics from their desired customer base; and the Company’s existing customers might exhibit different characteristics than forecast.

Lazard’s analysis indicated that the hypothetical value of the Company’s assets could range from $950 million to $1,545 million.

*  *  *

The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses presented by Lazard to the Company’s board of directors. The preparation of financial analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting the portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying Lazard’s presentation to the board of directors. In formulating its presentation to the board of directors, Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, Lazard formulated its presentation on the basis of its experience and professional judgment after considering the results of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transactions contemplated by the exchange agreement or the merger. The analyses were prepared solely for the purpose of Lazard rendering advice to the Company’s board of directors in connection with its consideration of the exchange and the merger, and those analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than set forth in the analyses. You should understand that estimates of values and forecasts of future results contained in the analyses, whether publicly available or provided by the management of the Company, were based upon numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Lazard made no recommendation to the board of directors, and makes no recommendation to any stockholder of the Company, as to how the board of directors or such stockholder should vote with respect to the transactions contemplated by the exchange agreement or the merger.

In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, neither the Company, Lazard nor any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to the Company because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions.

Lazard is acting as investment banker to the Company in connection with the exchange and is entitled to receive a fee of $6.7 million for its services, a portion of which became payable upon rendering of its opinion and the balance of which became payable on announcement of the exchange and is refundable to the Company if the exchange is not completed. The Company has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including attorneys’ fees) and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of the advice, including certain liabilities under U.S. federal securities laws. Lazard has in the past provided investment banking services to the Company for which Lazard has received a customary fee. Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Effects of the Recapitalization Transactions

The Exchange

Pursuant to an exchange agreement entered into among the Company, SunCom Investment, SunCom Wireless and the holders of $321,015,000 outstanding principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, such holders have agreed to exchange all outstanding subordinated notes of SunCom Wireless held by them in exchange for an aggregate of 50,572,539 shares of our Class A common stock. The number of shares of Class A common stock issued in the exchange may be increased if additional SunCom

Wireless subordinated notes become party to the exchange agreement pursuant to the terms thereof. The exchange will be effected by Suncom Investment. Immediately prior to the exchange, the Company will issue and contribute the necessary shares of Class A common stock to SunCom Investment, which will use such Class A common stock to consummate the exchange. See “The Recapitalization Transactions — Description of the Exchange Agreement — The Exchange.”

The Merger

In the merger, each issued and outstanding share of Class A common stock of the Company will be converted into 0.1 share of Class A common stock of the Company, as surviving corporation in the merger, plus the contingent right to receive additional shares of Class A common stock of the Company, as the surviving corporation in the merger, totaling up to a maximum of 3% of the fully diluted Class A common stock of the Company (after giving effect to the exchange, assuming full participation by the SunCom Wireless subordinated notes) in the aggregate for all such holders immediately prior to the merger, in the event the Company fails to undertake certain actions related to a potential sale of the Company following the exchange and the merger. Each issued and outstanding share of common stock of Merger Sub will be cancelled in exchange for no consideration. See “The Recapitalization Transactions — Description of the Merger Agreement.” The merger will be consummated immediately prior to the exchange described above. The merger is being effected, among other reasons, to implement a 1 for 10 reverse stock split and to ensure that we have sufficient authorized shares of Class A common stock to complete the exchange.

Effects on our Capitalization

If the exchange is consummated, the holders of the SunCom Wireless subordinated notes participating in the exchange will own approximately 87.5% of our outstanding Class A common stock on a fully diluted basis in respect of their SunCom Wireless subordinated notes delivered in the exchange. The existing holders of our existing Class A common stock will own approximately 12.5% of our Class A common stock on a fully diluted basis following the exchange. Each of the holders of outstanding SunCom Wireless subordinated notes participating in the exchange has agreed, subject to the terms and conditions of the exchange agreement, to transfer all of the SunCom Wireless subordinated notes held by such holder (subject to certain contractual constraints) to SunCom Investment at the closing of the transactions contemplated by the exchange agreement in exchange for the delivery to such holders of new shares of Class A common stock of the Company by SunCom Investment. Immediately prior to the closing of the transactions contemplated by the exchange agreement, the Company will deliver to SunCom Investment the new shares of Class A Common stock necessary to effect the exchange. In total, approximately $321,015,000 outstanding principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless will be exchanged for approximately 50,572,539 new shares of Class A common stock (after giving effect to the 1 for 10 reverse stock split to be effected prior to the exchange). The table below sets forth the capitalization of the Company, taken on a consolidated basis with its subsidiaries, as of December 31, 2006, on an actual basis, and on an as adjusted basis to give effect to the exchange, the merger and the transactions contemplated thereby:

	As of
	December 31, 2006
	Actual	As Adjusted(2)
	(In thousands)

Cash and Cash Equivalents(1)	$37,683	$29,683
Short-Term Investments	157,600	157,600
Long-Term Obligations
Capital lease obligations	531	531
Senior secured term loan	242,500	242,500
8 1/2% senior notes	714,341	714,341
9 3/8% senior subordinated notes(3)	340,735	25,516
8 3/4% senior subordinated notes(4)	391,630	6,774
Stockholders Equity (Deficit)
Series B Preferred Stock, $0.01 par value	—	—

	As of
	December 31, 2006
	Actual	As Adjusted(2)
	(In thousands)

Series C Convertible Preferred Stock, $0.01 par value	—	—
Preferred Stock, $0.01 par value	—	—
Class A Common Stock, 0.01 par value	633	568
Class B Non-voting Common Stock, $0.01 par value	79	—
Additional paid-in capital	611,961	1,218,975
Accumulated deficit	(1,027,824)	(949,231)
Common stock held in trust	(173)	(173)
Deferred compensation	173	173
Class A common stock held in treasury, at cost	(1,741)	(1,741)
Total Stockholders Equity (Deficit)	(416,892)	268,571
Total Capitalization	$1,272,845	$1,258,233

(1)	Assumes $8 million of estimated fees payable on consummation of the transaction. Does not reflect any taxes, accrued interest payments or other cash costs that might be payable as a result of the transaction.

(2)	Assumes participation in the exchange by 92.5% of the 9 3/8% senior subordinated notes and the 98.3% 8 3/4% senior subordinated notes.

(3)	The Company’s 9 3/8% senior subordinated notes are reflected at their carrying value as of December 31, 2006, not at the full outstanding principal amount of such notes.

(4)	The Company’s 8 3/4% senior subordinated notes are reflected at their carrying value as of December 31, 2006, not at the full outstanding principal amount of such notes.

The number of shares of Class A common stock issued in the exchange may be increased if additional SunCom Wireless subordinated notes become party to the exchange agreement pursuant to the terms thereof. Additionally, pursuant to the merger agreement, each current holder of our Class A common stock will also receive the contingent right to receive additional shares of Class A common stock of the Company, as the surviving corporation in the merger, in the event the Company fails to undertake certain actions related to a potential sale of the Company following the exchange and the merger as described in more detail below under the “The Recapitalization Transactions — Description of the Merger Agreement — Effect on Capital Stock of Merger Sub and the Company.” The Company believes that it is unlikely that such contingent merger consideration will be issued.

Amendment of the Terms of the Remaining SunCom Wireless Subordinated Notes

As a result of the exchange, the indentures governing the SunCom Wireless subordinated notes will be amended to remove substantially all of the restrictive covenants and certain events of default contained in such indentures. As part of the exchange agreement, the holders of the SunCom Wireless subordinated notes have entered into “exit consents” that become effective upon the closing of the transactions contemplated by the exchange agreement with respect to such amendments. Specifically, the supplemental indentures that will be executed concurrently with the closing of the exchange to effect such amendments will amend the indentures governing the SunCom Wireless subordinated notes as follows:

•	Elimination of Restrictive Covenants. The supplemental indentures would, in substance, eliminate from the indentures the following restrictive covenants in the indentures and would make certain other changes of a technical or conforming nature:

Section	Restrictive Covenant

4.03	Limitation on Transactions with Affiliates
4.04	Limitation on Incurrence of Indebtedness
4.05	Limitation on Certain Asset Dispositions
4.06	Limitation on Restricted Payments
4.07	Corporate Existence
4.08	Payment of Taxes and Other Claims
4.09	Notice of Defaults
4.10	Maintenance of Properties
4.11	Compliance Certificate
4.12	Provision of Financial Information
4.13	Waiver of Stay, Extension or Usury Laws
4.14	Change of Control
4.15	Limitation on Layered Debt
4.16	Limitation on Restrictions Affecting Restricted Subsidiaries
4.17	Limitation on Liens
4.18	Subsidiary Guarantees
4.19	Limitation on Activities of the Company and the Restricted Subsidiaries
4.20	Limitation on Designations of Unrestricted Subsidiaries

•	Amendment to Section 5.01. The supplemental indentures would also amend the provision of Section 5.01 of the indentures, entitled “Restrictions of Mergers, Consolidations and Certain Sales of Assets” to eliminate certain restrictions on the ability of SunCom Wireless to consolidate, merge with or into any person, or to convey, transfer, sell or lease all or substantially all of its assets to any person, including the requirements relating to the absence of defaults under the indentures, the ability of SunCom Wireless to incur debt and the delivery of any officer’s certificate and opinion of counsel.

•	Amendments to Section 6.01. The supplemental indentures would also amend the provisions of Section 6.01 of the indentures entitled “Events of Default” to eliminate certain items from the definition of “Events of Default” including: (i) defaults under other instruments of indebtedness; (ii) the rendering of judgments against SunCom Wireless or any of its restricted subsidiaries that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (iii) any subsidiary guarantee ceasing to be in full force and effect.

Certain restrictive covenants that may not be amended without the consent of each holder of SunCom Wireless subordinated notes affected, such as those relating to the payment of principal and accrued interest on the SunCom Wireless subordinated notes, will not be modified by the supplemental indentures. Following the execution and delivery of the supplemental indentures in respect of the SunCom Wireless subordinated notes as described above, SunCom Wireless will continue to be subject to substantially equivalent restrictive covenants and events of default pursuant to the terms of the indenture governing its 8 1/2% senior notes.

Amendment of Certificate of Incorporation of the Company

In connection with the merger agreement, and as a result of the consummation of the merger, the Company’s certificate of incorporation will be amended. The certificate of incorporation of the Company as the surviving corporation will be identical the Company’s existing certificate of incorporation, except that (1) the Class B common stock of the Company and all designations of the Company’s preferred stock, none of which Class B common stock or preferred stock is currently outstanding, will be eliminated and (2) certain other references to series of preferred stock no longer outstanding will be eliminated. A copy of the proposed certificate of incorporation of the Company as the surviving corporation is attached as Exhibit A to the merger agreement, which is attached to this proxy statement as Annex B.

Composition of Board of Directors

The exchange agreement contemplates that, following the exchange, the size of the board of directors of the Company will be increased to ten members, and will be reconstituted to include Michael E. Kalogris, the Company’s Chairman and Chief Executive Officer and Scott I. Anderson, both of whom are current directors of the Company, as well as eight new directors who will be designated by certain of the current holders of SunCom Wireless subordinated notes participating the exchange. Effective immediately prior to the exchange, each of our current directors other than Mr. Kalorgris and Mr. Anderson will resign from the board. Immediately prior to such resignations, the board of directors (including the outgoing members of the board) will vote to increase the size of the board of directors to ten members and vote to appoint, effective immediately upon the effectiveness of the resignation of the outgoing members of the board of directors, the designees to the board of directors designated by certain of the holders of the SunCom Wireless subordinated notes participating in the exchange or their affiliates, which shall consist of:

•	three directors designated by Highland Capital Management, L.P., at least one of which will be independent under NYSE Rules;

•	three directors designated by Pardus Capital Management L.P., a number (not less than one) to be determined of which will be independent under NYSE Rules; and

•	two directors designated by DiMaio Ahmad Capital LLC, which will be independent under NYSE Rules.

In the event that either Mr. Kalogris or Mr. Anderson cease to serve as director prior to the first to occur of the consummation of the possible sale transaction referred to below under “— Potential Sale Transaction” and the termination of such sale transaction process by the board of directors, either Mr. Kalogris or Mr. Anderson, as applicable, shall be entitled to designate his replacement on the board of directors, subject to the reasonable approval of the board, and the Company has agreed to use its commercially reasonable efforts to cause such replacement to be appointed to the board. In the event that any director designated by the subordinated noteholders ceases to serve as such prior to the 2008 annual meeting of stockholders of the Company, the vacancy shall be filled by a designee of the person entitled to designate the person who has ceased to serve.

Potential Sale Transaction

The Company has determined, and the exchange agreement contemplates, that following the consummation of the transactions contemplated by the exchange agreement the Company will pursue strategic alternatives, including a potential sale transaction. In furtherance of the foregoing, and in accordance with the terms of the exchange agreement, the Company has retained Goldman Sachs as its financial advisor for the purpose of advising the Company, and such advisor will promptly begin to identify interested parties and prepare customary offering materials for a potential sale transaction. The Company has agreed in the exchange agreement not to initiate or solicit such sale transaction or any other acquisition proposal (as defined below under “The Recapitalization Transactions — Description of the Exchange Agreement — Non-Solicitation”), or distribute any offering or other materials to potential purchasers in such transaction, prior to the consummation of the exchange, except that the Company may respond to unsolicited proposals in accordance with the terms of the exchange agreement and terminate the exchange agreement to accept an acquisition proposal (including a potential sale transaction) that the board determines in good faith, in consultation with Goldman Sachs, and in light of all relevant circumstances, including the terms and conditions of such proposal and the exchange, to be more favorable to the Company’s existing holders of Class A common stock than consummating the exchange (which we refer to as a “superior proposal”), subject to the Company’s obligation to pay each holder of SunCom Wireless subordinated notes party to the exchange agreement a break up fee of 2% of the total outstanding principal amount of the SunCom Wireless subordinated notes held by such holder and subject to the exchange agreement as of the date of the exchange agreement, or approximately $14.2 million in the aggregate, in such event.

Certain Management Arrangements

In connection with the recapitalization transactions, each of Michael Kalogris, our Chairman and Chief Executive Officer, Eric Haskell, our Executive Vice President and Chief Financial Officer, and William A. Robinson, our Executive Vice President of Operations, have entered into amendments to their existing employment agreements. Such amendments will increase the severance payable to such individuals following the recapitalization (or the earlier departure of 2 of the 3 current outside directors on the Company’s board of directors) in the event of their subsequent termination of employment for any reason other than cause. In the case of Mr. Kalogris and Mr. Robinson, such severance will be increased to two years of their base salary at the time and the bonus to which they would have been entitled during such two year period had they achieved 100% of their bonus-related goals for such years. In the case of Mr. Haskell, such severance will be increased to one year of his base salary at the time and the bonus to which he would have been entitled during such year had he achieved 100% of his bonus-related goals for such year. Additionally, such amendments will entitle Messrs. Kalogris, Haskell and Robinson to a potential cash bonus in the event of a sale transaction involving the Company. The collective aggregate amount of such bonus, which shall be payable only in the event a sale transaction for the Company is consummated, will be an amount equal to 0.5% of the Sale Proceeds (as defined in their employment agreement), if any, between $1.7 and $2.0 billion as a result of any such sale transaction, plus 1.0% of the Sale Proceeds, if any, in excess of $2.0 billion resulting from such sale transaction. Such aggregate bonus will be allocated 50% to Mr. Kalogris and 25% to each of Messrs. Haskell and Robinson.

Description of the Exchange Agreement

To effectuate the exchange, the holders of the SunCom Wireless subordinated notes have entered into an exchange agreement with the Company, SunCom Wireless, and SunCom Investment. The following is a summary of the material terms and conditions of the exchange agreement. A copy of the exchange agreement is attached as Annex A to this proxy statement.

The Exchange

At the closing of the exchange, each holder of SunCom Wireless subordinated notes will deliver its subordinated notes to SunCom Investment in exchange for 71.113944 shares of Class A common stock for each $1,000 in principal amount of SunCom Wireless subordinated notes exchanged. The Class A common stock to be delivered in the exchange will be contributed by the Company to SunCom Investment immediately prior to the closing. It is expected that $321,015,000 outstanding principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 outstanding principal amount of 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless will be exchanged pursuant to the exchange agreement for an aggregate of 50,572,539 new shares of Class A common stock. The number of shares of Class A common stock issued in the exchange may be increased if additional SunCom Wireless subordinated notes become party to the exchange agreement pursuant to the terms thereof. The closing of the exchange will occur as promptly as practicable, but in no event later than the third business day after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) to the closing of the exchange agreement. The certificates for the shares of Class A common stock delivered in the exchange will bear an appropriate legend to indicate that such Class A common stock was issued in a transaction that was not registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act”, or under the securities laws of any state, and that such Class A common stock may not be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act and applicable state securities laws. The Company will be responsible for all sales and similar transfer taxes that may be due by the holders of the SunCom Wireless subordinated notes as result of the exchange, except to the extent that such taxes are imposed because the subordinated notes are held other than in the name of the registered holder.

Exit Consents

The exchange agreement provides that each holder of the SunCom Wireless subordinated notes party thereto, by delivering its subordinated notes in the exchange, will have delivered, effective upon the closing of the exchange, a consent to the adoption of the supplemental indentures effecting the amendments to the SunCom Wireless subordinated notes as described above under “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Amendment of the Terms of the Remaining SunCom Wireless Subordinated Notes.”

Lockup of Consenting Noteholders

The exchange agreement provides that each holder of the SunCom Wireless subordinated notes party thereto, so long as such holder remains the legal owner and/or the duly authorized investment advisor or manager with respect to any SunCom Wireless subordinated notes and or Class A common stock, agrees that it will, so long as the exchange agreement is in full force and effect and has not been terminated:

•	not directly or indirectly seek, solicit, support, formulate or encourage any other plan, sale, proposal or offer of reorganization, merger, restructuring or recapitalization of the Company or its subsidiaries that could reasonably be expected to prevent, delay or impede the recapitalization;

•	agree to permit disclosure in any filings with the Securities and Exchange Commission, which we refer to as the “SEC”, the substance of the exchange agreement and the aggregate (but not the respective) SunCom Wireless subordinated notes held by the holders of the SunCom Wireless subordinated notes, except as may be required by applicable law and provided that the holders of the SunCom Wireless subordinated notes will have the right to review and comment upon any such disclosure prior to any filing with the SEC; and

•	appear, in proxy or in person, at the stockholders meeting or otherwise cause its Class A common stock to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and, unless otherwise expressly consented to in writing by the Company, in its sole discretion, vote, or cause to be voted, all the Class A common stock beneficially owned by such holder as of the relevant time (A) in favor of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the shares of Class A common stock necessary to complete the exchange, (B) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger, (C) against any proposal made in opposition to, or in competition or inconsistent with, the recapitalization and the recapitalization documents, including the adoption thereof or the consummation thereof, (D) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the recapitalization) and (E) against any action or agreement that would reasonably be expected to result in any condition to the consummation of any recapitalization document not being fulfilled. Each holder of SunCom Wireless subordinated notes party to the exchange agreement further grants to the Company an irrevocable proxy to vote its shares of Class A common stock consistent with such provisions.

Additionally, each of the Company, SunCom Investment, SunCom Wireless and each holder of SunCom Wireless subordinated notes party to the exchange agreement agrees that it will not, so long as the exchange agreement is in full force and effect:

•	object to, or otherwise commence any proceeding opposing, any of the terms of the exchange agreement or any other recapitalization documents;

•	take any action which is inconsistent with, or that would delay approval or confirmation of, the exchange, the merger agreement, the amendments to the supplemental indentures or any of the other recapitalization documents; or

•	in its capacity as the holder of any SunCom Wireless subordinated notes, initiate any action under the SunCom Wireless subordinated notes or the applicable indentures governing such subordinated notes, except with respect to identified “designated defaults” under such indentures.

Transfer of Claims, Interests and Securities; Further Acquisition of Notes and Equity Interests

Each holder of SunCom Wireless subordinated notes party to the exchange agreement agrees that it will not transfer any of its SunCom Wireless subordinated notes or Class A common stock, including any voting or consent rights associated with such SunCom Wireless subordinated notes or Class A common stock, unless the transferee agrees in writing to be bound by the terms of the exchange agreement. The exchange agreement permits each holder of SunCom Wireless subordinated notes party thereto to engage in acquisitions of any SunCom Wireless subordinated notes or Class A common stock, provided that such SunCom Wireless subordinated notes and Class A common stock will automatically become subject to the terms and conditions of the exchange agreement.

Representations and Warranties

The exchange agreement contains representations and warranties of each of the parties thereto as to, among other things:

•	the enforceability of the exchange agreement as to such party;

•	the absence of any required consents or approvals required to carry out the provisions of the exchange agreement, except as is required under the HSR Act, and any approvals required by the Federal Communications Commission, which we refer to as the “FCC”, to consummate the exchange;

•	the power and authority of such parties to enter into the exchange agreement and to carry out the recapitalization, and the due authorization of the exchange agreement and the consummation of the transactions contemplated thereby;

•	the absence of any registrations or filings with, consents or approvals of, notice to, or other action with, any governmental entity as result of the exchange agreement, except for those required under the HSR Act or by the FCC; and

•	the absence of certain violations, defaults, or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplate by, the exchange agreement.

The exchange agreement also contains representations and warranties of the holders of the SunCom Wireless subordinated notes party thereto, which are made on a several and not joint basis, as to, among other things:

•	such holder’s ownership or other rights with respect to its SunCom Wireless subordinated notes;

•	the power of such holder to vote and/or dispose of its SunCom Wireless subordinated notes; and

•	such holder’s status as an “accredited investor” under Regulation D under the Securities Act.

The exchange agreement also contains representations and warranties of the Company, SunCom Investment and SunCom Wireless as to, among other things:

•	the due authorization, execution and delivery of the Class A common stock to be issued pursuant to the exchange agreement;

•	the accuracy of certain of the Company’s and SunCom Investment’s filings with the SEC and of financial statements included in such SEC filings;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	the absence of any outstanding options or warrants to purchase any equity of the Company;

•	compliance with law by each of the Company and its subsidiaries;

•	the absence of litigation or other actions instituted or pending against the Company and its subsidiaries;

•	the payment of taxes, the filing of tax returns and other tax maters related to the Company and its subsidiaries; and

•	the post-exchange Class A common stock ownership (on a fully diluted basis) of the holders of the SunCom Wireless subordinated notes party to the exchange agreement.

Some of the representations and warranties in the exchange agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the exchange agreement, a “material adverse effect” means, with respect to the Company, an event or condition that has had or reasonably could have a material adverse effect on the business, assets or financial performance of the Company and its consolidated subsidiaries, taken as a whole, other than any effect resulting from (i) conditions, developments or circumstances (including, without limitation, economic, political or regulatory conditions, federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the wireless communications industry in general or that adversely affect the markets in which the Company and its subsidiaries operate generally or affect industries related to the telecommunications business generally (including, without limitation, the introduction of any technological changes in the telecommunications industry), (ii) any change in the United States or foreign economies or securities or financial markets in general, (iii) any action taken by the Company, SunCom Investment, SunCom Wireless, or the holders of the SunCom Wireless subordinated notes party to the exchange agreement in furtherance of the transactions contemplated by the exchange agreement and consistent with the terms of the exchange agreement, (iv) the public announcement of the exchange, the consummation of the transactions contemplated by the exchange agreement, or the public announcement of the intention of the new board of directors of the Company to pursue strategic alternatives, including a sale transaction or (v) changes in the nature of competition affecting the business of the Company and its subsidiaries, taken as a whole (including, without limitation, competition resulting from the introduction of any new technological changes in the telecommunications industry).

Agreements Related to the Conduct of Business

The exchange agreement provides that, subject to certain exceptions and except as consented to in writing, such consent not to be unreasonably withheld, conditioned or delayed, by the holders of the SunCom Wireless subordinated notes party to the exchange agreement, each of the Company, SunCom Wireless and SunCom Investment will, and will cause its subsidiaries to, operate its business and maintain its assets in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its business and goodwill, (ii) maintain and renew its permits and licenses, (iii) keep available the service of its officers and employees, (iv) preserve its relationships with suppliers and other constituencies, (v) maintain its books and records and (vi) pay its obligations as they come due, in each case in the ordinary course of business, consistent with past practice.

Additionally, subject to certain exceptions and except as consented to in writing, not to be unreasonably withheld, conditioned or delayed, by the holders of the SunCom Wireless subordinated notes party to the exchange agreement, each of the Company, SunCom Wireless and SunCom Investment has agreed that it will not, and will not permit its subsidiaries to:

•	sell or convey any of its material assets, except in the ordinary course of business consistent with past practice, provided that the Company and its subsidiaries may consummate the pending sales of (i) its wireless network in Athens, Georgia to Cingular Wireless LLC and (ii) certain wireless communications towers to SBA Towers II, LLC, a wholly owned subsidiary of SBA Communications;

•	change its accounting principles or practices, except as may be required by law;

•	cancel, terminate or amend certain material contracts, or enter into any new material contracts, other than in the ordinary course;

•	acquire the business of any person or any division thereof, or any other assets which are material to the Company and its subsidiaries;

•	enter into any joint ventures, strategic partnerships or alliances, except in the ordinary course of business consistent with past practice and not involving the formation of a new entity;

•	enter into any contract the effect of which would be to grant to a third party any license to use any intellectual property, except in the ordinary course of business consistent with past practice;

•	adopt a plan of liquidation, dissolution, merger consolidation, restructuring, recapitalization or reorganization, including through an acquisition proposal (as defined below under “— Non-Solicitation”), subject to the Company’s right to terminate the exchange agreement to accept a superior proposal as described below under “— Termination of the Exchange Agreement”;

•	other than as required by law or existing contract, (i) enter into, adopt, amend or terminate any employee benefit plan, (ii) increase the compensation or benefits payable to any employee or pay any amounts to employees not otherwise due, except for promotions, raises, increases and the renewal of any employment contracts for non-executive officers, in the case of each such promotion, raise, increase and renewal, in the ordinary course of business, (iii) grant or accelerate the vesting of any equity-based awards for the benefit of any employee, (iv) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to any employee or (v) provide any funding for any rabbi trust or similar arrangement;

•	amend its certificate of incorporation or bylaws (or comparable instruments);

•	other than in the ordinary course of business consistent with past practice, assume, guarantee or otherwise become liable or responsible for the obligations of any person;

•	make any loans or advances to any person, other than (i) those to customers in the ordinary course of business consistent with past practice and (ii) travel and business expense advances to employees in the ordinary course of business consistent with past practice;

•	incur indebtedness, other than trade indebtedness or working capital loans in the ordinary course;

•	other than in the ordinary course of business consistent with past practice, enter into any contract containing non-competition provisions;

•	other than in the ordinary course of business consistent with past practice or as set forth in the Company’s budget in effect as of the date of the exchange agreement, authorize capital expenditures in excess of certain thresholds;

•	initiate, compromise or settle any litigation or other actions in excess of certain thresholds;

•	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to issue, deliver, sell, authorize, pledge or otherwise encumber, any capital stock or voting debt, or securities derivative of or convertible into shares of capital stock or voting debt, or subscriptions, rights, warrants or options to acquire capital stock or voting debt, or any securities convertible into shares of capital stock or voting debt, or other obligations committing the Company or its subsidiaries to issue such securities;

•	engage in any transactions with affiliates, other than direct or indirect wholly-owned subsidiaries;

•	alter the corporate structure of the Company or its subsidiaries;

•	amend any of the reorganization documents, except for changes to this proxy statement and any document incorporated by reference herein in response to any comments received by the SEC (subject to the rights of the holders of the SunCom Wireless subordinated notes party to the exchange agreement to review and comment upon such filings); or

•	agree in writing to take any of the foregoing actions.

Non-Solicitation

The Company, SunCom Wireless, and SunCom Investment have agreed that they and their subsidiaries will not, and will not authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisors, attorney, broker, finder or other agent or representative to, initiate or solicit (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; provided, that the taking of any of the actions described below under “— Sale Transaction” and any actions of the Company, SunCom Wireless and SunCom Investment or any of their subsidiaries prior to the date of the exchange agreement will not be deemed to be a violation of such covenant.

An “acquisition proposal” means any proposal, offer or inquiry from a third party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the exchange act) of assets, securities or ownership interests of or in the Company, SunCom Wireless, SunCom Investment or any of their subsidiaries representing 50% or more of the consolidated assets of the Company and its subsidiaries taken as a whole, or of an equity interest representing a 50% or greater economic interest in the Company and its subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company, SunCom Wireless, SunCom Investment or any of their subsidiaries, including without limitation, a sale transaction.

Notwithstanding the foregoing, the board of directors of the Company has the right to review unsolicited proposals from third parties for any acquisition proposal, including any unsolicited proposals resulting from the actions of the Company and its subsidiaries described below under “— Sale Transaction,” and respond in good faith to any such proposals, including negotiating and executing any appropriate confidentiality agreements with such third parties, providing financial, legal and other information to such third parties, and negotiating the terms with respect to such proposal, or taking such other actions as the board of directors deems appropriate in exercising its fiduciary duties. The Company has the right to terminate the merger agreement as described below under “— Termination of the Exchange Agreement” to accept such a proposal if it deems such a proposal to constitute a superior proposal (as defined in “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Potential Sale Transaction”), subject to the Company’s obligation to pay each holder of SunCom Wireless subordinated notes party to the exchange agreement a break up fee of 2% of the total outstanding principal amount of the SunCom Wireless subordinated notes held by such holder and subject to the exchange agreement as of the date of the exchange agreement, or approximately $14.2 million in the aggregate, in the event that it terminates the exchange agreement in such circumstances.

Additional Covenants of the Company

The Company will use its commercially reasonable efforts to hold the special meeting within thirty days of the mailing of the proxy statement to the Company’s stockholders. Subject to the rights of the Company to terminate the exchange agreement to accept a superior proposal (and the right of the holders of the SunCom Wireless subordinated notes party to the exchange agreement to receive the break up fee described below under “— Break-Up Fee and Expenses” in such event), the Company will not withdraw, qualify or modify in a manner adverse to the holders of the SunCom Wireless subordinated notes party to the exchange agreement, or publicly propose to withdraw, qualify or modify in a manner adverse to the holders of the SunCom Wireless subordinated notes party to the exchange agreement, its recommendation of the exchange, the merger and the transactions contemplated thereby, provided that in the event that prior to obtaining the stockholder vote the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties, it may withdraw its recommendation.

The Company has agreed to use its reasonable best efforts to contest and/or appeal the delisting of the Class A common stock on the New York Stock Exchange.

Efforts to Consummate; Timing of the Exchange

The exchange agreement provides that the parties shall use their commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the and make effective the recapitalization, merger and exchange, including:

•	obtaining all necessary consents and approvals from governmental entities;

•	obtaining all required third party consents;

•	defending any lawsuits or actions challenging the exchange agreement, the merger agreement or the transactions contemplated thereby; and

•	delivering any additional instruments necessary to consummate the transactions contemplated by the exchange agreement.

Each of the Company and the holders of the SunCom Wireless subordinated notes party to the exchange agreement agree to promptly make all necessary filings under the HSR Act and seek all other consents and approvals required from any governmental authority, including any approvals required by the FCC.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by the exchange, the merger or any other transaction contemplated by the exchange agreement, each of the Company, SunCom Wireless, and SunCom Investment will use its commercially reasonable efforts, and the holders of the SunCom Wireless subordinated notes party to the exchange agreement will cooperate in all respects with the Company, SunCom Wireless, and SunCom Investment, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the exchange, the merger or any of the transactions contemplated by the exchange agreement.

D&O Insurance, Indemnification

All rights to exculpation and indemnification for acts or omissions occurring at or prior to the closing of the exchange, whether asserted or claimed prior to, at or after the closing of the exchange (including any matters arising in connection with the transactions contemplated by the exchange agreement), now existing in favor of the respective current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries, as provided in their respective charter documents and bylaws or in any agreement, shall survive the closing of the transactions contemplated by the exchange agreement and shall continue in full force and effect for a period of not less than six years following the closing of the exchange. The Company and its subsidiaries have agreed to indemnify, defend and hold harmless, and advance expenses to such current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries with respect to all acts or omissions by them in their capacities as such at any time prior to the closing, to the fullest extent permitted by the charter documents and bylaws of the Company or any of its subsidiaries (including SunCom Wireless) as in effect on November 21, 2006 and in any indemnification agreements of the Company or its subsidiaries or other applicable contract, in each case as in effect on November 21, 2006. The Company and the holders of the SunCom Wireless subordinated notes party to the exchange agreement have agreed, for a period of six years following the closing of the exchange, not to amend, modify or terminate any such charter documents, bylaws or agreements in any manner adverse to such current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries, with respect to such rights to indemnification and advancement of expenses.

For a period of six years following the closing of the exchange, the Company shall (at the election of the board of directors of the Company) either (A) maintain an insurance policy that provides coverage for the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries for events occurring at or prior to the closing that is no less favorable, taken as a whole, than the existing policy of the Company and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage, or (B) purchase or cause to be purchased a “tail policy” for such current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries with a claims period of at least six years from the closing with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy or policies of the Company and its subsidiaries for claims arising from facts or events that occurred on or prior to the closing of the exchange.

Releases

Effective as of and subject to the occurrence of the closing of the exchange, each of the holders of the SunCom Wireless subordinated notes party to the exchange agreement, will release and forever discharge all of the Company and its subsidiaries and each current or former director, officer or employee, as the case may be, of the Company or its subsidiaries, who we collectively refer to as the “SunCom release parties” and each of J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan SBIC LLC, Sixty Wall Street SBIC Fund, L.P, J.P. Morgan Capital, L.P., Sixty Wall Street Fund, L.P., their respective current and former directors, officers, partners and employees, and Arnold L. Chavkin, who we collectively refer to as the “Chase release parties”, from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions of the SunCom release parties or Chase release parties occurring prior to the closing of the exchange in their capacity, with respect to the SunCom release parties, as obligors to the holders of the SunCom Wireless subordinated notes party to the exchange agreement or as stockholders, directors, officers and employees of the Company and/or any of its subsidiaries, and with respect to the Chase release parties, as stockholders of the Company or directors, officers, partners and employees of such Chase release parties, respectively; provided, that such release does not extend to acts of theft or fraud committed by any of the SunCom release parties or the Chase release parties against any holder of SunCom Wireless subordinated notes party to the exchange agreement.

Effective as of and subject to the occurrence of the closing of the exchange, each of the SunCom release parties will release and forever discharge (and prior to the closing, each of the Chase release parties will release and forever discharge) each of the holders of the SunCom Wireless subordinated notes party to the exchange agreement from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such holders of SunCom Wireless subordinated notes party to the exchange agreement related to the Company and its subsidiaries and the transactions contemplated by the exchange agreement, including the exchange and the merger; provided that such release does not and will not extend to acts of theft or fraud committed by any holder of SunCom Wireless subordinated notes party to the exchange agreement against the SunCom release parties or Chase release parties.

Effective as of and subject to the occurrence of the closing of the exchange, each of the Company and its subsidiaries will release and forever discharge each of the Chase release parties from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such Chase release parties related to the Company and its subsidiaries and the transactions contemplated by the exchange agreement, including the exchange and the merger; provided that such release does not extend to acts of theft or fraud committed by any Chase release party against the Company or any of its subsidiaries.

Board Composition

Effective immediately upon consummation of the exchange, the board of directors of the Company will be reconstituted as follows: (i) Michael E. Kalogris, the Chairman and Chief Executive Officer of the Company, and Scott I. Anderson, Chairman of the Audit Committee of the board of directors of the Company, will remain on the Board and (ii) the remaining three current directors will resign from the board of directors of the Company. Immediately prior to the effectiveness of the resignations of any of the existing board members, the board of directors of the Company will act to (A) increase the size of the board of directors of the Company to ten members and (B) approve the appointment, effective immediately following the resignation of the three current directors other than the Mr. Kalogris and Mr. Anderson, of (i) three (3) new directors designated by Highland Capital Management, L.P., at least one (1) of which will be independent (as determined by the new board of directors of the Company) under NYSE Rules, (ii) three (3) new directors designated by Pardus Capital Management L.P., a number (not less than one (1)) to be determined of which will be independent (as determined by the new board of directors of the Company) under NYSE Rules and (iii) two (2) new directors designated by DiMaio Ahmad Capital LLC, which will be independent (as determined by the new board of directors of the Company) under NYSE Rules, to fill the vacancies created by the resignation of such directors and the expansion of the board of directors of the Company. If either of Mr. Kalogris or Mr. Anderson ceases to serve as a director for any reason, until the earlier of the consummation of the sale transaction process described under “— Sale Transaction” below and the termination of such sale transaction process by the new board of directors of the Company, Mr. Anderson or Mr. Kalogris, as applicable, will be entitled to select a replacement with relevant qualifications and experience, and the parties shall use their commercially reasonable efforts to cause such selected replacement to be appointed by the board of directors of the Company to fill the vacancy, provided that any such replacement must be reasonably acceptable to and consented to by the board, which consent shall not be unreasonably withheld or delayed. Notwithstanding the designation rights of particular holders of SunCom Wireless subordinated notes set forth above, each of the newly appointed directors appointed to the new board of directors of the Company will have relevant background and experience and shall otherwise be reasonably acceptable to the Company. In the event that a director designated by any of the holders of the SunCom Wireless subordinated notes party to the exchange agreement ceases to serve as director for any reason prior to the 2008 annual meeting of stockholders of the Company, the vacancy resulting thereby will be filled by an individual designated by the person that designated the director who has ceased to serve, provided that the individual so designated shall have relevant background and experience and shall otherwise be reasonably acceptable to and consented to by the remainder of the board, which consent shall not be unreasonably withheld or delayed, and each of the parties to the exchange agreement will take all action necessary to promptly elect, if necessary, such successor or replacement director to the board as soon as possible after the date of such vacancy. Each director appointed to the board shall execute a confidentiality agreement in form and substance reasonably satisfactory to the Company prior to assuming his or her position on the board.

Sale Transaction

Each of the parties to the exchange agreement agrees that a sale transaction or transactions (whether by way of merger(s), consolidation(s), stock purchase(s) or sale(s) of substantially all of the business of the Company as currently conducted, which we refer to as a “sale transaction”) should be pursued by the board of directors of the Company. Specifically, the Company and the holders of SunCom Wireless subordinated notes party to the exchange agreement agree that: (i) the Company will retain an investment bank of nationally recognized standing mutually acceptable to the Company and the holders of SunCom Wireless subordinated notes party to the exchange agreement for the purpose of advising the Company and its subsidiaries and the board of directors of the Company on a sale transaction and other strategic alternatives (Goldman Sachs has already been engaged by the Company for such purpose); (ii) such new investment bank will be instructed to begin as soon as practicable to prepare customary sales brochures, information memoranda and other marketing materials necessary to market the Company and its subsidiaries and/or their respective assets; (iii) such new investment bank will be instructed to work with the Company on the preparation of a data room for purposes of facilitating a sale transaction; and (iv) such new investment bank will be instructed to identify potential strategic and financial purchasers that it reasonably believes may be interested in participating in a sale transaction (and have the financial wherewithal to successfully consummate a sale transaction) and as such new investment bank may reasonably determine to be desirable, enter into customary and appropriate confidentiality agreements with one or more of such potential purchasers, provided that in no event shall the Company, SunCom Investment or SunCom Wireless, or their respective agents (including such new investment bank) distribute any materials or otherwise initiate any discussions or negotiations with potential purchasers in a sale transaction prior to the effective date of the exchange (except that such new investment bank and counsel to the Company, SunCom Investment and SunCom Wireless may negotiate the terms of the confidentiality agreements referred to above). Notwithstanding the foregoing, the board of directors of the Company has the right to review unsolicited proposals from third parties for any acquisition proposal, and respond in good faith to any such proposals, including negotiating and executing any appropriate confidentiality agreements with such third parties, providing financial, legal and other information to such third parties, and negotiating the terms with respect to such proposal, or taking such other actions as the board of directors deems appropriate in exercising its fiduciary duties. Upon receipt of any unsolicited proposal, the Company agrees that it will use Goldman Sachs in connection with the evaluation and negotiation of such proposal; provided, that such new investment bank will agree in writing not to disclose the existence or terms of any unsolicited proposal, including the identity of the parties thereto, to any of the holders of the SunCom Wireless subordinated notes participating in the exchange or their representatives.

Conditions to the Exchange Agreement

The obligations of the Company, SunCom Wireless, SunCom Investment and each of the holders of the SunCom Wireless subordinated notes party to the exchange agreement are subject to the satisfaction at or prior to the closing of the following conditions:

•	the exchange and the merger agreement proposals having been approved by the holders of a majority of the outstanding Class A common stock at the special meeting, and the consummation of the merger;

•	the approval of the FCC having been obtained;

•	all other required filings and approvals having been obtained, except for those as would not cause a material adverse effect (as defined in “— Representations and Warranties” );

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary or permanent) or any other legal restraint that prohibits, restrains or enjoins the consummation of the exchange or the merger; and

•	at least 91.25% of the total outstanding principal amount of the SunCom Wireless subordinated notes being delivered in the exchange.

The obligations of the holders of the SunCom Wireless subordinated notes party to the exchange agreement to effect the exchange are subject to the satisfaction at or prior to the closing of the following additional conditions:

•	the representations and warranties of the Company, SunCom Investment and SunCom Wireless being true and correct (without regard to materiality or any material adverse effect qualifier contained therein) on the closing as if made on such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect

•	each of the Company, SunCom Investment and SunCom Wireless performing or complying in all material respects with all obligations required to be performed or complied with by it prior to the closing under the exchange agreement;

•	each of J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P. converting all of their shares of Class B common stock to Class A common stock prior to the record date for the stockholders meeting and having executed the lock-up and voting agreement (this condition was satisfied concurrently with the signing of the exchange agreement);

•	each holder of SunCom Wireless subordinated notes party to the exchange agreement having received (or receiving at closing in cash) all interest accrued through closing in respect of the SunCom Wireless subordinated notes held by them and delivered in the exchange; and

•	the absence of any material adverse effect with respect to the Company and its consolidated subsidiaries, taken as a whole (as defined in “— Representations and Warranties”) since September 30, 2006.

The obligations of the Company, SunCom Wireless and SunCom Investment to effect the exchange are subject to the satisfaction at or prior to the closing of the following additional conditions:

•	the representations and warranties of the holders of the SunCom Wireless subordinated notes party to the exchange agreement being true and correct (without regard to materiality or any material adverse effect qualifier contained therein) on the closing as if made on such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such holders to consummate the transactions contemplated by the exchange agreement;

•	each of the Company, SunCom Investment and SunCom Wireless performing or complying in all material respects with all obligations required to be performed or complied with by it prior to the closing under the exchange agreement; and

•	supplemental indentures effecting the amendments described above under “The Recapitalization Transactions — Effects of the Recapitalization Transactions — Amendment of the Terms of the Remaining SunCom Wireless Subordinated Notes” having been executed and delivered by SunCom Wireless and the trustee under the indentures governing the SunCom Wireless subordinated notes.

Termination of the Exchange Agreement

The exchange agreement may be terminated at any time before the closing, whether before or after obtaining the stockholder vote approving the exchange and adopting the merger agreement, by written notice from the holders of 85% of the outstanding principal amount of the SunCom Wireless subordinated notes party to the exchange agreement, whom we refer to as the “requisite noteholders” to the Company, SunCom Investment and SunCom Wireless, or by the Company, SunCom Investment and SunCom Wireless to the requisite noteholders:

•	by mutual written consent of the requisite noteholders and the Company, SunCom Investment and SunCom Wireless;

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless if the delivery of the proxy statement to the Company’s stockholders does not take place prior to April 30, 2007;

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless if the recapitalization is not substantially consummated by May 31, 2007;

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless if there is issued an order, decree or injunction having the effect of making the exchange or the merger illegal or permanently prohibiting the consummation of the exchange or the merger, and such order, decree or injunction shall have become final and nonappealable;

•	by the requisite noteholders, if either the Company, SunCom Investment or SunCom Wireless has breached any material provision of the exchange agreement, and such breach remains uncured for a period of five days after written notice of such breach, specifically identifying the nature of such breach and the intent of the requisite noteholders to terminate the exchange agreement, is delivered by the requisite noteholders to the Company, SunCom Investment and SunCom Wireless;

•	by the Company, SunCom Investment and SunCom Wireless, if any of the holders of SunCom Wireless subordinated notes party to the exchange agreement has breached any material provision of the exchange agreement, and such breach remains uncured for a period of five days after written notice of such breach, specifically identifying the nature of such breach and the intent of the Company, SunCom Investment and SunCom Wireless to terminate the exchange agreement, is delivered by the Company,

SunCom Investment and SunCom Wireless to the holders of the SunCom Wireless subordinated notes party to the exchange agreement;

•	by the Company, if the board of directors of the Company elects to terminate the exchange agreement to accept a superior proposal;

•	by the requisite noteholders, if the board of directors of the Company fails to recommend the exchange agreement and/or the merger agreement to its stockholders or withdraws such recommendation; or

•	by either the requisite noteholders or the Company, SunCom Investment and SunCom Wireless, if the stockholder vote for approval of the exchange and/or the adoption of the merger agreement is not obtained.

Break-Up Fee and Expenses

The Company will be required to pay a termination fee of 2% of the outstanding principal amount of the SunCom Wireless subordinated notes held by each of the holders party to the exchange agreement and subject to the exchange agreement as of the date of the exchange agreement, or approximately $14.2 million in the aggregate, if the exchange agreement is terminated in the following situations:

•	(A) in the event that an acquisition proposal has been received by the Company, SunCom Investment, SunCom Wireless or any of their subsidiaries or their respective representatives or advisors, or at the time of such termination an acquisition proposal has been publicly proposed or announced, (B) the exchange agreement is subsequently terminated by the Company, SunCom Investment and SunCom Wireless as a result of the proxy statement not being mailed to stockholders by April 30, 2007 or the failure of the recapitalization to be substantially consummated by May 31, 2007, or by the requisite noteholders as a result of the breach by the Company, SunCom Investment or SunCom Wireless of any material provision of the exchange agreement, each as described above under “— Termination of the Exchange Agreement”, and (C) within twelve months from the date of termination of the exchange agreement, the Company or any of its subsidiaries consummates such acquisition proposal (or enter into a definitive agreement with respect to such acquisition proposal that is subsequently consummated);

•	the exchange agreement is terminated by the Company due to the election of the board of directors of the Company to terminate the exchange agreement to accept a superior proposal as described above under “— Termination of the Exchange Agreement;” or

•	the exchange agreement is terminated by the requisite noteholders due to the board of directors of the Company failing to recommend the exchange agreement and/or the merger agreement to its stockholders or withdrawing such recommendation as described above under “— Termination of the Exchange Agreement.”

Any payment required pursuant to the first bullet above will be made within two business days following the consummation of the applicable acquisition proposal, and any payment required pursuant to the second two bullets above will be made within two business days after termination of the exchange agreement.

Whether or not the exchange is consummated, the Company has agreed that it shall cause SunCom Wireless to pay, on a monthly basis, the reasonable fees and expenses of counsel to the holders of the SunCom Wireless subordinated notes party to the exchange agreement, incurred, whether before or after the date of the exchange agreement, in connection with the transactions contemplated by the exchange agreement, provided that the aggregate amount of such fees and expenses will not exceed $1,000,000. Except as otherwise provided above, all expenses incurred in connection with the transactions contemplated by the exchange agreement will be paid by the party incurring such expenses.

Amendments and Waivers

The exchange agreement may only be modified, altered or supplemented by an agreement in writing signed by the Company, SunCom Investment, and the requisite noteholders; provided that any modification or amendment that adversely impacts the economic treatment of rights of any holder of SunCom Wireless subordinated notes party to the exchange agreement shall require the agreement in writing of such holder. At any time prior to the closing of the exchange, any party may extend the time for the performance of any of the obligations or other acts of the other parties to the exchange agreement, waive any inaccuracies in the representations and warranties of the other parties contained the exchange agreement or in any document delivered pursuant to the exchange agreement and waive compliance by any other party with any of the agreements or conditions contained in the exchange agreement if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Registration Rights Agreement

In connection with the exchange, the Company and each of the holders of the SunCom Wireless subordinated notes participating in the exchange will execute a registration rights agreement that gives the holders of the SunCom Wireless subordinated notes participating in the exchange certain rights with respect to their shares of Class A common stock. Specifically, the Company has agreed to put into place a “shelf” registration statement covering such Class A common stock and to keep such shelf registration statement in effect until the earlier of three years following the exchange or the date upon which all securities received by the participating holders of SunCom Wireless subordinated notes in the exchange may be resold without restriction under Rule 144(k) promulgated under the Securities Act of 1933, as amended. Additionally, the holders of at least 15% of the Class A common stock received by the holders of the SunCom Wireless subordinated notes in the exchange may require the Company to amend the shelf registration statement or to file a prospectus supplement to permit an underwritten offering of the Class A common stock held by such holders.

Lock-up and Voting Agreement

In connection with the exchange, each of J.P. Morgan (23A SBIC), L.P., J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P., who collectively hold 23.9% of our outstanding Class A common stock, have entered into a lock-up and voting agreement with certain holders of the SunCom Wireless subordinated notes whereby such entities have agreed to vote all of their shares of Class A common in favor of the adoption of the merger agreement, and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange. Additionally, as described under “The Recapitalization Transactions — Description of Exchange Agreement — Lockup of Consenting Noteholders” the holders of the SunCom Wireless subordinated notes party to the exchange agreement have agreed to vote all shares of Class A common stock held by them, which includes the Class A common stock held by Pardus European Special Opportunities Master Fund L.P. and Goldman, Sachs & Co., who collectively hold approximately 16% of our Class A common stock, in favor of the adoption of the merger agreement and the approval of the exchange and the transactions contemplated thereby, including the issuance to SunCom Investment of the shares of Class A common stock necessary to complete the exchange.

Description of the Merger Agreement

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex B to this proxy statement. We urge you to read the merger agreement in its entirety, because it, and not this summary or this proxy statement, is the legal document that governs the merger.

Structure of the Merger

At the closing of the merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger. The certificate of incorporation of the Company will be amended to read in its entirety as described under “— The Recapitalization Transactions — Effects of the Recapitalization Transactions — Amendment of the Certificate of Incorporation of the Company” until changed or amended as provided therein or by applicable law. The bylaws of the Company in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. The directors of the Company immediately prior to the effective time of the merger will be the directors of the surviving corporation and will hold office until their successors are duly elected, appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the surviving corporation or as otherwise provided under Delaware corporate law. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation and will hold office until their successors are duly elected, appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the surviving corporation or as otherwise provided under Delaware corporate law.

When the Merger Becomes Effective

The closing of the merger will take place immediately upon the satisfaction or waiver of the conditions to closing stated in the merger agreement unless another date or time is agreed to by the parties thereto. The merger will become effective upon the filing of a certificate of merger with Secretary of State of Delaware or at such later date and time as the parties agree and specify in the certificate of merger.

Effect on Capital Stock of Merger Sub and the Company.

At the effective time of the merger, each issued and outstanding share of common stock of Merger Sub will automatically be cancelled, will no longer be outstanding and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

At the effective time, each share of outstanding Class A common stock, which we refer to as “Company Class A common stock,” will be converted into 0.1 validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the surviving corporation, which we refer to as “surviving corporation Class A common stock,” plus the right to receive the contingent merger consideration described below.

The contingent merger consideration will be payable, if at all, as follows:

•	In the event that, following the consummation of the merger the board of directors of the surviving corporation determines that any sale transaction process should be terminated (other than in a decision approved by 90% of the board of directors of the surviving corporation as described below), and prior to such determination (x) the board of directors has not hired an investment bank of nationally recognized standing for the purpose of soliciting a sale transaction (Goldman Sachs has already been engaged for this purpose), (y) such new investment bank, if hired, or the Company shall not have distributed customary sales brochures, information memoranda and other marketing materials to potential strategic and financial purchasers of the surviving corporation, each holder of Company Class A common stock outstanding immediately prior to the effective time of the merger will receive an additional 0.029412 share of surviving corporation Class A common stock for each share of Company Class A common stock held by such holder immediately prior to the effective time of the merger (which would result in the additional issuance to such holders of 3% of the total fully-diluted Class A common stock of the Company (after giving effect to the exchange, assuming full participation by the SunCom Wireless subordinated notes) in the aggregate); and

•	In the event that (x) the contingent merger consideration set forth above is not payable due to the hiring of the new investment bank and the distribution of the sales materials in accordance with the provisions described above and (y) within 90 days following the distribution of the sales materials by the new investment bank, the board of directors of the surviving corporation terminates the sale transaction process (other than in a decision approved by 90% of the board of directors of the surviving corporation as described below), each holder of Company Class A common stock outstanding immediately prior to the effective time of the merger will receive an additional 0.014451 share of surviving corporation Class A common stock for each share of Company Class A common stock held by such holder immediately prior to the effective time of the merger (which would result in the additional issuance to such holders of 1.5% of the total fully-diluted Class A common stock of the Company (after giving effect to the exchange, assuming full participation by the SunCom Wireless subordinated notes) in the aggregate).

•	In no event will any contingent merger consideration be payable in the event that 90% of the board of directors of the surviving corporation determine at a meeting duly called and held that any sale transaction process should be terminated.

The right to receive the contingent merger consideration described above will be uncertificated and personal to each holder of record (on their own behalf and on behalf of the beneficial owners for which they are the record holder) of Company Class A common stock outstanding immediately prior to the merger. Such right will not be transferable by such holders. A certificate representing the whole number of shares required to be issued to any holder of record of Company Class A common stock outstanding immediately prior to the effective time of the merger will be mailed to such holders promptly (and in no event more than five (5) business days) after the occurrence of the event requiring the payment of such contingent merger consideration. Cash in lieu of any fractional shares will be paid to each holder of record of Company Class A common stock outstanding immediately prior to the merger as described below under “— Fractional Shares.” The right of the holders of Company Class A common stock outstanding at the effective time of the merger to receive any contingent merger consideration will automatically terminate and be extinguished on the first date, if any, that the circumstances that would require the issuance of such surviving corporation Class A common stock as described above are no longer applicable. The Company believes that it is unlikely that such contingent merger consideration will be issued.

Exchange of Certificates

On or promptly following the closing date, the surviving corporation will deposit with Computershare, or such bank or trust company as may be designated by the surviving corporation, as exchange agent, shares representing the certificates of surviving corporation Class A common stock issuable to the holders of record of Company Class A common stock immediately prior to the merger other than those shares that would be issuable as contingent merger consideration. The exchange agent is required to mail each holder of record of Company Class A common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of certificates of Company Class A common stock for certificates of surviving corporation common stock. Upon surrender of a certificate for Company Class A common stock and a duly executed letter of transmittal, a holder of shares of Company Class A common stock will be entitled to receive the applicable number of shares of surviving corporation Class A common stock plus cash in lieu of any fractional shares as described below under “— Fractional Shares.” In the event of a transfer of ownership of Company Class A common stock that is not registered in the transfer or stock records of the Company, the applicable number of shares of surviving corporation common stock may be issued to the transferee if the certificate is presented to the exchange agent with all documents required to evidence and effect the transfer of the shares and to evidence that any applicable stock transfer taxes have been paid or are not payable. Issuance of any shares of surviving corporation Class A common stock as contingent merger consideration will not be issued by the exchange agent pursuant to these provisions, but will be issued, if at all, as described above under “— Effect on Capital Stock of Merger Sub and the Company.” Notwithstanding the failure of a holder of Company Class A common stock to effect the exchange of certificates, after the effective time, such holder will have all rights as a holder of surviving corporation Class A common stock issuable pursuant to the merger.

Fractional Shares

No certificates or scrip representing factional shares of surviving corporation Class A common stock will be issued in the merger, no dividends or other distributions of the surviving corporation will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the surviving corporation. In lieu of such fractional shares, a holder of Company Class A common stock will be entitled to receive a cash payment equal to product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Class A common stock held at the effective time of the merger by such holder) would otherwise be entitled by (B) the per share closing price of the surviving corporation Class A common stock on, in the case of shares of any surviving corporation Class A common stock issuable at the effective time of the merger, the closing date of the merger, and in the case of any shares of surviving corporation Class A common stock issued as contingent merger consideration, on the date such contingent merger consideration is paid, in each case as listed on the NYSE or any over-the-counter bulletin board or other exchange or quotation system on which the Company Class A common stock is traded at such time.

Representations and Warranties

The merger agreement contains representations and warranties of the Company and Merger Sub as to, among other things:

•	organization, standing and corporate power;

•	authority to enter into the merger agreement and to consummate the transactions contemplated thereby, and the enforceability of the merger agreement against such party;

•	the absence of violations under its organizational documents and law, and the absence of any required filings, notifications or consents, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	capitalization; and

•	in the case of Merger Sub, its failure to not having conducted any activities other than in connection with the merger agreement, and its not having any liabilities.

Conditions to Completion of Merger

The obligations of each party to effect the merger are subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following mutual conditions:

•	obtaining the approval of the stockholders of record owning a majority of the outstanding Class A common stock adopting the merger agreement; and

•	all outstanding shares of Class B common stock having been converted into Class A common stock in accordance with their terms prior to the record date for the special meeting, and no shares of Class B common stock remaining outstanding after such conversion (this condition was satisfied prior to the execution and delivery of the exchange agreement and the merger agreement).

Amendments, Waivers and Termination

To the fullest extent permitted by law, the merger agreement may be amended, supplemented or changed, whether before or after approval of the Company’s stockholders is obtained, and any provision thereof may be waived, only by written instrument making specific reference to the merger agreement signed by the party against whom enforcement of any amendment, supplement, modification or waiver is sought, provided that after approval of the Company’s stockholders is obtained, the sections of the merger agreement providing for the conversion of the Class A common stock and the issuance of the contingent merger consideration will not be amended without the consent of the holders of the Class A common stock. The Agreement may be terminated at any time prior to the effective time, whether before or after approval of the Company’s stockholders is obtained, by mutual written consent of the parties.

Appraisal Rights

The holders of our Class A common stock will have no appraisal rights under Delaware law with respect to the merger, as the consideration to be received by stockholders in the merger will consist solely of shares of stock of the surviving corporation and held of record by more than 2,000 holders, and cash in lieu of fractional shares.

Certain United States Federal Income Tax Consequences of the Merger and Exchange

The following discussion summarizes certain U.S. federal income tax consequences to the existing holders of our Class A common stock of the merger and the exchange. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the merger and exchange are complex and are subject to significant uncertainties. No rulings or determinations of the IRS or any other tax authorities have been sought or obtained with respect to the tax consequences of the merger or exchange. Further, not only has no opinion of counsel been sought or obtained with respect to the tax consequences of the merger or exchange, but no representations or legal opinions are being made (or rendered) regarding the particular tax consequences of the merger or exchange. Accordingly, no assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

In addition, this summary generally does not address foreign, state or local tax consequences of the merger or exchange, nor does it address the U.S. federal income tax consequences of the merger or exchange to special classes of taxpayers (such as foreign persons; broker-dealers; banks; mutual funds; insurance companies; certain other financial institutions; small business investment companies; regulated investment companies; tax-exempt organizations; holders that are, or hold our Class A common stock through, pass-through entities; persons whose functional currency is not the U.S. dollar; dealers in securities or foreign currency; and persons holding our Class A common stock as a hedge against, or that are hedged against, currency risk or as part of a straddle, constructive sale or conversion transaction). If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Moreover, the following discussion does not address U.S. federal taxes other than income taxes.

This discussion assumes that all shares of Class A common stock of the Company are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon individual circumstances.

Consequences of the Merger

Pursuant to the merger, each share of Class A common stock of the Company outstanding immediately prior to the merger will be converted into 0.1 shares of Class A common stock of the Company (effecting a 1 for 10 reverse stock split, subject to the receipt of cash in lieu of fractional shares) and the contingent right to receive additional shares of Class A common stock. In connection therewith, certain changes will be made to the certificate of incorporation of the Company. See “The Recapitalization Transactions — Description of the Merger Agreement.”

For federal income tax purposes:

•	The merger will qualify as a “recapitalization” under the Tax Code.

•	The Company will not recognize any gain or loss from the merger.

•	No gain or loss should be recognized by a stockholder in connection with the merger, except with respect to cash received in lieu of fractional shares. In this regard, although not free from doubt, the Company believes, and the following discussion assumes, that the receipt of the contingent right to additional shares of Class A common stock should be treated as a “security” for federal income tax purposes and thus as additional non-recognition property, consistent with the general treatment of rights to acquire stock under applicable Treasury Regulations.

•	The “new” shares of Class A common stock (initially including any fractional shares for which cash is received) and the contingent right should have an aggregate adjusted tax basis for computing gain or loss equal to the aggregate adjusted tax basis of “old” shares of Class A common stock held by the stockholder immediately prior to the merger. Such tax basis should be allocated between the stock and the contingent right based on their relative fair market values. A stockholder’s holding period for the “new” shares, the fractional shares, and the contingent right will include the holding period of the “old” shares exchanged therefor.

•	Given that the distribution of cash in lieu of fractional shares is solely to save the Company the expense and inconvenience of issuing and transferring fractional shares, a stockholder who receives cash in lieu of fractional shares should recognize gain or loss in an amount measured by the difference between the amount of such cash and the portion of its tax basis in its “old” shares allocable to such fractional shares. Such gain or loss will be long-term capital gain or loss, provided that the stockholder’s holding period for its “old” shares is more than one year.

•	The issuance of stock pursuant to the contingent right generally should not result in the recognition of additional income to a stockholder (subject to the receipt of cash in lieu of fractional shares). It is possible, however, that a portion of the stock issued may be treated as imputed interest in respect of the period from the closing date through the date of issuance. It is also uncertain whether a stockholder’s holding period in respect of any stock received pursuant to the contingent right would be the same as its holding period in the right itself or would be a new holding period (other than the portion of any stock received treated as imputed interest, as to which there would be a new holding period). If the contingent right lapses pursuant to its terms, a stockholder likely would recognize a capital loss to the extent of its basis in such right.

Stockholders are urged to consult their tax advisors with respect to the tax consequences of the merger (including the contingent right) to them.

Consequences of the Exchange to the Group

The Company, SunCom Investment and SunCom Wireless are members of an affiliated group of corporations for U.S. federal income tax purposes (“the Group”), of which the Company is the common parent, and file a single consolidated U.S. federal income tax return. The Group expects to report consolidated net operating loss (“NOL”) carryforwards as of December 31, 2006 for U.S. federal income tax purposes of approximately $1.2 billion, a portion of which is subject to existing limitations. The amount of the Group’s NOL carryforwards and the application of any existing limitations remain subject to audit and adjustment by the IRS.

1.  Cancellation of Debt

The Group generally will recognize cancellation of debt (“COD”) income as a result of the exchange if, and to the extent, the outstanding balance of the existing SunCom Wireless subordinated notes exceeds the fair market value of the Class A common stock transferred in exchange therefor. Although certain statutory and judicial exceptions can apply to limit the amount of COD (such as where the taxpayer is insolvent prior to the debt cancellation), the Group does not anticipate that any such exceptions will apply. Accordingly, the Group anticipates that it will be required to include the full amount of any COD in its gross income for U.S. federal income tax purposes.

The Company believes that the Group will have sufficient NOL carryforwards available to offset such COD income for U.S. federal income tax purposes, based on the trading price of the SunCom Wireless subordinated notes as of date prior to the date of this proxy statement (although there may be some liability for U.S. federal alternative minimum tax and state income tax). If it were determined that the Group’s available NOL carryforwards were significantly less than the amount of COD income recognized, the Group could incur a material tax liability as a result of the exchange.

In addition, it is possible that the IRS may attempt to characterize the exchange in a manner that would result in the additional recognition of gain to the Company in an amount equal to the excess, if any, between the fair market value of the Class A common stock transferred in the exchange and the exchanging noteholders’ adjusted tax basis in the SunCom Wireless subordinated notes surrendered. Although the Company does not believe that such a result is likely, the Company would incur additional federal and state income tax liabilities if successfully recharacterized.

2.  Limitations on NOL Carryforwards and Other Tax Attributes

The Company anticipates that, as a result of the exchange, any then-existing tax loss or credit carryforwards and certain other tax attributes of the Group, including a portion of any current year NOLs and net capital losses (referred to herein as “pre-change losses”), will become subject to limitation under section 382 of the Tax Code. This limitation will be in addition to any existing limitations to which the pre-change losses are subject.

Generally under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its pre-change losses that may be utilized to offset future taxable income will become subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. A loss corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% stockholders has increased by more than 50 percentage points over a three-year period (with certain groups of less-than-5% stockholders treated as a single stockholder for this purpose).

In general, the section 382 annual limitation to which a corporation (or consolidated group) that undergoes an ownership change is subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, generally the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (4.18% for ownership changes occurring in March 2007). Any portion of the section 382 annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses.

As indicated above, section 382 can operate to limit the deduction of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the section 382 annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Conversely, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as part of the pre-change losses subject to the section 382 annual limitation. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10,000,000 or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Company anticipates that the Group will have a significant net unrealized built-in gain on the exchange date.

3.  Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s U.S. federal alternative minimum taxable year income at a 20% tax rate to the extent such tax exceeds the corporation’s regular U.S. federal income tax liability. For purposes of computing a corporation’s regular U.S. federal income tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under, among other provisions, section 382 of the Tax Code). Even though all of a corporation’s regular tax liability for a given year may be reduced to zero by virtue of its NOLs, the corporation in any given year may still be subject to the AMT. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

Accordingly, notwithstanding that the Group expects to have sufficient consolidated NOLs for regular U.S. federal tax purposes to offset any COD income generated in the exchange, it may incur an AMT due to the 90% limitation on AMT NOL carryforwards. In addition, if a corporation (or consolidated group) has a net unrealized built in loss at the time of an “ownership change” within the meaning of section 382 of the Tax Code, the corporation’s (or group’s) aggregate tax basis in its assets (if higher than fair market value) may have to be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a U.S. corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in any future taxable year when the corporation is no longer subject to AMT and otherwise becomes subject to regular tax.

The foregoing summary has been provided for informational purposes only and is not a substitute for careful tax planning and advice based upon individual circumstances. All holders of our Class A common stock are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable as a result of the merger and exchange.

Accounting Treatment of the Exchange

A gain or loss will be recognized on the exchange transaction based upon the difference between the carrying value of the SunCom Wireless subordinated notes exchanged and the market value of the Class A common stock at the date the shares are issued to the holders of the SunCom Wireless subordinated notes participating in the exchange. The gain will be offset by, or the loss increased, by direct costs of the exchange transaction.

Estimated Fees and Expenses

The Company expects to incur fees and expenses of approximately $13.7 million in the aggregate in connection with the transactions contemplated by the exchange and the merger. Of this amount up to $15,000 will be paid to D.F. King & Co., Inc. in connection with its service as proxy solicitation agent.

Additionally, whether or not the exchange is consummated, the Company has agreed that it shall cause SunCom Wireless to pay the reasonable fees and expenses of counsel to the holders of the SunCom Wireless subordinated notes party to the exchange agreement, incurred, whether before or after the date of the exchange agreement, in connection with the transactions contemplated by the exchange agreement, provided that the aggregate amount of such fees and expenses will not exceed $1,000,000.

In addition, if the exchange agreement is terminated under certain circumstances described under “The Recapitalization Transactions — Description of the Exchange Agreement — Break-Up Fee and Expenses”, the Company will be obligated to pay to each holder of the SunCom Wireless subordinated notes party to the exchange agreement a break up fee equal to 2% of the total outstanding principal amount of the SunCom Wireless subordinated notes held by such holder and subject to the exchange agreement as of the date of the exchange agreement, or approximately $14.2 million in the aggregate.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, the merger agreement, the exchange and the transactions contemplated thereby, although we may determine that additional consents from or notifications to governmental agencies are necessary or appropriate.

In the exchange agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the merger, the merger agreement, the exchange and the transactions contemplated thereby, subject to certain exceptions and limitations. It is a condition to the consummation of the exchange that required governmental consents and approvals shall have been obtained before the exchange.

FCC Approval.  We will require approval from the FCC in order to consummate the exchange and the related transactions. We made the appropriate filing with the FCC for approval of the exchange on March 9, 2007. We expect to obtain approval from the FCC, but there can no guarantee of such approval or when it will be obtained, although we currently expect that such approval will be obtained after the date of the special meeting.

PROPOSAL NO. 1 — THE EXCHANGE

The Proposal

You are being asked to approve the exchange, by SunCom Investment, of 50,572,539 new shares of our Class A common stock, par value $0.01 per share, for $321,015,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, as well as the transactions contemplated by such exchange, including the issuance to SunCom Investment of the new shares of Class A common stock necessary to complete the exchange. The number of shares of Class A common stock issued in the exchange may be increased if additional SunCom Wireless subordinated notes become party to the exchange agreement pursuant to the terms thereof. A copy of the exchange agreement effecting the exchange is attached hereto as Annex A.

Why the Company needs you to approve the exchange

The Company’s board of directors has required, as a condition to the consummation of the exchange and the merger, the approval the exchange and the merger proposals by stockholders of record owning a majority of the outstanding Company Class A common stock. Additionally, although the Class A common stock has currently been delisted from the NYSE, the Company is appealing that ruling. If the Class A common stock is reinstated on the NYSE, the stockholder approval policy of the NYSE set forth in Rule 312.03 of the NYSE’s Listed Company Manual (the “Listed Company Manual”) would require stockholder approval of the issuance of the Class A common stock contemplated by the exchange.

Under Rule 312.03(c) in the Listed Company Manual, the Company is required to obtain stockholder approval prior to issuing common stock or securities that are convertible into, or exercisable for, common stock in one transaction or a series of related transactions if:

•	the common stock has, or will have upon issuance, voting power equal to or in excess of 20.0% of the voting power outstanding before the issuance of such common stock or securities convertible into or exercisable for common stock; or

•	the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20.0% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

The issuance of the Class A common stock in the exchange will constitute an issuance of common stock representing approximately 87.5% of the number of shares of fully-diluted common stock outstanding before the recapitalization transactions.

Vote required to approve the exchange

The affirmative vote of stockholders of record owning a majority of the outstanding Company Class A common stock as of the record date is required to approve the exchange, including the issuance of an aggregate of 50,572,539 new shares of Class A common stock (which number may be increased if additional SunCom Wireless subordinated notes become party to the exchange agreement pursuant to the terms thereof) to SunCom Investment for purposes of consummating the exchange.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1

PROPOSAL NO. 2 — THE MERGER AGREEMENT

The Proposal

You are being asked to adopt the Agreement and Plan of Merger among SunCom Wireless Holdings, Inc. and SunCom Merger Corp., a newly formed wholly-owned subsidiary of the Company, as it may be amended from time to time, which is described under “The Recapitalization Transactions — Description of the Merger Agreement” in this proxy statement and attached to this proxy statement as Annex B.

Vote required to approve and adopt the merger agreement.

The affirmative vote of stockholders of record owning a majority of the outstanding Company Class A common stock as of the record date is required by Delaware law to adopt the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2

PROPOSAL NO. 3 — ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the exchange. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to approve the exchange and adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, and if there is a quorum present, such approval requires the affirmative vote of the holders of a majority of the shares of Class A common stock present or represented by proxy and entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

The deadline for submitting stockholder proposals to be considered timely for inclusion in the proxy statement for the 2007 annual meeting of stockholders expired on December 1, 2006. If the date of the 2007 annual meeting is moved to more than 30 days from the date of the previous annual meeting, or if the Company does not hold a 2007 annual meeting, the deadline for submitting proposals at the next annual meeting of stockholders, determined in accordance with Rule 14a-8(e) promulgated under the exchange act, will be a reasonable time before the Company begins to print and mail its proxy materials for such annual meeting.

Householding of Special Meeting Materials

Some banks, brokers and other nominees recordholders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Executive Director of Investor Relations at SunCom Wireless Holdings, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312, 610-651-5900, we will provide a separate copy of the annual reports and proxy statements. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Executive Director of Investor Relations at the address and telephone number stated above.

IMPORTANT INFORMATION REGARDING THE COMPANY

The Company

The Company provides digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. The Company’s wireless communications network covers customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee and Georgia. In addition, the Company operates a wireless communications network covering customers in Puerto Rico and the U.S. Virgin Islands. The Company’s principal offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and its telephone number at that address is (610) 651-5900.

Selected Historical Consolidated Financial Data

The following table sets forth our historical selected financial data as of and for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006. In addition, unaudited subscriber data for the same periods is presented. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements, the related notes and selected financial information filed as part of our 2006 Annual Report on Form 10-K (which is incorporated by reference herein).

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

Statement of Operations Data:
Revenues:
Service	$669,671	$635,038	$603,242	$576,359	$502,402
Roaming	85,716	103,605	145,999	180,314	175,405
Equipment	97,492	87,515	68,959	53,426	38,178
Total revenues	852,879	826,158	818,200	810,099	715,985
Expenses:
Costs of service and equipment(1)	417,287	437,905	369,421	352,156	300,244
Selling, general and administrative(2)	345,006	366,251	260,414	261,307	271,094
Termination benefits and related charges	1,841	—	—	2,731	—
Asset impairment	—	47,700	—	—	—
Depreciation and asset disposal(3)	230,834	282,258	161,401	149,457	130,079
Amortization	39,883	59,449	13,162	4,300	4,926
Total operating expenses	1,034,851	1,193,563	804,398	769,951	706,343
Income (loss) from operations	(181,972)	(367,405)	13,802	40,148	9,642
Interest expense	(152,659)	(148,619)	(128,434)	(140,547)	(144,086)
Other expense(4)	—	(314)	(3,092)	(2,898)	(7,693)
Debt extinguishment costs	—	—	—	(41,171)	—
Interest and other income(5)	13,557	15,093	2,937	2,285	6,292
Other gain(6)	—	—	814,386	—	—
Income (loss) before taxes	$(321,074)	$(501,245)	$699,599	$(142,183)	$(135,845)
Income tax (provision) benefit	(16,304)	4,437	(17,072)	(11,907)	(24,650)
Net income (loss)	$(337,378)	$(496,808)	$682,527	$(154,090)	$(160,495)
Accretion of preferred stock	—	—	(11,938)	(13,298)	(12,038)
Redemption of preferred stock	—	—	34,161	—	—
Net income (loss) available to common stockholders	$(337,378)	$(496,808)	$704,750	$(167,388)	$(172,533)
Net income (loss) available to common stockholders per common share (basic)	$(4.91)	$(7.30)	$10.47	$(2.52)	$(2.62)
Net income (loss) available to common stockholders per common share (diluted)	$(4.91)	$(7.30)	$7.07	$(2.52)	$(2.62)
Weighted average common shares outstanding (basic)	68,729,756	68,042,715	67,323,095	66,529,610	65,885,515
Weighted average common shares outstanding (diluted)	68,729,756	68,042,715	101,407,414	66,529,610	65,885,515

	As of December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents	$37,683	$16,083	$10,509	$3,366	$14,133
Short-term investments	157,600	334,046	492,600	102,600	198,317
Working capital	167,669	288,336	448,242	51,903	172,090
Property, plant and equipment, net	480,880	650,284	814,127	788,870	796,503
Intangible assets, net	794,250	844,498	984,052	488,883	395,249
Total assets	1,654,859	2,000,219	2,446,962	1,519,291	1,617,571
Long-term debt and capital lease obligations	1,689,737	1,689,351	1,688,318	1,443,788	1,413,263
Redeemable preferred stock	—	—	—	140,301	127,003
Stockholders’ equity (deficit)	(416,892)	(83,266)	404,459	(320,251)	(187,189)

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except subscriber data)

Other Data:
Subscribers (end of period)	1,087,192	965,822	951,745	894,659	830,159
Cash flows from:
Operating activities	$(76,539)	$(73,274)	$85,173	$136,799	$54,090
Investing activities	108,546	78,817	(304,770)	(78,649)	(69,713)
Financing activities	(10,407)	31	226,740	(68,917)	23,909

(1)	Excluding the below amortization and asset impairment, and excluding depreciation and asset disposal of $221,762, $272,487, $148,088, $132,631 and $114,007 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

(2)	Excluding depreciation and asset disposal of $9,072, $9,771, $13,313, $16,826 and $16,072 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

(3)	Includes net losses of $0.9 million, $5.0 million, $0.9 million, $5.1 million and $3.9 million on the sale or disposal of assets for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

(4)	Includes losses of $3.1 million, $2.0 million and $5.4 million on our interest rate swap arrangements for the years ended December 31, 2004, 2003 and 2002, respectively. We did not have any interest rate swaps in place during 2005 or 2006.

(5)	Includes a gain on debt extinguishment of $0.5 million as well as interest income for the year ended December 31, 2004. Amounts for the years ended December 31, 2006, 2005, 2003 and 2002 consist of interest income on our cash and short term investments.

(6)	Includes an aggregate gain of $814.4 million resulting from the consummation of various agreements with AT&T Wireless and Cingular Wireless.

Pro Forma Financial Information

The following unaudited pro forma financial statements sets forth our historical selected financial data on a pro forma basis, after giving effect to the merger and exchange, for the fiscal year ended December 31, 2006. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements, the related notes and selected financial information filed as part of our 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (which is incorporated by reference herein).

The unaudited pro forma combined financial statements give effect to the following transactions contemplated by the merger and the exchange, as if each such transaction occurred on the date or at the beginning of the periods indicated:

•	the acquisition by SunCom Investment of $321,015,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2011 and $390,133,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless;

•	the issuance of 50,572,539 new shares of Class A common stock (after giving effect to the 1 for 10 reverse stock split to be effected immediately prior to the exchange), through SunCom Investment, to the holders of the SunCom Wireless subordinated notes participating in the exchange; and

•	the payment of fees and expenses related to the recapitalization transactions.

The unaudited pro forma combined financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the merger and the exchange actually been consummated on the dates or at the beginning of the periods presented.

SUNCOM WIRELESS HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	As of December 31, 2006
	Historical	Adjustments		Pro Forma
	(Dollars in thousands, except par value)

ASSETS:
Current assets:
Cash and cash equivalents	$37,683	$(8,000	)(A)	$29,683
Short-term investments	157,600	—		157,600
Restricted cash and restricted short-term investments	1,668	—		1,668
Accounts receivable, net of allowance for doubtful accounts of $8,895	96,255	—		96,255
Accounts receivable — roaming partners	14,811	—		14,811
Inventory, net	27,441	—		27,441
Prepaid expenses	16,446	—		16,446
Assets held for sale	11,446	—		11,446
Other current assets	11,960	(5,661	)(B)	6,299

Total current assets	375,310	(13,661)		361,649
Long term assets:
Property and equipment, net	480,880	—		480,880
Intangible assets, net	794,250	(951	)(C)	793,299
Other long-term assets	4,419			4,419

Total assets	$1,654,859	$(14,612)		$1,640,247

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$71,602	$—		$71,602
Accrued liabilities	89,134	—		89,134
Current portion of long term debt	2,810	—		2,810
Other current liabilities	24,937	—		24,937

Total current liabilities	188,483	—		188,483
Long-term debt:
Capital lease obligations	531	—		531
Senior secured term loan	242,500	—		242,500
Senior notes	714,341	—		714,341

Senior long-term debt	957,372	—		957,372
Subordinated notes	732,365	(700,075	)(D)	32,290

Total long-term debt	1,689,737	(700,075)		989,662
Deferred income taxes, net	143,124	—		143,124
Deferred revenue	1,766	—		1,766
Deferred gain on sale of property and equipment	46,173	—		46,173
Other	2,468	—		2,468

Total liabilities	2,071,751	(700,075)		1,371,676
Commitments and contingencies	—	—		—
Non-controlling interest — Variable interest entity	—	—		—
Stockholders’ equity (deficit)
Series B Preferred Stock, $0.01 par value, 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2006	—	—		—
Series C Convertible Preferred Stock, $0.01 par value, 3,000,000 shares authorized; no shares issued or outstanding as of December 31, 2006	—	—		—
Preferred stock, $0.01 par value, 17,000,000 shares authorized; no shares issued or outstanding as of December 31, 2006	—	—		—
Class A Common Stock, $0.01 par value, 520,000,000 shares authorized; 65,112,383 shares issued and 63,331,189 shares outstanding as of December 31, 2006	633	(650	)(E)	568
		506	(F)
		79	(G)
Class B Non-voting Common Stock, $0.01 par value, 60,000,000 shares authorized; 7,926,099 shares issued and outstanding as of December 31, 2006	79	(79	)(G)	—
Additional paid-in capital	611,961	607,014	(H)	1,218,975
Accumulated deficit	(1,027,824)	78,593	(I)	(949,231)
Common stock held in trust	(173)	—		(173)
Deferred compensation	173	—		173
Class A common stock held in treasury, at cost (1,781,194 shares)	(1,741)	—		(1,741)

Total stockholders’ equity (deficit)	(416,892)	685,463		268,571

Total liabilities and stockholders’ equity (deficit)	$1,654,859	$(14,612)		$1,640,247

SUNCOM WIRELESS HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2006
	Historical		Adjustments		Pro Forma
	(Dollars in thousands, except per share amounts)

Revenues:
Service	$669,671		$—		$669,671
Roaming	85,716		—		85,716
Equipment	97,492		—		94,492

Total revenues	852,879		—		852,879
Operating Expenses:
Cost of service (excluding the below amortization, excluding depreciation and asset disposal of $221,762)	266,214		—		266,214
Cost of equipment	151,073		—		151,073
Selling, general and administrative (excluding depreciation and asset disposal of $9,072)	345,006		—		345,006
Termination benefits and other related charges	1,841		—		1,841
Depreciation and asset disposal	230,834		—		230,834
Amortization	39,883		—		39,883

Total operating expenses	1,034,851		—		1,034,851

Loss from operations	(181,972)		—		(181,972)
Interest expense	(152,659)		66,375	(J)	(86,284)
Interest and other income	13,557		—		13,557

Income (loss) before taxes	(321,074)		66,375		(254,699)
Income tax provision	(16,304)		—		(16,304)

Net loss applicable to common stockholders	(337,378)		66,375		(271,003)
Net loss available to common stockholders per common share (basic)	$(49.09	)(E)	$1.31		$(4.72)

Net loss available to common stockholders per common share (diluted)	$(49.09	)(E)	$1.31		$(4.72)

Weighted average common shares outstanding (basic and diluted)	6,872,976	(E)	50,572,539	(F)	57,445,515

SUNCOM WIRELESS HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma financial data presented herein is not necessarily indicative of the operating results or financial position of SunCom had the exchange transactions been completed at the dates indicated, nor are they necessarily indicative of the future results of operations or financial position of SunCom. The pro forma financial statements were prepared based upon the assumption that 92.5% of the 9 3/8% subordinated notes and 98.3% of the 8 3/4% subordinated notes will be delivered in the exchange.

(A) Reflects the net decrease in cash and cash equivalents resulting from the payment of incremental assumed transaction expenses estimated at $8.0 million.

(B) Reflects the write-off of direct costs capitalized in connection with the exchange agreement.

(C) Reflects the write-off of deferred financing costs associated with 91.7% of the outstanding 9 3/8% notes and 98.3% of the 8 3/4% notes.

(D) Reflects the retirement of 92.5% of the outstanding 9 3/8% notes and 98.3% of 8 3/4% notes in exchange for the equity issued in item (H) below.

(E) Reflects the one for ten reverse stock split.

(F) Reflects the issuance of 50,572,539 shares of Class A common stock to the bondholders in exchange for the retirement of 92.5% of the outstanding 9 3/8% notes and 98.3% of the 8 3/4% notes.

(G) Reflects the conversion of Class B Common Stock into Class A Common Stock.

(H) Reflects the issuance of 50,572,539 shares of Class A common stock, with a market value of $12.00 per share, to the bondholders in exchange for the retirement of 92.5% of the 9 3/8% notes and 98.3% of the 8 3/4% notes. The market price was based upon the stock’s closing price on March 7, 2007, adjusted for the one for ten reverse stock split. If the Company’s split adjusted stock price changed by $0.01, the gain or loss recorded on the exchange transaction would be adjusted by approximately $0.5 million.

(I) Reflects the assumed fair value of the common stock issued to the bondholders in excess of par, thereby decreasing the accumulated deficit as a result of the exchange transaction.

(J) Reflects interest expense reduction as the result of retiring 92.5% of the 9 3/8% notes and 98.3% of the 8 3/4% notes. For each additional 1% of additional bondholders that participate in the exchange, approximately $0.7 million of interest expense would be saved annually.

Projected Financial Information

The Company’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by senior management in August 2006 (the “August 2006 Projections”) were made available to the financial advisors for the Company and the holders of the SunCom Wireless subordinated notes participating in the exchange in connection with their respective considerations of the exchange and the merger. We have included the August 2006 Projections herein to give our stockholders access to certain nonpublic information considered by the financial advisors for the Company and the holders of the SunCom Wireless subordinated notes participating in the exchange for purposes of evaluating the Company’s prospects as a stand alone business in the absence of the exchange. The inclusion of this information should not be regarded as an indication that our board of directors or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

In connection with the August 2006 Projections and the March 2007 Projections discussed below, note that the Company’s internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The projections also reflect estimates and assumptions related to the business of the Company that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, the Company’s management. Neither PricewaterhouseCoopers LLP nor the Company’s financial advisor has examined or compiled the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor the Company’s financial advisor express any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Company’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Since the date the August 2006 Projections were prepared, the Company has made publicly available its actual results of operations for the year ended December 31, 2006. You should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as set forth herein or as required by applicable securities laws, the Company does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The projected financial information set forth below was prepared in August 2006, on a basis that is consistent with the accounting principles used in the historical financial statements, except that for each of the years presented below, equipment revenue is presented net of total equipment costs within selling and marketing expenses. In addition, this projected financial information does not give effect to the proposed exchange transactions.

SUNCOM WIRELESS HOLDINGS, INC.

	August 2006 Projections
	2007(1)	2008(1)	2009(1)
	(In millions)

Revenues
Service Revenue	$714.5	$761.4	$791.8
Roaming Revenue	$78.5	$80.8	$83.3
USF Revenue	$6.0	$6.0	$6.0

Total Revenue	$799.0	$848.2	$881.1
Operating Expenses
Cost of Service	$279.4	$294.7	$308.1
General & Administrative	$196.9	$205.5	$211.0
Selling and Marketing(3)	$191.5	$195.9	$199.2

Total Operating Expense	$667.8	$696.1	$718.3
Net Interest Expense	$142.0	$145.0	$150.0
Adjusted EBITDA(2)	$131.2	$152.1	$162.8
Net loss available to common stockholders	$(138.1)	$(117.7)	$(102.3)

(1)	Projected financial results for fiscal years 2007-2009 are based on the Company’s long range forecast.

(2)	Adjusted EBITDA is calculated as net earnings plus net interest expense, income taxes, depreciation and asset disposal and amortization adjusted for other expense (which is not indicative of our ongoing cash flows from operations) and non-cash compensation. It should be noted that Adjusted EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Further, management’s calculation of Adjusted EBITDA may differ from that used by others.

(3)	Selling and marketing expense includes equipment margin (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) for each of the years presented. The projected equipment margin is $52.5 million, $54.5 million and $56.0 million in 2007, 2008 and 2009, respectively.

SunCom Wireless management developed the projected financial information based on the following significant assumptions:

•	Gross customers additions determined by gross add penetration rates (the rate of gross additions divided by the population count) of approximately 2.68% from 2007 through 2009, reflecting expanded distribution and the introduction of a prepay product late in 2006;

•	Monthly customer churn increasing from approximately 2.62% to 2.85% over the projection period, reflecting the higher churn profile of customers purchasing our prepay service;

•	Average subscribers are expected to increase 5% to 10% annually as a result of increased penetration of a growing population as well as the introduction of a prepay service offering;

•	Average revenue per user (ARPU) is expected to decline annually 1.5% to 2.5% (yielding an approximate 2% compound annual decline), due to continued price competition in the post-pay segment and the introduction of lower ARPU prepay services, offset in part, by additional revenues from features such as data and text messaging services;

•	Roaming revenues expected to increase slightly due to higher traffic from our roaming partners;

•	The overall increase in our expenses is based on expected general cost inflation plus the impact of subscriber changes on our variable operating costs:

•	Cost of Service, excluding handset expenses, to increase as a result of our increasing subscriber base, and

•	General & Administrative expenses to increase due higher average subscriber counts, primarily in our customer care operations;

•	Capital expenditures are expected to be approximately $70 million annually; and

•	Our weighted-average cost of debt is approximately 9%.

The financial projections exclude capital expenditures of approximately $250-$300 million over the forecast period related to a universal mobile telecommunications system, or UMTS, upgrade that could be required to remain competitive. Additionally, the financial projections do not address the competitive effects of the purchase of spectrum in the Company’s domestic markets by T-Mobile USA, one of the Company’s strategic partners, potentially resulting in a loss of revenue, increased churn and reduced customer additions.

Subsequent to the preparation of the August 2006 Projections provided above, the Company reported its fiscal year ended December 31, 2006 results of operations. The Company reported fiscal year ended December 31, 2006 Adjusted EBITDA of $92.8 million, compared to $89.0 million of projected Adjusted EBITDA that was contained in the August 2006 Projections provided to the Company’s financial advisors and the holders of the SunCom Wireless subordinated notes participating in the exchange. In addition, subsequent to the preparation of the August 2006 Projections, the Company’s management prepared additional projected financial information in March 2007 (the “March 2007 Projections”) based on its current outlook for the business which differs from the August 2006 Projections. The March 2007 Projections were prepared on a basis that is consistent with the accounting principles used in the historical financial statements, except that for each of the years presented below, equipment revenue is presented net of total equipment costs within selling and marketing expense. In addition, this projected financial information does not give effect to the proposed exchange transactions. The March 2007 Projections are set forth below, together with a comparison of projected Adjusted EBITDA for 2007, 2008 and 2009 from each of the March 2007 Projections and the August 2006 Projections.

SUNCOM WIRELESS HOLDINGS, INC.

	March 2007 Projections
	2007	2008	2009
	(In millions)
Revenues
Service Revenue	$758.9	$806.8	$837.8
Roaming Revenue	$84.5	$82.2	$84.8
USF Revenue	$6.0	$6.0	$6.0

Total Revenue	$849.4	$895.0	$928.6
Operating Expenses
Cost of Service	$284.4	$296.5	$309.9
General & Administrative	$211.2	$215.3	$209.8
Selling and Marketing(4)	$195.4	$198.8	$202.5

Total Operating Expense	$691.0	$710.6	$722.2
Net Interest Expense	$142.0	$145.0	$150.0
Adjusted EBITDA	$158.4	$184.4	$206.4
Net loss available to common stockholders	$(110.9)	$(85.4)	$(58.7)

(4)	Selling and marketing expense includes equipment margin (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) for each of the years presented. The projected equipment margin is $56.1 million, $58.1 million and $59.8 million in 2007, 2008 and 2009, respectively.

Comparative Projections

	2007	2008	2009
	(In millions)
Adjusted EBITDA:
March 2007 Projections	$158.4	$184.4	$206.4
August 2006 Projections	$131.2	$152.1	$162.8

The Company’s management developed the March 2007 Projections based on similar assumptions described above under the August 2006 Projections, with the following significant additions or changes:

•	The assumptions related to gross customer additions, determined by gross add penetration rates (the rate of gross additions divided by the population count), were reduced to approximately 2.5% over the period from 2007 to 2009, as opposed to the approximately 2.68% used in the August 2006 Projections, as a result of management’s current view of a slower ramp up of the Company’s prepay service product and reduced penetration expectations of this product over the periods presented;

•	The addition of the impact certain cost initiatives which are expected to result in an incremental cost savings of $10 million in 2009;

•	The assumptions relating to monthly customer churn over the projection period was reduced to approximately 2.5% to 2.71%, as opposed to the 2.62% to 2.85% used in the August 2006 projections, reflecting the smaller anticipated impact of the prepaid service product; and

•	The assumptions used for ARPU in 2007 were increased to $55.53 as opposed to $51.87 used in the August 2006 Projections as a result of the increased actual ARPU the Company experienced in the fourth quarter of 2006 and the continuation of such favorable ARPU trends in early 2007.

As discussed above, the August 2006 Projections, as well as the March 2007 Projections, do not address the competitive effects of the purchase of spectrum in the Company’s domestic markets by T-Mobile USA, one of the Company’s strategic partners, which could potentially result in a loss of revenue, increased churn and reduced customer additions, which the Company believes could occur beginning in 2009. The Company’s March 2007 Projections includes approximately $60 million of 2009 Adjusted EBITDA attributable to roaming revenue derived from T-Mobile USA, and any percentage reduction in the amount of such revenue earned by the Company for that period would reduce the 2009 Adjusted EBITDA by the same percentage of the $60 million attributable thereto.

Similar to the August 2006 Projections, the March 2007 Projections excludes capital expenditures of approximately $250-$300 million over the forecast period related to a UMTS upgrade that could be required to remain competitive.

In addition to the March 2007 Projections set forth above, the Company’s management prepared an enhanced case which included a projected $1.00 increase in ARPU over the periods presented as a result of the favorable ARPU trends that the Company has experienced in the past quarter. However, there can be no assurance that the Company will continue to experience a positive ARPU trend over the periods presented incrementally to those used in the March 2007 Projections, and accordingly the information presented above does not include the enhanced case scenarios because management does not believe that it has a sufficient measuring period of the recent ARPU trends for such information to be reliable at this time.

The Company’s Board of Directors has reviewed the new March 2007 Projections that were prepared subsequent to its initial approval and recommendation of the exchange, the merger, the merger agreement and the transactions contemplated thereby to be considered and voted upon by the stockholders at the special meeting. The Board of Directors has determined that the additional information contained in the March 2007 Projections does not change its view that the exchange and merger and transactions contemplated thereby are fair to, advisable to and in the best interest of the existing stockholders of the Company due to the following factors:

•	the estimated Adjusted EBITDA for 2007 reflected in the March 2007 Projections, when applied to an implied valuation multiple range of 7.5x to 8.5x, result in an enterprise value of the Company at ranges below the level that are necessary in order for the Company’s existing stockholders to receive any value in a sale transaction without consummating the exchange. See “— Valuation Information;”

•	the estimated Adjusted EBITDA for the Company for the periods through 2009 reflected in the March 2007 Projections, when used in a discounted cash flow analysis, do not result in a terminal valuation range, even before applying the implied discount rate, that exceeds the valuation range upon which the Company’s existing stockholders will receive any value after repaying all of the Company’s existing indebtedness; and

•	the increased cash flow reflected in the March 2007 Projections still do not provide the Company with sufficient liquidity under its current capital structure to make interest payments on all of its outstanding indebtedness and also make the capital expenditures for a UMTS upgrade over the forecasted period that may be required for the Company to remain competitive.

The Company’s financial advisor, Lazard, has not reviewed the March 2007 Projections, has not updated its analysis based on such projections and did not assist with or review the analysis in the factors listed above. Lazard’s analysis and fairness opinion, dated as of January 29, 2007, were based solely on the information described under the caption “The Recapitalization Transactions — Opinion of Financial Advisor,” and did not take into account the Company’s later-created March 2007 Projections.

Valuation Information

In connection with the exchange, the Company’s management prepared an analysis of the amounts that would be distributable to the current holders of the Company’s Class A common stock, and to the holders of the senior subordinated notes that have agreed to participate in the exchange, assuming a sale transaction were consummated at various valuation ranges. In connection with the following information, it should be noted that the ranges of potential value are provided for illustrative purposes only, and that the Company may be unable to consummate a sale transaction within the ranges provided, or at all. The Company’s financial advisor has not examined or compiled this analysis, or expressed any conclusion or provided any form of assurance with respect thereto and, accordingly, assumes no responsibility for it. In addition, the following analysis makes certain assumptions regarding the Company’s expected cash expenditures over the periods presented, as well as estimated tax effects of a potential sale transaction, each of which may vary substantially from the assumptions used. Management believes the assumptions used to prepare this analysis are reasonable, but projections of this type are inherently subject to economic and industry uncertainties and contingencies, all of which are difficult to predict and many of which are beyond SunCom’s control. Suncom does not intend to update or otherwise revise this analysis.

	Sale Transition Valuation Analysis
	(In millions, except per share data)

SALE TRANSACTION VALUE	$1,200	$1,400	$1,600	$1,700	$1,800	$2,000
Sale Proceeds — Pre-Exchange(1)
Cash on Hand(2)	$200	$200	$200	$200	$200	$200
Net Expenditures(3)	$(100)	$(100)	$(100)	$(100)	$(100)	$(100)
Less Senior Debt Principal(4)	$(972)	$(972)	$(972)	$(972)	$(972)	$(972)
Sale Transaction Expenses(5)	$(132)	$(132)	$(142)	$(172)	$(192)	$(212)
Total Distributable Proceeds Before Subordinated Notes:	$196	$396	$586	$656	$736	$916
Subordinated Notes(6)	$196	$396	$586	$656	$736	$774
Current Stockholders	—	—	—	—	—	$142
Per Common Share(7)	—	—	—	—	—	$1.97
Sale Proceeds — Post-Exchange(8)
Cash on Hand(2)	$200	$200	$200	$200	$200	$200
Net Expenditures(9)	$(60)	$(60)	$(60)	$(60)	$(60)	$(60)
Less Senior Debt Principal(4)	$(972)	$(972)	$(972)	$(972)	$(972)	$(972)
Sale Transaction Expenses(5)	$(132)	$(132)	$(142)	$(172)	$(192)	$(212)
Total Distributable Proceeds To Common Stockholders:	$236	$436	$626	$696	$776	$956
Subordinated Notes Stockholders(10)	$208	$384	$551	$612	$683	$841
Current Stockholders	$28	$52	$75	$84	$93	$115
Per Common Share(11)	$0.39	$0.73	$1.04	$1.16	$1.29	$1.59

(1)	Assumes a sale transaction is consummated as of October 31, 2007.

(2)	Assumes a cash and short-term investment balance as of December 31, 2006.

(3)	Represents expected net expenditures through October 31, 2007, including interest payments paid or accrued through October 31, 2007 on $247 million of senior secured loans, $725 million principal amount of senior notes and $744 million principal amount of senior subordinated notes.

(4)	Includes $247 million of senior secured loans and $725 million principal amount of senior notes.

(5)	Includes (i) estimated refinancing costs of $725 million principal amount of senior notes, (ii) estimated taxes incurred in connection with a sale transaction and (iii) additional estimated expenses to be incurred in connection with a sale transaction.

(6)	Assumes that $744 million principal amount of senior subordinated notes are returned for all remaining available proceeds before common stockholders for transaction values of $1.8 billion or less. At valuations of $2.0 billion and above, includes a redemption premium on such senior subordinated notes of up to $29.8 million.

(7)	Per share amounts based on approximately 72 million shares of Class A common stock outstanding as of the sale transaction date.

(8)	Assumes that the exchange is consummated as of April 30, 2007, and a sale transaction is consummated as of October 31, 2007.

(9)	Represents expected net expenditures through October 31, 2007, including interest payments paid or accrued (i) through October 31, 2007 on $247 million of senior secured loans and $725 million principal amount of senior notes, and (ii) through April 30, 2007, on $744 million principal amount of senior subordinated notes.

(10)	Assumes 100% participation in the exchange by the holders of the senior subordinated notes. If approximately 95.6% of the senior subordinated notes are delivered in the exchange, as is currently contemplated, approximately $32.9 million of the senior subordinated notes would remain outstanding and would be entitled to payment before any payment would be made in respect of the Class A common stock, including the Class A common stock received in respect of the senior subordinated notes delivered in the exchange.

(11)	Per share amounts are based on approximately 600 million Class A common shares outstanding as of the sale transaction date (after giving effect to the shares issued to subordinated noteholders in the exchange) and do not give effect to the 1 for 10 reverse stock split that will occur prior to consummation of the exchange.

Price Range of Common Stock and Dividend Information

Prior to December 19, 2006, our Class A common stock traded on the New York Stock Exchange under the ticker symbol “TPC.” Since December 19, 2006 and the delisting of our Class A common stock from the New York Stock Exchange, our Class A common stock trades on the over-the-counter bulletin board under the ticker symbol “SWSH.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our Class A common stock, as reported on the NYSE for all periods ending on or prior to December 19, 2006, and on the over-the-counter bulletin board for all periods ending subsequent to such date.

THE FOLLOWING PRICES DO NOT REFLECT THE 1 FOR 10 REVERSE STOCK SPLIT TO BE EFFECTED IMMEDIATELY PRIOR TO THE EXCHANGE. ACCORDINGLY, THESE PRICES MAY NOT BE INDICATIVE OF THE TRADING PRICES OF THE CLASS A COMMON STOCK AFTER GIVING EFFECT TO SUCH REVERSE STOCK SPLIT OR THE RECAPITALIZATION TRANSACTIONS.

	Low	High

Year Ended December 31, 2007
First Quarter (through March 9, 2007)	$0.69	$1.74
Year Ended December 31, 2006
First Quarter	$1.45	$3.10
Second Quarter	1.16	1.97
Third Quarter	0.90	1.63
Fourth Quarter	0.60	1.20
Year Ended December 31, 2005
First Quarter	$1.90	$3.92
Second Quarter	1.63	2.34
Third Quarter	2.02	3.84
Fourth Quarter	2.09	3.44
Year Ended December 31, 2004
First Quarter	$4.98	$6.99
Second Quarter	3.83	5.95
Third Quarter	2.42	4.34
Fourth Quarter	2.33	3.42

We have not paid any cash dividends on our Class A common stock since inception, and we do not anticipate paying dividends in the foreseeable future. Our ability to pay dividends is restricted by the terms of SunCom Wireless’ indentures and SunCom Wireless’ senior secured term loan. As of March 9, 2007, the closing price for our common stock as reported on the over-the-counter bulletin board was $1.18.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 9, 2007, the number of shares of Class A common stock beneficially owned by (i) each of our directors (ii) each of our executive officers, (iii) all current directors and executive officers as a group, and (iv) each of SunCom’s stockholders who, based on SunCom’s records, was known to SunCom to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock.

			Percentage of
	Number of Voting Shares		Voting Shares
Name and Address of Beneficial Owner(1)	Beneficially Owned		Beneficially Owned

Michael E. Kalogris	3,595,588	(7)	5.0%
William A. Robinson	370,000	(8)	*
Raul Burgos	341,585	(9)	*
Eric Haskell	337,500	(10)	*
Laura Shaw-Porter	199,118	(11)	*
Scott I. Anderson	115,143	(12)	*
Mathias J. DeVito	86,621	(13)	*
Arnold Sheiffer	75,000	(14)	*
J.P. Morgan Partners (23A SBIC), L.P.(2)	17,007,258		23.9%
Goldman, Sachs & Co.(3)	5,972,502		8.4%
Pardus European Special Opportunities Master Fund L.P.(4)	5,550,000		7.8%
Dimensional Fund Advisors LP(5)	4,890,525		6.9%
Barcella Holdings Corp.(6)	3,682,900		5.2%
All directors and executive officers as a group (8 persons)	5,120,555		7.2%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address of each person listed in this table is c/o SunCom Wireless Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.

(2)	Based on a Schedule 13D filed on February 5, 2007, by J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan SBIC LLC, Sixty Wall Street SBIC Fund, L.P., J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P. (collectively, the “JPM Investors”). Together, the JPM Investors report shared voting and shared dispositive power as to 17,007,258 shares of Class A common stock. Each of the JPM Investors reports its business address as 270 Park Avenue, New York, New York, 10017.

(3)	Based on a Schedule 13G filed on February 12, 2007 by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. (collectively, the “Goldman Sachs Investors”). Together, the Goldman Sachs Investors report shared voting and shared dispositive power as to 5,972,502 shares of Class A common stock. Each of the Goldman Sachs Investors reports its business address as 85 Broad Street, New York, New York, 10004.

(4)	Based on a Schedule 13D/A filed on January 31, 2007 by Pardus European Special Opportunities Master Fund L.P., Pardus Capital Management L.P., Pardus Capital Management LLC, and Mr. Karim Samii (collectively, “the Pardus Investors”). Together, the Pardus Investors report sole voting and sole dispositive power as to 5,550,000 shares of Class A common stock. Each of the Pardus Investors reports its business address as 1001 Avenue of the Americas, Suite 1100, New York, New York 10018.

(5)	Based on a Schedule 13G filed on February 2, 2007 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reports sole voting and sole dispositive power as to 4,890,525 shares of Class A common stock. Dimensional reports its business address as 1299 Ocean Avenue, Santa Monica, California 90401.

(6)	Based on a Schedule 13D filed on August 7, 2006, by Barcella Holdings Corp. and Evgeny Novitsky (collectively, the “Barcella Investors”). The Barcella Investors report shared voting and shared dispositive power as to 3,682,900 shares of Class A common stock. Each of the Barcella Investors reports its business address as Vanterpool Plaza, Wickhams Cay 1, 2nd floor, P.O. Box 873, Road Town, Tortola, British Virgin Islands.

(7)	Includes 63,177 shares of Class A common stock held under an amended and restated common stock trust agreement for management employees and independent directors, of which Mr. Kalogris is trustee.

Of the remaining 3,532,411 shares of Class A common stock reported in the table, 682,500 shares are subject to forfeiture in accordance with Mr. Kalogris’ employment agreement.

(8)	Of the 370,000 shares of Class A common stock reported in the table, 370,000 shares are subject to forfeiture according to the terms of Mr. Robinson’s employment agreement.

(9)	Of the 341,585 shares of Class A common stock reported in the table, 320,000 shares are subject to forfeiture according to the terms of Mr. Burgos’ employment agreement.

(10)	Of the 337,500 shares of Class A common stock reported in the table, 292,500 shares are subject to forfeiture according to the terms of Mr. Haskell’s employment agreement.

(11)	Of the 199,118 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Ms. Shaw-Porter.

(12)	Of the 115,143 shares of Class A common stock reported in the table, 33,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Anderson.

(13)	Of the 86,621 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of award agreements dated between SunCom and Mr. DeVito.

(14)	Of the 75,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Sheiffer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we filed with the SEC by reference to our corporate name or to our SEC file number, 1-15325. You may also read and copy any document we file at the SEC’s public reference room located at:

100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement and before the special meeting:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (our “2006 Annual Report on Form 10-K”);

•	The Company’s Proxy Statement dated April 3, 2006 on Schedule 14A relating to the 2006 Annual Meeting of Stockholders of the Company (our “2006 Annual Meeting Proxy Statement”);

We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 651-5900
Attention: Executive Director of Investor Relations

Should you want more information regarding SunCom Wireless, Inc. please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding such entity.

You should rely only on the information contained or incorporated by reference in this proxy statement to submit a proxy or vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 20, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of the proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

MISCELLANEOUS

If you have any questions about this proxy statement or the special meeting, or if you need additional copies of the proxy statement or need assistance with voting procedures, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Shareholders call toll free: (888) 567-1626
Bank and Brokers call collect: (212) 269-5550

ANNEX A

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”), dated as of January 31, 2007, is made by and among:

(a) The undersigned holders (each, a “Consenting Noteholder” and collectively the “Consenting Noteholders”) of certain 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% Notes”) and/or 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% Notes” and together with the 9 3/8% Notes, the “Notes”), in each case issued by SunCom Wireless, Inc. (f/k/a Triton PCS, Inc.) (“Wireless”); and

(b) SunCom Wireless Holdings, Inc. (“Holdings”), the indirect parent of Wireless, Wireless and SunCom Wireless Investment Company LLC (“Investco”), the direct subsidiary of Holdings and direct parent of Wireless (each of the foregoing, together with the Consenting Noteholders, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Holdings, through its subsidiaries, is a leading provider of wireless communications services in the southeastern United States and in certain territories of the United States;

WHEREAS, Investco, upon consultation with Holdings, has determined to effect a recapitalization concerning or impacting, inter alia, the Notes in accordance with the terms of this Agreement (the “Recapitalization”);

WHEREAS, the Parties intend to implement the Recapitalization through an equity-for-debt exchange (the “Exchange”) and consent to amendment of the indentures governing the Notes (the “Amendments”);

WHEREAS, to effect the Exchange, Holdings shall contribute shares of its Class A common stock, $.01 par value (the “Class A Stock”) to Investco, and Investco shall deliver such Class A Stock to the Consenting Noteholders in exchange for their Relevant Interests;

WHEREAS, Holdings shall submit the Exchange and the Merger Agreement (as defined herein) to the vote of the holders of its Class A Stock for approval (the “Shareholder Vote”);

WHEREAS, certain of the holders of the Notes and Holdings, Investco and Wireless have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring the outstanding indebtedness and liabilities of, and equity interests in, Holdings and its subsidiaries in accordance with the terms set forth in this Agreement;

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, this Agreement with the assistance of professional legal and financial advisors of its own choosing;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings and SunCom Merger Corp., a wholly-owned subsidiary of Holdings (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, immediately prior to the Exchange, Merger Sub will be merged with and into Holdings (the “Merger”) for the purpose of (i) effecting the conversion of each outstanding share of Class A Stock into 0.1 share of Class A Stock, (ii) effecting certain amendments to the certificate of incorporation of Holdings and (iii) granting certain additional rights to the holders of Class A Stock of Holdings immediately prior to the Merger;

WHEREAS, each Consenting Noteholder desires to agree to support and implement the Recapitalization and, to the extent it owns any Class A Stock, to vote to adopt the Merger Agreement and to vote to approve the Exchange, and Holdings and Investco desire to obtain the commitment of the Consenting Noteholders to take such action, in each case subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain holders of the Class A Stock, following the conversion of shares of Class B common stock, par value $0.01 per share, of Holdings (“Class B Stock”), held by certain of such holders to Class A Stock, have executed a Voting and Lock-up Agreement with certain of the Consenting Noteholders whereby such holders of Class A Stock have agreed, among other things, to vote to adopt the Merger Agreement, to vote to approve the Exchange, and to otherwise support and implement the Recapitalization.

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1.  Certain Definitions.

For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any proposal, offer or inquiry from a third party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in Holdings, Wireless or Investco or any of their subsidiaries representing 50% or more of the consolidated assets of Holdings and its subsidiaries taken as a whole, or of an equity interest representing a 50% or greater economic interest in Holdings and its subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to Holdings, Investco, Wireless or any of their subsidiaries, including without limitation, a Sale Transaction.

“Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

“Agreement” shall have the meaning ascribed thereto in the Preamble.

“Amendments” shall have the meaning ascribed thereto in the Recitals.

“Assets” shall mean, with respect to any Person, any land, buildings, improvements, leasehold improvements, Fixtures and Equipment and any other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its subsidiaries.

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

“Board” means the board of directors of Holdings.

“Break-Up Fee” shall have the meaning ascribed thereto in Section 11.2(b).

“Chase Release Parties” shall have the meaning ascribed thereto in Section 8.2(d).

“Class A Stock” shall have the meaning ascribed thereto in the Recitals.

“Class B Stock” shall have the meaning ascribed thereto in the Recitals.

“Closing” shall have the meaning ascribed thereto in Section 2.2(a).

“Closing Date” means the date the Closing occurs.

“Common Stock” shall mean the Class A Stock and the Class B Stock together.

“Company SEC Reports” shall have the meaning ascribed thereto in Section 5(b)(i).

“Consenting Noteholder” shall have the meaning ascribed thereto in the Preamble.

“Continuing Directors” shall have the meaning ascribed thereto in Section 9.1.

“Designated Defaults” shall mean any default arising from failure to perform or comply with Sections 4.01, 4.04, 4.05, 4.06, 4.14, 4.15, 4.16, 4.17, 4.18, 4.20 and 5.01 of the Indenture, dated as of January 19, 2001, as supplemented by the Supplemental Indenture, dated as of November 18, 2004 and the Second Supplemental Indenture, dated as of January 27, 2005 and of the Indenture, dated as of November 14, 2001, as supplemented by the Supplemental Indenture, dated as of November 18, 2004 and the Supplemental Indenture, dated as of January 27, 2005.

“D&O Insurance” shall have the meaning ascribed thereto in Section 8.2(b).

“8 3/4% Notes” shall have the meaning ascribed thereto in the Preamble.

“Exchange” shall have the meaning ascribed thereto in the Recitals.

“Exchange Act” shall have the meaning ascribed thereto in Section 5(b)(i).

“Exchange Consideration” shall have the meaning ascribed thereto in Section 2.1.

“Expenses” shall have the meaning ascribed thereto in Section 11.2(a).

“FCC Approval” shall have the meaning ascribed thereto in Section 8.5(b).

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

“GAAP” shall have the meaning ascribed thereto in Section 5(b)(ii).

“Governmental Entities” shall mean all courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction, including for the avoidance of doubt any self regulatory organizations.

“Holdings” shall have the meaning ascribed thereto in the Preamble.

“HSR Act” shall have the meaning ascribed thereto in Section 6.2.

“Indemnitees” shall have the meaning ascribed thereto in Section 8.2(a).

“Investco” shall have the meaning ascribed thereto in the Preamble.

“Lien” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction, hypothecation or encumbrance.

“Material Adverse Effect” shall mean an event or condition that has had or reasonably could have a material adverse effect on the business, assets or financial performance of Holdings and its consolidated subsidiaries, taken as a whole, other than any effect resulting from (i) conditions, developments or circumstances (including, without limitation, economic, political or regulatory conditions, federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the wireless communications industry in general or that adversely affect the markets in which Holdings and its subsidiaries operate generally or affect industries related to the telecommunications business generally (including, without limitation, the introduction of any technological changes in the telecommunications industry), (ii) any change in the United States or foreign economies or securities or financial markets in general, (iii) any action taken by Holdings, Investco, Wireless or the Consenting Noteholders in furtherance of the transactions contemplated hereby and consistent with the terms of this Agreement, (iv) the public announcement of the Exchange, the consummation of the transactions contemplated hereby, or the public announcement of the New Board’s intention to pursue strategic alternatives, including a Sale Transaction, or (v) changes in the nature of competition affecting the business of Holdings and its subsidiaries, taken as a whole (including, without limitation, competition resulting from the introduction of any new technological changes in the telecommunications industry).

“Material Contract” shall have the meaning ascribed thereto in Section 7.2(c).

“Materials” shall have the meaning ascribed thereto in Section 9.2.

“Merger” shall have the meaning ascribed thereto in the Recitals.

“Merger Agreement” shall have the meaning ascribed thereto in the Recitals.

“Merger Sub” shall have the meaning ascribed thereto in the Recitals.

“New Board” shall have the meaning ascribed thereto in Section 9.1.

“New Investment Bank” shall have the meaning ascribed thereto in Section 9.2.

“9 3/8% Notes” shall have the meaning ascribed thereto in the Preamble.

“Notes” shall have the meaning ascribed thereto in the Preamble.

“Party” shall have the meaning ascribed thereto in the Preamble.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

“Potential Purchasers” shall have the meaning ascribed thereto in Section 9.2.

“PPM” shall have the meaning ascribed thereto in Section 4(d).

“Proxy Statement” shall have the meaning ascribed thereto in Section 7.1(b).

“Recapitalization” shall have the meaning ascribed thereto in the Recitals.

“Recapitalization Document” shall have the meaning ascribed thereto in Section 3.1(a)(i).

“Relevant Interests” shall have the meaning ascribed thereto in Section 4(a).

“Requisite Noteholders” means Consenting Noteholders representing at least 85% in aggregate principal amount of all outstanding Notes subject to the Agreement.

“Restricted Period” shall have the meaning ascribed thereto in Section 3.2.

“Sale Transaction” shall have the meaning ascribed thereto in Section 9.2.

“SEC” shall have the meaning ascribed thereto in Section 3.1(a)(ii).

“Securities Act” shall have the meaning ascribed thereto in Section 4(d).

“Shareholder Vote” shall have the meaning ascribed thereto in the Recitals.

“Stockholders Meeting” shall have the meaning ascribed thereto in Section 7.1(b).

“SunCom Release Parties” shall have the meaning ascribed thereto in Section 8.2(d).

“Superior Proposal” shall mean an Acquisition Proposal that the Board determines in good faith (after consultation with the New Investment Bank or, if the New Investment Bank shall not have been appointed or shall no longer be serving as financial advisor to Holdings, another financial advisor of national reputation, and in light of all relevant circumstances, including all the terms and conditions of such proposal and the Exchange) to be more favorable to Holdings’ stockholders than consummating the Exchange.

“Transfer” shall have the meaning ascribed thereto in Section 3.2.

“Unsolicited Proposals” shall have the meaning ascribed thereto in Section 9.2.

“Voting and Lock-Up Agreement” shall have the meaning ascribed thereto in the Recitals.

“Wireless” shall have the meaning ascribed thereto in the Preamble.

Section 2.  Exchange.

2.1.  Exchange.

Subject to the terms and conditions of this Agreement, at the Closing, each Consenting Noteholder will exchange its Relevant Interests, by transferring the applicable Notes to Investco pursuant to Section 2.2, for the number of shares of Class A Stock specified opposite such Consenting Noteholder’s name on Schedule I hereto (the “Exchange Consideration”), which Schedule shall be updated as necessary prior to Closing to reflect any acquisitions or dispositions of Relevant Interests pursuant to the provisions of Sections 3.2, 3.3 and 4(b) and which reflects an exchange ratio of 71.113944 shares of Class A Stock for each $1,000 principal amount of Notes. The terms of the Class A Stock shall be as set forth in the certificate of incorporation of Holdings as it will be amended in the Merger (as defined herein). In lieu of any fractional shares of Class A Stock to be issued to the Consenting Noteholders as Exchange Consideration, each Consenting Noteholder shall be entitled to receive cash from Investco equal to the product obtained by multiplying (A) the fractional share interest to which such Consenting Noteholder (after taking into account all shares of Class A Stock to be received by such Consenting Noteholder) would otherwise be entitled to receive by (B) (i) if the Class A Stock is listed on the New York Stock

Exchange, the per share closing price of the Class A Stock on the Closing Date as listed on the New York Stock Exchange (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) or (ii) if the Class A Stock is not listed on the New York Stock Exchange, the per share closing price of the Class A Stock on the Closing Date as listed on the over-the-counter bulletin board or other exchange or quotation system on which the Class A Stock is traded at such time.

2.2.  Delivery and Payment.

(a) The closing of the Exchange (the “Closing”) will occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019 or at such place or places as mutually may be agreed upon by the Parties, at 10:00 A.M., New York City time, as promptly as practicable but in no event later than the third (3rd) business day after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Section 10.

(b) Delivery of the Notes at the Closing will be made to Investco by or on behalf of the Consenting Noteholders and Investco shall deliver to the Consenting Noteholders Class A Stock representing the Exchange Consideration (which Class A Stock shall be delivered by Holdings to Investco immediately prior to the Closing). Delivery of the Notes will be made through the facilities of The Depository Trust Company. At closing, each Consenting Noteholder shall also deliver to Investco a letter of transmittal in customary form transferring the Notes to Investco (which letter of transmittal shall also include information as to the tax basis of the Consenting Noteholder in the Notes being transferred).

2.3.  Exit Consent.

Each of the Consenting Noteholders who validly Exchanges its Notes pursuant to this Agreement will be deemed, by tendering its Notes for exchange, to have delivered a consent to the adoption of the Amendments, in substantially the form attached as Exhibit A hereto, effective immediately prior to the Closing. The Consenting Noteholders, with the cooperation of the other Parties hereto, shall instruct the Depository Trust Company, as record holder of the Notes, as necessary to effect such consent under the indentures governing the Notes prior to the Closing.

2.4.  Form of Exchange Consideration.

There will be placed on the certificates for the shares of Class A Stock issued as Exchange Consideration a legend stating in substance:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

2.5.  Taxes.

Holdings, Investco and Wireless will be responsible for all sales and similar transfer taxes which may be due by the Consenting Noteholders as a result of the Exchange as set forth in this Section 2 except to the extent that such taxes are imposed because Notes are held other than in the name of the registered holder.

Section 3.  Lock-Up of Consenting Noteholders.

3.1.  Support of Recapitalization.

(a) Each of the Consenting Noteholders, as long as each such Consenting Noteholder remains the legal owner, Beneficial Owner and/or the duly authorized investment adviser or manager with respect to any Notes and/or Common Stock, agrees that, so long as this Agreement shall be in full force and effect and shall not have been validly terminated pursuant to Section 11 hereof, it will:

(i) from and after the date hereof not directly or indirectly seek, solicit, support, formulate or encourage any other plan, sale, proposal or offer of reorganization, merger, restructuring or recapitalization of Holdings and/or its subsidiaries that could reasonably be expected to prevent, delay or impede the Recapitalization of Holdings and its subsidiaries as contemplated herein or in any other document prepared, executed or filed in connection with implementation of the Recapitalization, including, without limitation, the Merger Agreement (hereinafter, each a “Recapitalization Document”);

(ii) agree to permit disclosure in any filings by Holdings or Wireless with the Securities and Exchange Commission (the “SEC”) of the substance of this Agreement and the aggregate (but not the respective) Notes and the aggregate (but not the respective) Common Stock held by all Consenting Noteholders; provided that Holdings and Wireless shall not disclose the amount of the Notes or Common Stock held by any individual Consenting Noteholder, except as may be otherwise required by applicable law; and provided further that the Consenting Noteholders and their advisors will have the right to review and comment upon any such disclosure prior to any filing with the SEC; and

(iii) appear, by proxy or in person, at the Stockholders Meeting or otherwise cause its Class A Stock to be counted as present thereat for purposes of calculating a quorum and respond to any other request by Holdings for written consent, if any, and, unless otherwise expressly consented to in writing by Holdings, in its sole discretion, vote, or cause to be voted, all such Consenting Noteholder’s Class A Stock Beneficially Owned by such Consenting Noteholder as of the relevant time (A) in favor of the Exchange and the transactions contemplated thereby, including the issuance of the shares of Class A Stock, through Investco, to the Consenting Noteholders in exchange for the Notes held by such Consenting Noteholders (B) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (C) against any proposal made in opposition to, or in competition or inconsistent with, the Recapitalization and the Recapitalization Documents, including the adoption thereof or the consummation thereof, (D) against any extraordinary dividend, distribution or recapitalization by Holdings or change in the capital structure of Holdings (other than pursuant to or as explicitly permitted by the Recapitalization Documents) and (E) against any action or agreement that would reasonably be expected to result in any condition to the consummation of any Recapitalization Document not being fulfilled. Each Consenting Noteholder hereby revokes any and all previous proxies granted with respect to its Class A Stock. By entering into this Agreement, each Consenting Noteholder hereby grants a proxy appointing Holdings, with full power of substitution, as such Consenting Noteholder’s attorney-in-fact and proxy, for and in such Consenting Noteholder’s name, to be counted as present and to vote or otherwise to act on behalf of such Consenting Noteholder with respect to its Class A Stock in the manner contemplated by this Section 3.1(a)(iii) as such proxy or it substitutes shall, in Holdings’ sole discretion, deem proper with respect to its Class A Stock. The proxy granted by each Consenting Noteholder pursuant to this Section 3.1(a)(iii) is, subject to the penultimate sentence of this Section 3.1(a)(iii), irrevocable and is coupled with an interest and is granted in order to secure such Consenting Noteholder’s performance under this Agreement and also in consideration of the Holdings and Investco entering into this Agreement. If any Consenting Noteholder fails for any reason to be counted as present or to vote such Consenting Noteholder’s Class A Stock in accordance with the requirements of this Section 3.1(a)(iii) (or anticipatorily breaches such section), then Holdings shall have the right to cause to be present or vote such Consenting Noteholder’s Class A Stock in accordance with the provisions of this Section 3.1(a)(iii). The proxy granted by each Consenting Noteholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the valid termination of this Agreement in accordance with Section 11, not to attempt to revoke (subject to the preceding sentence), frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 3.1(a)(iii).

(b) Each of Holdings, Investco, Wireless and each Consenting Noteholder (so long as it is a holder of any Note or share of Common Stock) further agrees that, so long as this Agreement shall be in full force and effect and shall not have been validly terminated pursuant to Section 11 hereof, it shall not:

(i) object to, or otherwise commence any proceeding opposing, any of the terms of this Agreement or any Recapitalization Documents;

(ii) take any action which is inconsistent with, or that would delay approval or confirmation of any of the Exchange, the Merger Agreement, the Amendments or any of the other Recapitalization Documents; or

(iii) in its capacity as the holder of any Notes, initiate any Action with respect to its rights under such Notes or the applicable indentures governing such notes, except for any claims for any Designated Defaults.

3.2.  Transfer of Claims, Interests and Securities.

Each of the Consenting Noteholders hereby agrees, for the period beginning on the date of this Agreement and ending on the earlier of (i) the date of the Closing and (ii) the date of the termination of this Agreement pursuant to Section 11(such period, the “Restricted Period”), that it shall not sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Notes or Common Stock (or any right related thereto, including any voting or consent rights associated with such Notes and/or Common Stock), unless the transferee thereof agrees in writing, on terms substantially similar to those set forth in Exhibit B hereto, to assume and be bound by this Agreement, and to assume the rights and obligations of a Consenting Noteholder under this Agreement and delivers such writing to each of Holdings, Investco and counsel to the Consenting Noteholders at or prior to the time of the relevant Transfer (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder). Holdings and Investco shall promptly acknowledge any such Transfer in writing, and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, each of Holdings and Investco shall be deemed to have acknowledged that its obligations to the Consenting Noteholders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Noteholder hereunder. Any sale, transfer or assignment of any Note or share of Common Stock that does not comply with the procedure set forth in the first sentence of this Section 3.2 shall be deemed void ab initio. Each Consenting Noteholder further agrees to authorize and hereby authorizes Holdings and its subsidiaries to effect a stop transfer order with respect to all of the Notes and Common Stock owned by such Consenting Noteholder and agrees that an appropriate legend may be placed on the Notes and Common Stock with respect to the transfer restrictions set forth in this Section 3.2 and that such Consenting Noteholder will submit such Notes and certificates for Common Stock to Holdings for the inclusion of such legend.

3.3.  Further Acquisition of Notes and Equity Interests.

This Agreement shall in no way be construed to preclude any Consenting Noteholder or any of its respective subsidiaries from acquiring additional Notes and/or Common Stock; provided, however, that any such additional Notes or Common Stock acquired by a Consenting Noteholder or any subsidiary thereof shall automatically be deemed to be subject to the terms of this Agreement; and provided further that each such Consenting Noteholder agrees that it shall not create any subsidiary or other affiliated entity for the sole purpose of acquiring any Notes or shares of Common Stock. Upon the request of Holdings and Investco, each Consenting Noteholder shall, in writing and within five (5) business days, provide an accurate and current list of all Notes and Common Stock that it and any affiliate holds at that time, provided that the individual holdings of any Consenting Noteholder and its affiliates shall be kept confidential and not disclosed by Holdings or Investco, subject to applicable law.

Section 4.  Representations of Consenting Noteholders.

Each of the Consenting Noteholders, severally for itself, represents and warrants to Holdings and Investco, as of the date hereof and as of the Closing, as follows, all of which are continuing representations and warranties:

(a) Such Consenting Noteholder is the legal owner, Beneficial Owner and/or the investment advisor or manager for the legal or Beneficial Owner of the Notes set forth on Schedule I hereto (to be updated as necessary at the Closing) (collectively, the “Relevant Interests”). Such Consenting Noteholder will convey good and valid title to the Relevant Interests, free and clear of any Liens.

(b) There are no Notes of which such Consenting Noteholder is the legal owner, Beneficial Owner and/or investment advisor or manager for such legal or Beneficial Owner which are not part of its Relevant Interests other than Notes in which such Consenting Noteholder holds an interest pursuant to or subject to a contract with an unaffiliated third party which third party has failed to deliver title to, or return possession of, such Notes to such Consenting Noteholder in accordance with such contract (“Undelivered Interests”); provided, however, that such Undelivered Interests shall automatically become Relevant Interests upon the receipt of title, or, as the case may be, possession, by such Consenting Noteholder.

(c) Such Consenting Noteholder has full power to vote and/or dispose of the aggregate principal amount of the Relevant Interests.

(d) Such Consenting Noteholder is an “accredited investor” under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Such Consenting Noteholder is acquiring the Class A Stock for his, her or its own account, for investment purposes only and not with a view to the distribution of the Class A Stock, except in compliance with the Securities Act and applicable state securities laws. Such Consenting Noteholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his, her or its prospective investment in the Class A Stock and is able, without materially impairing his, her or its financial condition, to hold the Class A Stock for an indefinite period of time and to suffer a complete loss on such investment. Such Consenting Noteholder has received and reviewed the confidential private placement memorandum (the “PPM”) which outlines the contemplated structure of the Exchange and includes applicable disclosures relating to an investment in the Class A Stock, and has had the opportunity to ask questions of the management of Holdings and its subsidiaries to the extent necessary to evaluate an investment in the Class A Stock.

Section 5.  Representations of Holdings, Investco and Wireless.

Each of Holdings, Wireless and Investco represents and warrants to the Consenting Noteholders, as of the date hereof and as of the Closing, as follows, all of which are continuing representations and warranties:

(a) All shares of Class A Stock subject to issuance as specified in Section 2.1 hereof will be duly authorized upon consummation of the Merger and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.

(b) (i) Each of Holdings and Wireless has filed with the SEC all reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003 (collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Holdings and Wireless with the SEC pursuant to the Exchange Act after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Investco is not currently subject to the reporting requirements of Section 13 and Section 15(d) of the Exchange Act.

(ii) Each of the most recent audited and unaudited consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules)

fairly presents, in all material respects, the consolidated financial position of Holdings and Wireless and their consolidated subsidiaries as of its date, and each of the most recent audited and unaudited consolidated statements of income, stockholders’ equity and cash flows of Holdings and Wireless included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, of Holdings and Wireless and their subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principals (“GAAP”) consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(iii) Except as set forth in the Company SEC Reports, neither Holdings, Wireless nor any of their subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Holdings or Wireless or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Holdings or Wireless, as applicable, as of September 30, 2006, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) on or after September 30, 2006 and prior to the date hereof, and (iii) other liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv) Holdings represents that there are not any outstanding options or warrants for the purchase of any class of its equity.

(c) Holdings, Wireless and Investco and each of their subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings, Wireless, Investco nor any of their subsidiaries has received any written notice since January 1, 2003, or has knowledge, after due inquiry, of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for circumstances that, individually or in the aggregate, would not constitute a Material Adverse Effect, Holdings, Wireless and Investco have all permits, licenses, franchises, certificates, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit Holdings, Wireless and Investco to carry on their respective businesses as currently conducted.

(d) Except as set forth in Company SEC Reports filed prior to the date of this Agreement, there is no Action (i) instituted, (ii) pending and served upon Holdings, Wireless, Investco or any of their subsidiaries, or (iii) to the knowledge, after due inquiry, of Holdings, Wireless and Investco, pending and not served upon Holdings, Wireless, Investco or any of their subsidiaries, or overtly threatened, in each case against Holdings, Wireless, Investco or any of their subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, would reasonably be expected to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Holdings, Wireless, Investco, any of their subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to Holdings, Wireless, Investco or any of their subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Each of Holdings, Wireless and Investco has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including any interest and penalties, or provided adequate reserves for the payment thereof, except for those being contested in good faith and which are listed on Schedule 5(e) hereto or to the extent that failure to so file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Assuming the exchange of, and only of, all Relevant Interests held by the Consenting Noteholders as of the date of this Agreement and reflected on Schedule I hereto, immediately after the Exchange, each of the Consenting Noteholders or their successors and assigns will hold a ratable share of 87.00481% of the Common Stock on a fully diluted basis (assuming the issuance of all of the Class A Stock identified on Schedule 7.2), such ratable share to be determined based on the fraction equal to the face amount of such Consenting Noteholder’s Relevant Interests divided by the total face amount of the outstanding Relevant Interests owned by all of the Consenting Noteholders.

Section 6.  Mutual Representations and Warranties.

Each Party makes the following representations and warranties to each of the other Parties, all of which are continuing representations and warranties:

6.1.  Enforceability.

This Agreement is a legal, valid, and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally or is subject to general principles of equity, whether considered in a proceeding at law or in equity.

6.2.  No Consent or Approval.

Except as expressly provided in this Agreement (including approval and/or the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the FCC Approval), and, as to Holdings, subject to the Shareholder Vote, no consent or approval is required by any other Person or entity in order for it to carry out the provisions of this Agreement.

6.3.  Power and Authority.

It has all requisite power and authority to enter into this Agreement and, subject, in the case of Holdings, to the Shareholder Vote, to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Recapitalization.

6.4.  Authorization.

Subject, in the case of Holdings, to the Shareholder Vote, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

6.5.  Governmental Consents.

The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any Governmental Entity, except for the FCC Approval and such filings and approvals as may be necessary and/or required under the federal securities laws, any state securities laws or the HSR Act.

6.6.  No Conflicts.

The execution, delivery and performance of this Agreement does not and shall not: (i) subject to the receipt of the FCC Approval and the receipt of all approvals and/or the expiration of any applicable waiting period under the HSR Act, violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (ii) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

Section 7.  Undertakings of Holdings, Investco and Wireless.

7.1.  Affirmative Undertakings

(a) Except as otherwise expressly provided in this Agreement, each of Holdings, Investco and Wireless agrees that, from the date of this Agreement until the Closing, it shall, and shall cause its subsidiaries to, operate its business and maintain its Assets, in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its business and goodwill, (ii) maintain and renew its permits and licenses, (iii) keep available the service of its officers and employees, (iv) preserve its relationships with suppliers and other constituencies, (v) maintain its books and records and (vi) pay its obligations as they come due, in each case in the ordinary course of business, consistent with past practice.

(b) Holdings agrees to use its commercially reasonable efforts to prepare and file with the SEC as soon as practicable a proxy statement to be sent to holders of Class A Stock in connection with the meeting of holders of Class A Stock (the “Stockholders Meeting”) to consider the Exchange and the Merger Agreement (the “Proxy Statement”). Holdings will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Consenting Noteholders and their advisors will have the right to review and comment upon the Proxy Statement and any amendment thereto prior to the filing thereof with the SEC. Holdings shall use all reasonable efforts to (i) have or cause the Proxy Statement to be cleared by the SEC as promptly as practicable, (ii) have the Proxy Statement mailed to the holders of Class A Stock promptly after the clearance of such Proxy Statement by the SEC, and (iii) hold the Stockholders Meeting for the purposes of obtaining the Shareholder Vote within thirty (30) days of such mailing. The Board shall not withdraw, qualify or modify in a manner adverse to the Consenting Noteholders, or publicly propose to withdraw, qualify or modify in a manner adverse to the Consenting Noteholders, its recommendation of the Exchange, the Merger and the transactions contemplated hereby and under the Merger Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, but subject to the other obligations of Holdings contained in this Section 7.1(b), if, prior to obtaining the Stockholder Vote, the Board determines in good faith, after consultation with outside counsel, that failure to so withdraw, qualify or modify its recommendation would be inconsistent with the exercise of its fiduciary duties, the Board may withdraw or modify its recommendation.

(c) Holdings agrees to execute and deliver to the Consenting Noteholders for counter-execution, a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, on or before the Closing.

(d) Holdings shall use its reasonable best efforts to contest and/or appeal the delisting of the Class A Stock from the New York Stock Exchange.

7.2.  Negative Undertakings

Except as required by applicable law and subject to Section 7.1(b), Holdings, Investco and Wireless shall, and shall cause each of their subsidiaries to, take no actions inconsistent with the prompt consummation of the Recapitalization, the Exchange, the Merger and the other transactions contemplated by this Agreement. Each of Holdings, Investco and Wireless shall not, and shall not permit any of its subsidiaries to, except (i) as expressly permitted or required by this Agreement or the Merger Agreement, (ii) as set forth on Schedule 7.2, or (iii) as otherwise agreed to in writing by the Consenting Noteholders, not to be unreasonably withheld, conditioned or delayed:

(a) sell or convey any of its material Assets or any interests therein, except in the ordinary course of business consistent with past practice; provided, that Holdings and its subsidiaries may consummate the pending sales of (i) its wireless license and wireless communications network in the Athens, Georgia market to Cingular Wireless LLC and (ii) certain wireless communications towers located in North Carolina, South Carolina and eastern Tennessee to SBA Towers II LLC, a wholly-owned subsidiary of SBA Communications;

(b) change its method of accounting or any accounting principle, method, estimate or practice, except as may be required by GAAP or any other applicable requirements of law;

(c) cancel, terminate or amend any contract involving revenues or expenditures in excess of $250,000 (a “Material Contract”), or enter into any Material Contract, other than in the ordinary course;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Holdings and its subsidiaries, taken as a whole or which would be material Assets;

(e) enter into any joint ventures, strategic partnerships or alliances, except in the ordinary course of business consistent with past practice and not involving the formation of a new entity;

(f) enter into any contract the effect of which would be to grant to a third party any license to use any intellectual property, except in the ordinary course of business consistent with past practice;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization, including without limitation by entering into any Acquisition Proposal; provided, that nothing shall prohibit Holdings or its subsidiaries from entering into or supporting an Acquisition Proposal if Holdings and Investco terminate this Agreement pursuant to Section 11.1(h) to accept a Superior Proposal, subject to the compliance with Section 9.2 hereof;

(h) except as required by law or contract currently binding on Holdings or Investco, (i) enter into, adopt, amend or terminate any employee benefit plan, (ii) increase the compensation or benefits payable to any employee or pay any amounts to employees not otherwise due, except for promotions, raises, increases and the renewal of any employment contracts for non-executive officers, in case of each such promotion, raise, increase and renewal in the ordinary course of business, (iii) grant or accelerate the vesting of any equity-based awards for the benefit of any employee, (iv) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to any employee or (v) provide any funding for any rabbi trust or similar arrangement;

(i) amend its certificates of incorporation or bylaws (or comparable instruments);

(j) (i) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (ii) make any loans, advances or capital contributions to or investments in any other Person other than (A) those to customers in the ordinary course of business consistent with past practice and (B) travel and business expense advances to employees in the ordinary course of business consistent with past practice; or (iii) incur indebtedness other than trade indebtedness or working capital loans in the ordinary course;

(k) other than in the ordinary course of business consistent with past practice, enter into any contract that contains non-competition restrictions, including any restrictions purporting to relate to the conduct of the business of Holdings and its subsidiaries or any geographic restrictions;

(l) other than in the ordinary course of business consistent with past practice or as set forth in the annual budget of Holdings, Wireless or Investco, as applicable, as in effect as of the date hereof, authorize any new capital expenditure or expenditures that, individually or in the aggregate, exceed $250,000;

(m) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by Holdings or its subsidiaries in excess of $1,500,000 in the aggregate or (ii) relating to this Agreement or the transactions contemplated hereby;

(n) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock, voting debt or any securities derivative of or convertible into shares of capital stock or voting debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments of any character obligating Holdings or any of its subsidiaries to issue any such securities or rights;

(o) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates other than any direct or indirect wholly-owned subsidiaries;

(p) alter, through merger, liquidation, reorganization, restructuring or in any other manner, the corporate structure or ownership of Investco, Wireless or any other subsidiary;

(q) amend any of the Reorganization Documents without the prior written approval of the Consenting Noteholders, except for changes in the Proxy Statement or to documents incorporated by reference therein in response to any comments received by the SEC (subject to the right of the Consenting Noteholders to review and comment on such amendments as provided in Section 7.1(b)); or

(r) agree in writing or otherwise to take any of the actions described in (a) through (q) above.

Section 8.  Additional Covenants.

8.1.  No Solicitation of Transactions.

None of Holdings, Wireless, Investco or any of their subsidiaries shall, nor shall they authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisors, attorney, broker, finder or other agent or representative to, initiate or solicit (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding anything to the contrary contained herein, neither (i) the taking of any of the actions contemplated or permitted by Section 9.2 nor (ii) any of the actions taken by Holdings, Wireless, Investco or any of their subsidiaries prior to the date of this Agreement, shall be deemed to be a breach of Section 8.1.

8.2.  D&O Insurance; Indemnification; Release.

(a) All rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the respective current or former directors, officers or employees (collectively, “Indemnitees”), as the case may be, of Holdings or its subsidiaries as provided in their respective charter documents and bylaws or in any agreement shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the closing of the Closing. Holdings and its subsidiaries shall indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing, to the fullest extent permitted by: (i) the charter documents and bylaws of Holdings or any of its subsidiaries (including Wireless) as in effect on November 21, 2006; and (ii) any indemnification agreements of Holdings or its subsidiaries or other applicable contract, in each case as in effect on November 21, 2006. Holdings and the Consenting Noteholders covenant and agree, for a period of six years following the Closing, not to amend, modify or terminate any such charter documents, bylaws or agreements in any manner adverse to the Indemnitees with respect to such rights to indemnification and advancement of expenses.

(b) In furtherance of the foregoing, at the Board’s election, (A) Holdings and its subsidiaries shall obtain prior to the Closing “tail” insurance policies with a claims period of at least six years from the Closing with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy or policies of Holdings and its subsidiaries for claims arising from facts or events that occurred on or prior to the Closing; or (B) if Holdings and its subsidiaries shall not have obtained such tail policy, after the Closing, the New Board will cause Holdings and its subsidiaries to provide, for a period of not less than six years after the Closing, the Indemnitees who are insured under Holdings’ current directors’ and officers’ insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Closing that is no less favorable, taken as a whole, than the existing policy of Holdings and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage (in either case, the “D&O Insurance”). Holdings and its subsidiaries covenant and agree to maintain such D&O Insurance for a claims period of at least six years from the Closing and at such coverage amounts and shall not terminate or modify the D&O Insurance coverage in any manner adverse to the Indemnitees.

(c) Sections 8.2(a) and 8.2(b) are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnitees and shall be binding on all successors and assigns of Holdings and its subsidiaries. The Indemnitees shall be entitled to enforce the covenants contained in Sections 8.2(a) and 8.2(b).

(d) Effective as of and subject to the occurrence of the Closing, each of the Consenting Noteholders hereby releases and forever discharges all of Holdings and its subsidiaries and all of the Indemnitees (collectively, the “SunCom Release Parties”) and each of J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan SBIC LLC, Sixty Wall Street SBIC Fund, L.P, J.P. Morgan Capital, L.P., Sixty Wall Street Fund, L.P., their respective current and former directors, officers, partners and employees, and Arnold L. Chavkin (collectively, the “Chase Release Parties”), from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions of the SunCom Release Parties or Chase Release Parties occurring prior to the Closing in their capacity, with respect to the SunCom Release Parties, as obligors to the Consenting Noteholders or as stockholders, directors, officers and employees of Holdings and/or any of its subsidiaries, and with respect to the Chase Release Parties, as stockholders of Holdings or directors, officers, partners and employees of such Chase Release Parties, respectively; provided, however, that such release does not extend to acts of theft or fraud committed by any of the SunCom Release Parties or the Chase Release Parties against any Consenting Noteholder. This Section 8.2(d) is intended for the irrevocable benefit of, and to grant third party rights to, the SunCom Release Parties and the Chase Release Parties and shall be binding on all successors and assigns of each of the Consenting Noteholders. The SunCom Release Parties and the Chase Release Parties shall be entitled to enforce the provisions of this Section 8.2(d).

(e) Effective as of and subject to the occurrence of the Closing, each of the SunCom Release Parties hereby releases and forever discharges (and prior to the Closing, each of the Chase Release Parties will release and forever discharge) each of the Consenting Noteholders from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such Consenting Noteholder related to Holdings and its subsidiaries and the transactions contemplated by this Agreement, including the Exchange and the Merger; provided, however, that such release does not and will not extend to acts of theft or fraud committed by any Consenting Noteholder against the SunCom Release Parties or Chase Release Parties.

(f) Effective as of and subject to the occurrence of the Closing, each of Holdings and its subsidiaries hereby releases and forever discharges each of the Chase Release Parties from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such Chase Release Parties related to Holdings and its subsidiaries and the transactions contemplated by this Agreement, including the Exchange and the Merger; provided, however, that such release does not and will not extend to acts of theft or fraud committed by any Chase Release Party against Holdings or any of its subsidiaries. This Section 8.2(f) is intended for the irrevocable benefit of, and to grant third party rights to, the Chase Release Parties and shall be binding on all successors and assigns of each of Holdings and its subsidiaries. The Chase Release Parties shall be entitled to enforce the provisions of this Section 8.2(f).

8.3.  Confidentiality/Publicity.

Except as required by applicable law, Holdings and Investco on the one hand and the Consenting Noteholders on the other hand shall not, and shall not permit any of their subsidiaries to, make public disclosures in respect of the transactions contemplated by this Agreement without the consent, not to be unreasonably withheld, conditioned or delayed, of the other. Except as required by applicable law, Holdings and Investco shall not, and shall not permit any of their subsidiaries to, issue any press release in respect of the transactions contemplated by this Agreement without the consent of a majority in interest of the outstanding principal amount of the Notes held by the Consenting Noteholders, not to be unreasonably withheld, conditioned or delayed.

8.4.  Timing of the Exchange.

The Parties will use their commercially reasonable efforts to (i) finalize and file with the SEC the preliminary Proxy Statement within three (3) business days following the date of this Agreement and (ii) cause the consummation of the Exchange to occur within three (3) months following the date of this Agreement.

8.5.  Efforts to Consummate.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall, and shall cause any of its subsidiaries to, use its commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Recapitalization, Merger and Exchange, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, if any, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, each of Holdings and the Consenting Noteholders will (i) promptly, but in no event later than fifteen (15) days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including but not limited to approvals from the FCC approving the transactions contemplated by the Exchange (the “FCC Approval”), and (iii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Exchange, the Merger and the other transactions contemplated hereby.

(c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 8.5 if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Exchange, the Merger or any other transaction contemplated by this Agreement, each of Holdings, Investco and Wireless shall use its respective commercially reasonable efforts, and the Consenting Noteholders shall cooperate in all respects with Holdings, Investor or Wireless, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Exchange, the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.5 shall limit a Party’s right to terminate this Agreement pursuant to Section 11.1(c) or 11.1(d) so long as such party has, prior to such termination, complied with its obligations under this Section 8.5.

Section 9.  Governance.

9.1.  Board Makeup

Effective immediately upon consummation of the Exchange, the Board will be reconstituted as follows (collectively, the “New Board”): (i) Michael E. Kalogris, the Chairman and Chief Executive Officer, and Scott I.

Anderson, Chairman of the Audit Committee of the Board (together, the “Continuing Directors”), will remain on the Board and (ii) the remaining three current directors will resign from the Board. Immediately prior to the effectiveness of the resignations of any of the members of the existing Board, the Board will act to (A) increase the size of the Board to ten members and (B) approve the appointment, effective immediately following the resignation of the three current directors other than the Continuing Directors, of (i) three (3) new directors designated by Highland Capital Management, L.P., at least one (1) of which will be independent (as determined by the New Board) under New York Stock Exchange Rules, (ii) three (3) new directors designated by Pardus Capital Management L.P., a number (not less than one (1)) to be determined of which will be independent (as determined by the New Board) under New York Stock Exchange Rules and (iii) two (2) new directors designated by DiMaio Ahmad Capital LLC, each of which will be independent (as determined by the New Board) under New York Stock Exchange Rules, to fill the vacancies created by the resignation of such directors and the expansion of the Board. The directors appointed by the Persons set forth in the immediately preceding sentence (together with the Person making such appointment) are set forth on Schedule II hereto. Each such newly appointed director will be deemed to be in the class (e.g. class I, II or III) indicated next to such director’s name on Schedule II hereto. If either of the two Continuing Directors ceases to serve as a director for any reason, until the earlier of the consummation of a Sale Transaction (as defined below) and the termination of the Sale Transaction process by the New Board, the remaining Continuing Director will be entitled to select a replacement with relevant qualifications and experience, and Holdings and the Parties hereto with board appointment rights shall use their commercially reasonable efforts to cause such selected replacement to be appointed by the Board to fill the vacancy; provided that any such replacement must be reasonably acceptable to and consented to by the Board, which consent shall not be unreasonably withheld or delayed. Notwithstanding the designation rights of particular Consenting Noteholders set forth above, each of the newly appointed directors appointed to the New Board shall have relevant background and experience and shall otherwise be reasonably acceptable to and consented to by the Board, which consent shall not be unreasonably withheld or delayed. In the event that a director designated pursuant to clause (B) of this Section 9.1 ceases to serve as director for any reason prior to the 2008 annual meeting of stockholders of Holdings, the vacancy resulting thereby shall be filled by an individual designated and nominated by the Person that nominated the director who has ceased to serve, provided that the individual so nominated shall have relevant background and experience and shall otherwise be reasonably acceptable to and consented to by the remainder of the Board, which consent shall not be unreasonably withheld or delayed, and Holdings and the Parties hereto with board appointment rights shall take all action necessary to promptly elect, if necessary, such successor or replacement director to the Board as soon as possible after the date of such vacancy. Each director appointed to the Board shall execute a confidentiality agreement in form and substance reasonably satisfactory to Holdings prior to assuming his or her position on the Board. The Parties agree that the Recapitalization Documents, including any proxy solicitation materials, shall reflect the arrangements set forth in this paragraph as and to the extent required by law.

9.2.  Sale Transaction

Each of the Parties agrees that a sale transaction or transactions (whether by way of merger(s), consolidation(s), stock purchase(s) or sale(s) of substantially all of the business of Holdings as currently conducted, a “Sale Transaction”)) should be pursued by the Board. Promptly upon the execution of this Agreement, Holdings shall issue a public announcement reasonably satisfactory to the Consenting Noteholders describing the Recapitalization. Additionally, contemporaneously with (or promptly after) the filing of the proxy materials with respect to the Shareholder Vote, Holdings shall issue a public announcement reasonably satisfactory to the Consenting Noteholders indicating that Holdings intends to pursue strategic alternatives, including a Sale Transaction. Specifically, Holdings and the Consenting Noteholders agree that: (i) Holdings shall retain an investment bank of nationally recognized standing mutually acceptable to the Board and the Consenting Noteholders (the “New Investment Bank”) on terms mutually acceptable to the Board and the Consenting Noteholders for the purpose of advising Holdings and its subsidiaries and the Board on a Sale Transaction; (ii) the New Investment Bank shall be instructed to begin as soon as practicable to prepare customary sales brochures, information memoranda and other marketing materials (collectively, “Materials”) necessary to market Holdings and its subsidiaries and/or their respective assets; (iii) the New Investment Bank shall be instructed to work with Holdings on the preparation of a data room for purposes of facilitating a Sale Transaction; and (iv) the New Investment Bank shall be instructed to (A) identify potential strategic and financial purchasers (“Potential Purchasers”) that it reasonably believes may be interested in participating in a Sale Transaction (and have the financial wherewithal to successfully consummate a Sale Transaction) and (B) as the New Investment Bank may reasonably determine to be desirable, enter into customary and appropriate confidentiality agreements with one or more of such Potential Purchasers; provided, that in no event shall Holdings, Investco, Wireless or their respective agents (including the New Investment Bank) distribute any Materials or otherwise initiate any discussions or negotiations with Potential Purchasers in a Sale Transaction prior to the effective date of the Exchange (except that the New Investment Bank and counsel to Holdings and Investco may negotiate the terms of the confidentiality agreements referred to in (B) above). Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 8.1), at any time prior to the Closing the Board shall have the right to review unsolicited proposals from third parties for an Acquisition Proposal, including but not limited to a Sale Transaction and any unsolicited proposals resulting from the actions of Holdings and its subsidiaries pursuant to this Section 9.2 (“Unsolicited Proposals”) and respond in good faith to any such proposals, including negotiating and executing any appropriate confidentiality agreements with such third parties, providing financial, legal and other information to such third parties, and negotiating the terms with respect to such proposal, or taking such other actions as the Board deems appropriate in exercising its fiduciary duties. Upon receipt of any Unsolicited Proposal, Holdings agrees that it shall use the New Investment Bank in connection with the evaluation and negotiation of such proposal; provided, that the New Investment Bank shall agree in writing not to disclose the existence or terms of any Unsolicited Proposal, including the identity of the parties thereto, to any of the Consenting Noteholders or their representatives.

Section 10.  Conditions.

(a) The respective obligations of each Party to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(i) The Exchange and the Merger Agreement shall have been approved by holders of a majority of the outstanding Class A Stock at the Stockholders Meeting, and the Merger shall have been consummated;

(ii) The waiting periods (and any extensions thereof) applicable to the Reorganization under the HSR Act shall have been terminated or shall have expired;

(iii) The FCC Approval shall have been obtained;

(iv) All filings required to be made prior to the Closing by any Party or any of its respective subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents, approvals and authorizations would not cause a Material Adverse Effect;

(v) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the consummation of the Exchange or the Merger; and

(vi) At least 91.25% of the total outstanding principal amount of the Notes are tendered for exchange at the Closing by the Consenting Noteholders pursuant to Section 2.1.

(b) The obligations of the Consenting Noteholders to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(i) The representations and warranties of Holdings, Wireless and Investco contained in this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the Closing as if made at and as of such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) Each of Holdings, Wireless and Investco shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing;

(iii) Each of J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P. shall have converted all their shares of Class B Stock into shares of Class A Stock prior to the record date for the Stockholders Meeting and shall have entered into the Voting and Lock-Up Agreement;

(iv) The Consenting Noteholders shall have received (or will receive at the Closing) payment in cash of all interest accrued through the Closing in respect of the Notes held by them and tendered in the Exchange; and

(v) Since September 30, 2006, there shall not have been any change, circumstance or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) The obligations of Holdings, Wireless and Investco to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(i) The representations and warranties of the Consenting Noteholders contained in this Agreement shall be true and correct (without regard to any materiality qualifier contained therein), on and as of the Closing as if made at and as of such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Consenting Noteholders to consummate the transactions contemplated by this Agreement;

(ii) The Consenting Noteholders shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) Supplemental indentures including the Amendments shall have been validly executed and delivered by Wireless and the trustee under the indentures governing the Notes.

Section 11.  Termination.

11.1.  Termination Events.

This Agreement may be terminated at any time before the Closing of the Exchange (except as otherwise provided), whether before or after the Shareholder Vote, by written notice from the Requisite Noteholders to Holdings and Investco or Holdings, Investco and Wireless to the Consenting Noteholders, as the case may be, as follows:

(a) by mutual written consent of each of the Requisite Noteholders and Holdings, Investco and Wireless;

(b) by either the Requisite Noteholders or Holdings, Investco and Wireless, if delivery of a proxy statement to the holders of the Class A Stock in respect of the Shareholder Vote does not take place on or before April 30, 2007;

(c) by either the Requisite Noteholders or Holdings, Investco and Wireless, if the Recapitalization is not substantially consummated on or before May 31, 2007;

(d) by either the Requisite Noteholders or Holdings, Investco and Wireless if there shall have been issued an order, decree or injunction having the effect of making the Exchange or the Merger illegal or permanently prohibiting the consummation of the Exchange or the Merger, and such order, decree or injunction shall have become final and nonappealable;

(e) by the Requisite Noteholders, if either of Holdings, Investco or Wireless has breached any material provision of this Agreement and any such breach remains uncured for a period of five (5) days after written notice of such breach, specifically identifying the nature of such breach and the intent of the Requisite

Noteholders to terminate the Agreement pursuant to this Section 11.1(e), is delivered by the Requisite Noteholders to Holdings, Investco and Wireless;

(f) by Holdings, Investco and Wireless, if any of the Consenting Noteholders has breached any material provision of this Agreement and any such breach remains uncured for a period of five (5) days after written notice of such breach, specifically identifying the nature of such breach and the intent of Holdings, Investco and Wireless to terminate the Agreement pursuant to this Section 11.1(f), is delivered by Holdings and Investco to the Consenting Noteholders;

(g) by Holdings, if the Board elects to terminate the Exchange Agreement in order to accept a Superior Proposal;

(h) by the Requisite Noteholders, if the Board fails to recommend this Agreement and/or the Merger Agreement to the shareholders of Holdings, or withdraws such recommendation; or

(i) by either the Requisite Noteholders or Holdings, Investco and Wireless, if the Shareholder Vote for approval of the Exchange and/or the Merger Agreement is not obtained.

11.2.  Expenses; Break-Up Fee.

(a) Except as otherwise provided in this Section 11.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and PPM and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

(b) Notwithstanding the foregoing, if (i) (A) an Acquisition Proposal has been received by Holdings, Investco, Wireless or any of their subsidiaries, or their respective representatives or advisors, or at the time of such termination an Acquisition Proposal has been publicly proposed or publicly announced and this Agreement is terminated by Holdings, Investco and Wireless pursuant to Section 11.1(b) or Section 11.1(c) or by the Requisite Noteholders pursuant to Section 11.1(e) and (B) within twelve (12) months from the date of termination of this Agreement, Holdings or any of its subsidiaries shall consummate such Acquisition Proposal (or enter into a definitive agreement with respect to such Acquisition Proposal that is subsequently consummated), (ii) this Agreement is terminated by Holdings pursuant to Section 11.1(g), or (iii) this Agreement is terminated by the Requisite Noteholders pursuant to Section 11.1(h), then Holdings shall pay the Consenting Noteholders an amount equal to the Break-Up Fee, by wire transfer of immediately available funds to an account designated by the Consenting Noteholders, within (x) in the case of clause (i) above, within two business days following the consummation of the applicable Acquisition Proposal and (y) in the case of clause (ii) and (iii) above, within two business days after the termination of this Agreement. Holdings’s payment of a Break-Up Fee to Section 11.2 shall be the sole and exclusive remedy of the Consenting Noteholders against Holdings and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Holdings, Investco or Wireless. In no event shall Holdings be required to pay more than one Break-Up Fee pursuant to this Section 11.2. The “Break-Up Fee” shall be an amount to each Consenting Noteholder equal to 2.0% of the total outstanding principal amount of the Notes held by such Consenting Noteholder as of the date of this Agreement, as indicated for such Consenting Noteholder on Schedule I hereto.

(c) Whether or not the Exchange is consummated, Holdings agrees that it shall cause Wireless to pay, on a monthly basis, the reasonable fees and expenses of Wachtell, Lipton, Rosen & Katz (billed in the manner that the firm has previously billed Holdings), counsel to the Consenting Noteholders, incurred, whether before or after the date hereof, in connection with the transactions contemplated by this Agreement; provided, that the aggregate amount of such fees and expenses that Holdings shall be required to pay shall not exceed $1,000,000.

11.3.  Effect of Termination.

In the event of termination of this Agreement by either the Consenting Noteholders or Holdings and Investco as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Consenting Noteholders or Holdings or Investco or their respective officers, members or directors, as applicable, except as (i) set forth in Section 11.2, (ii) with respect to any actual liabilities or damages incurred or suffered by a Party as a result of the willful breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, and (iii) with respect to provisions hereof that expressly survive the termination of this Agreement.

Section 12.  Effectiveness of the Agreement.

This Agreement shall become effective when Holdings and Investco and counsel to the Consenting Noteholders shall have received counterparts hereof duly executed and delivered by: (i) Consenting Noteholders holding Relevant Interests constituting at least 91.25% of the aggregate outstanding principal amount of the Notes; and (ii) Holdings, Investco and Wireless.

Section 13.  No Waiver of Participation and Reservation of Rights.

Except as expressly provided in this Agreement (including, without limitation, the provisions of Sections 3.1(b)(iii) and 8.2), nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Consenting Noteholders to protect and preserve its rights, remedies and interests, including without limitation, its claims against Holdings, Investco and Wireless. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement are not consummated or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all rights, remedies and interests.

Section 14.  Miscellaneous Terms.

14.1.  Binding Obligation, Assignment, No Recourse.

(a) Binding Obligation.  Subject to, in the case of Holdings, the Shareholder Vote, this Agreement is a legally valid and binding obligation of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Except as set forth in Section 8.2 hereof, nothing in this Agreement, express or implied, shall give to any Person, other than the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, any benefit or any regal or equitable right, remedy or claim under this Agreement. The agreements, representations, warranties, covenants and obligations of the Consenting Noteholders contained in this Agreement are, in all respects, several and not joint. Except for the obligations of the Consenting Noteholders under Sections 2.5, 4, 6, 8.2, 8.3, 9, 11.2(a), 11.2(c), 13 and 14, all obligations of the Consenting Noteholders under this Agreement shall terminate upon consummation of the Closing.

(b) Assignment.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person except as provided in Section 3.2 hereof.

(c) No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

14.2.  Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

14.3.  Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

14.4.  Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

14.5.  Complete Agreement, Interpretation and Modification.

(a) Complete Agreement.  The Agreement and the other agreements referenced herein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.

(b) Interpretation.  This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret the Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c) Modification of the Agreement.  This Agreement may only be modified, altered, amended or supplemented by an agreement in writing signed by Holdings, Investco and the Requisite Noteholders; provided, however, that if the modification or amendment at issue materially adversely impacts the economic treatment or rights of any Consenting Noteholder, the agreement in writing of such Consenting Noteholder whose economic treatment or rights are materially adversely impacted shall also be required for such modification or amendment.

(d) Waiver.  At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

14.6.  Specific Performance.

The Parties understand and agree that money damages may not be a sufficient remedy for any breach of this Agreement by any Party, and further understand and agree that each non-breaching Party shall be entitled to seek (upon proper proof) the remedy of specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a non-exclusive remedy of any such breach; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.

14.7.  Execution of Agreement.

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.8.  Independent Due Diligence and Decision-Making.

Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospect of Holdings and its subsidiaries.

14.9.  Consideration.

Holdings, Investco and each Consenting Noteholder hereby acknowledge that no additional consideration shall be due or paid to the Consenting Noteholders for their agreement to vote in favor of the Recapitalization or to tender in the Exchange or to consent to the Amendments in accordance with the terms and conditions of this Agreement, other than Holdings’ and Investco’s agreements to use commercially reasonable efforts to consummate the Recapitalization in accordance with the terms and conditions of this Agreement.

14.10.  Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a)  If to Holdings, Wireless and/or Investco, to:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
Attention: General Counsel
(610) 651-5900 (phone)
(610) 722-4288 (facsimile)

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Simeon Gold, Esq.
Marcia L. Goldstein, Esq.
Telecopier: (212) 310-8007

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: W. Stuart Ogg, Esq.
Telecopier: (214) 746-7777

(b)  If to a Consenting Noteholder or a transferee thereof, to the addresses or telecopier numbers set forth on Schedule III hereto (or as directed by any transferee thereof), as the case may be, with a copy to:

Wachtell, Lipton, Rosen & Katz LLP
51 West 52nd Street
New York, New York 10019
Attention: Scott Charles, Esq.
Telecopier: (212) 403-2000

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SUNCOM WIRELESS HOLDINGS, INC.

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Executive Vice President and
Chief Financial Officer

SUNCOM WIRELESS INVESTMENT COMPANY LLC

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Executive Vice President and
Chief Financial Officer

SUNCOM WIRELESS, INC.

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Executive Vice President and
Chief Financial Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.

By: Pardus Capital Management LP, its Investment Manager

By: Pardus Capital Management LLC, its general partner

By:	/s/ Karim Samii
Name: Karim Samii

Title:	Sole Member

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of American High-Income Trust

By:	/s/ Michael J. Downer
Name: Michael J. Downer

Title:	Vice President and Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of The Bond Fund of America, Inc.

By:	/s/ Michael J. Downer
Name: Michael J. Downer

Title:	Vice President and Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of The Income Fund of America, Inc.

By:	/s/ Michael J. Downer
Name: Michael J. Downer

Title:	Vice President and Secretary

LISPENARD STREET CREDIT (MASTER), LTD

By: DiMaio Ahmad Capital LLC, its investment manager

By:	/s/ Wes Higgins
Name: Wes Higgins

Title:	Partner and Chief Operating Officer

POND VIEW CREDIT (MASTER), L.P.

By: DiMaio Ahmad Capital LLC, its investment manager

By:	/s/ Wes Higgins
Name: Wes Higgins

Title:	Partner and Chief Operating Officer

HIGHLAND CREDIT OPPORTUNITIES CDO, L.P.

By: Highland Credit Opportunities CDO GP, L.P.,
its general partner

By: Highland Credit Opportunities CDO GP, LLC,
its general partner

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ Mark K. Okada
Name: Mark K. Okada

Title:	Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND SPECIAL OPPORTUNITIES HOLDING COMPANY

By: Highland Capital Management, L.P., as Collateral Manager

By: Strand Advisors, Inc., its general partner

By:	/s/ Mark K. Okada
Name: Mark K. Okada

Title:	Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.

By: Highland Crusader Fund GP, L.P., its general partner

By: Highland Crusader GP, LLC., its general partner

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ Mark K. Okada
Name: Mark K. Okada

Title:	Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CREDIT STRATEGIES MASTER FUND, L.P.

By: Highland General Partner, L.P., its general partner

By: Highland GP Holdings LLC, its general partner

By: Highland Capital Management, LP, its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ Mark K. Okada
Name: Mark K. Okada

Title:	Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CDO OPPORTUNITY MASTER FUND, L.P.

By: Highland CDO Opportunity Fund GP, L.P., its general partner

By: Highland CDO Opportunity Fund GP, LLC., its general partner

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ Mark K. Okada
Name: Mark K. Okada

Title:	Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.

By:	/s/ Mark K. Okada
Name: Mark K. Okada

Title:	Officer

HIGHLAND CREDIT STRATEGIES FUND

By:	/s/ M. Jason Blackburn
Name: M. Jason Blackburn

Title:	Treasurer

RESTORATION OPPORTUNITIES FUND

By:	/s/ M. Jason Blackburn
Name: M. Jason Blackburn

Title:	Treasurer

ORIX FINANCE CORP.

By:	/s/ Christopher L. Smith
Name: Christopher L. Smith

Title:	Authorized Representative

J.P. MORGAN SECURITIES INC.

By:	/s/ John Abate
Name: John Abate

Title:	Managing Director

Date: February 5, 2007

GOLDMAN, SACHS & CO.

By:	/s/ Justin G. Gmelich
Name: Justin G. Gmelich

Title:	Partner — Managing Director

Date: February 6, 2007

ANNEX B

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2007 (this “Agreement”), is between SunCom Wireless Holdings, Inc., a Delaware corporation (the “Company” ), and SunCom Merger Corp., a Delaware corporation (“Merger Sub”).

WHEREAS, Merger Sub is a wholly-owned subsidiary of the Company;

WHEREAS, simultaneously with the execution of this Agreement, the Company, SunCom Wireless Investment Company LLC, a Delaware limited liability company (“SunCom Investment”), a wholly-owned subsidiary of the Company, and SunCom Wireless, Inc. (f/k/a Triton PCS, Inc.) (“Wireless”), a wholly-owned subsidiary of SunCom Investment, have entered into an Exchange Agreement (as it may be amended, supplemented, modified or waived from time to time, the “Exchange Agreement”), which provides, among other things, for the contribution by the Company to SunCom Investment of up to 48,304,431 shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), which will in turn be exchanged (the “Exchange”) by SunCom Investment for $302,115,000 principal amount of the 9 3/8% Senior Subordinated Notes due 2011 and $377,139,000 principal amount of the 8 3/4% Senior Subordinated Notes due 2011 (collectively, the “SunCom Wireless Notes”) of Wireless, which are currently held by the certain bondholders of Wireless (the “Consenting Noteholders”), upon the terms and subject to the conditions set forth in the Exchange Agreement;

WHEREAS, the Company and Merger Sub desire that Merger Sub merge with and into the Company, with the Company as the surviving entity (the “Merger”), with all of the issued and outstanding common stock, par value $0.01 per share, of Merger Sub ( “Merger Sub Stock”) being canceled;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interest of the Company and its stockholders and has approved and adopted this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interest of Merger Sub and its stockholders and has approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

Section 1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation after the Merger. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”.

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place immediately upon the satisfaction or waiver of the conditions to closing set forth in Article V hereof (the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to by the parties hereto.

Section 1.3.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the date and time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.5.  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit A hereto until thereafter changed or amended as provided therein or by applicable law.

(b) At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.6.  Directors and Officers of the Surviving Corporation.

(a) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve as such until the earlier of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (as defined below) or any shares of Merger Sub Stock:

(a) Merger Sub Stock.  All of the issued and outstanding shares of Merger Sub Stock shall automatically be canceled, shall no longer be outstanding and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation. From and after the Effective Time, the Company, as the holder of all of the Merger Sub Stock, shall have no further rights with respect to such interests except as provided herein or by applicable law.

(b) Company Common Stock.  Each share of Company Common Stock (as defined below) shall be converted into (1) 0.1 validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) and (2) the right to receive the contingent consideration payable in accordance with Section 2.1(c), if any (the “Contingent Merger Consideration”).

(c) Contingent Merger Consideration.  The Contingent Merger Consideration shall be payable, if at all, as follows:

(i) In the event that, following the consummation of the Merger (x) the board of directors of the Surviving Corporation determines that any Sale Transaction process should be terminated (other than in accordance with Section 2.1(c)(iii)) and (y)(1) the board of directors of the Surviving Corporation shall not have hired an investment bank of nationally recognized standing (the “New Investment Bank”) for the purpose of soliciting a sale transaction or transaction(s) (whether by way of merger(s), consolidation(s), stock purchase(s) or otherwise) of substantially all of the business of the Company (and, following the Merger, the business of the Surviving Corporation and its subsidiaries) as presently conducted (a “Sale Transaction”) or (2) such New Investment Bank, if hired, or the Company shall not have distributed customary sales brochures, information memoranda and other marketing materials (the “Sales Materials”) to potential strategic and financial purchasers of the Surviving Corporation, then each holder of Company Common Stock outstanding immediately prior to the Effective Time of the Merger shall be entitled to receive an additional 0.029412 share of Surviving Corporation Common Stock for each share of Company Common Stock held by such holder immediately prior to the Effective Time of the Merger.

(ii) In the event that (x) the Contingent Merger Consideration set forth in Section 2.1(c)(i) is not payable due to the hiring of the New Investment Bank and the distribution of the Sales Materials in accordance with the requirements of such Section and (y) within 90 days following the distribution of the Sales Materials by the New Investment Bank, the board of directors of the Surviving Corporation terminates the Sale Transaction process (other than in accordance with Section 2.1(c)(iii)), then each holder of Company Common Stock outstanding immediately prior to the Effective Time of the Merger shall be entitled to receive an additional 0.014451 share of Surviving Corporation Common Stock for each share of Company Common Stock held by such holder immediately prior to the Effective Time of the Merger.

(iii) Notwithstanding anything to the contrary contained herein, in no event shall any Contingent Merger Consideration be required to be issued in the event that at least 90% of the board of directors of the Surviving Corporation determine at a board meeting duly called and held that any Sale Transaction process should be terminated.

(d) Additional Matters Related to the Contingent Merger Consideration.  The right to receive the Contingent Merger Consideration represented by each share of Company Common Stock outstanding immediately prior to the Merger shall be uncertificated. Such right shall be personal to the holders of record (on their own behalf and on behalf of the beneficial owners for which they are the record holder) of the Company Common Stock at the Effective Time of the Merger and shall not be transferable by such holders. A certificate representing the whole number of shares of Surviving Corporation Common Stock, if any, which are required to be issued in respect of the right to the Contingent Merger Consideration shall be issued to each holder of Company Common Stock outstanding at the effective time of the Merger promptly (and in no event more than five (5) business days) following the occurrence of the event requiring the payment of such Contingent Merger Consideration as set forth in Section 2.1(c)(i) or Section 2.1(c)(ii), as applicable, and cash in lieu of any fractional shares will be paid to such holder in accordance with the provisions of Section 2.1(f). The right of the holders of Company Common Stock outstanding at the effective time of the Merger to receive any Contingent Merger Consideration shall automatically terminate and be extinguished on the first date, if any, that the circumstances requiring the issuance of such Contingent Merger Consideration as set forth in Section 2.1(c)(i) or Section 2.1(c)(ii) are no longer applicable.

(e) Exchange of Certificates.  On or promptly following the Closing Date, the Surviving Corporation shall deposit with Computershare or such bank or trust company as may be designated by the Surviving Corporation (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Surviving Corporation Common Stock issuable pursuant to Section 2.1(b)(1) in exchange for outstanding shares of Company Common Stock. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate of Company Common Stock (a “Certificate”) whose shares of Company Common Stock were converted pursuant to Section 2.1(b)(1) into shares of Surviving Corporation Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be issued (A) a certificate representing that number of whole shares of Surviving Corporation Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1(b)(1) after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, and (B) cash in lieu of any fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.1(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Surviving Corporation Common Stock that the holder of such Certificate has the right to receive pursuant to the provisions of Section 2.1(b)(1) may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Surviving Corporation Common Stock to a person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. It is understood and agreed that the exchange of Certificates for Surviving Corporation Common Stock pursuant to this Section 2.1(e) does not apply to the issuance, if any, of Surviving Corporation Common Stock as Contingent Merger Consideration pursuant to Section 2.1(c), which shall be issued, if at all, in accordance with the provisions of Section 2.1(d). Notwithstanding the failure of a holder of Company Common Stock to effect the exchange of certificates in accordance with this Section 2.1(e), after the Effective Time, such holder shall have all rights as a holder of Surviving Corporation Common Stock issuable pursuant to the Merger.

(f) No Fractional Shares.  No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon (i) the surrender for exchange of shares of Company Common Stock for Surviving Corporation Common Stock pursuant to Section 2.1(b)(1) or (ii) the payment of shares of Surviving Corporation Common Stock, if any, as Contingent Merger Consideration pursuant to Section 2.1(c), no dividends or other distributions of the Surviving Corporation shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu of such fractional share interests, each holder of shares of Company Common Stock entitled to receive such fractional shares of Surviving Corporation Common Stock pursuant to Section 2.1(b)(1) or as Contingent Merger Consideration pursuant to Section 2.1(c) shall be entitled to receive from the Surviving Corporation an amount in cash equal to (x) in the case of fractional shares that would otherwise be issued pursuant to Section 2.1(b)(1), the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of the Surviving Corporation Common Stock on the Closing Date as listed on the New York Stock Exchange, and (y) in the case of fractional shares that would otherwise be issued, if any, as Contingent Merger Consideration pursuant to Section 2.1(c), the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of the Surviving Corporation Common Stock on the date such Contingent Merger Consideration is paid in accordance with Section 2.1(d) as listed on the

New York Stock Exchange (in each case, as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

ARTICLE III

Representations and Warranties of Merger Sub

Merger Sub represents and warrants to the Company as follows:

Section 3.1.  Organization, Standing and Corporate Power.

(a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 3.2.  Authority; Noncontravention.

(a) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Company, as the sole stockholder of Merger Sub, for the adoption of this Agreement (the “Merger Sub Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the Merger, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Board of Directors of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by Merger Sub nor the consummation by Merger Sub of the Merger, nor compliance by Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Merger Sub or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to Merger Sub or any of its material properties or assets. Except for the Merger Sub Stockholder Approval, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.3.  Capitalization of Merger Sub.

(a) Merger Sub has authorized the issuance of 1,000 shares of common stock, $0.01 par value per share. As of the date of this Agreement, 1,000 shares were issued and outstanding, and all such shares are held of record by the Company. All of the issued and outstanding shares of Merger Sub Stock are duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights.

(b) There is no existing option, warrant, call, right, or contract of any character to which Merger Sub is a party requiring, and there are no securities of Merger Sub outstanding which upon conversion or exchange would require, the issuance of any shares of Merger Sub Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Merger Sub Stock. Merger Sub is not a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Merger Sub Stock.

Section 3.4.  No Activities or Liabilities.  Merger Sub has not, since the date of its organization, conducted any business, entered into any contracts, arrangements or understandings with any third party, or incurred any obligation or liability whatsoever, contingent or otherwise, other than pursuant to this Agreement.

At the Effective Time, Merger Sub will have no liability whether outstanding, current, deferred, contingent, or future, of any kind.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Merger Sub as follows:

Section 4.1.  Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 4.2.  Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the stockholders of record owning a majority of the outstanding Company Class A Common Stock (as defined below) adopting this Agreement (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger, have been duly authorized and approved by its Board of Directors, and no other action on the part of the Board of Directors of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to the Company or any of its material properties or assets. Except for the Company Stockholder Approval and the filing of a certificate of merger with the Delaware Secretary of State, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3.  Capitalization of the Company.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 580,000,000 shares of Common Stock of the Company, par value $0.01 per share (“Company Common Stock”), of which (a) 520,000,000 shares are designated Class A Common Stock (“Company Class A Common Stock”), and (b) 60,000,000 shares are designated Class B Non-Voting Common Stock (“Company Class B Common Stock”), and (ii) 70,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which (w) 1,000,000 shares are designated Series A Convertible Preferred Stock, (x) 50,000,000 shares are designated Series B Preferred Stock, (y) 3,000,000 shares are designated Series C Convertible Preferred Stock, and (z) 16,000,000 shares are designated Series D Convertible Preferred Stock. As of the close of business on October 31, 2006, (A) 65,112,383 shares of Company Class A Common Stock were issued and 63,454,910 shares of Company Class A Common Stock were outstanding, (B) 1,657,473 shares of Company Class A Common Stock were held by the Company in its treasury, (C) no shares of Company Class A Common Stock were reserved for issuance pursuant to any outstanding option, warrant or other convertible security, except for 7,926,099 shares of Company Class A Common Stock issuable upon conversion of the outstanding Company Class B Common Stock, (D) 7,926,099 shares of Company Class B Common Stock were issued and outstanding (all of which shall be converted into Company Class A Common Stock prior to the Effective Time), and (E) no shares of Company Preferred Stock were issued or outstanding. All of the issued and outstanding shares of Company Common

Stock are duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights. As of the date of this Agreement, there is no existing option, warrant, call, right, or contract of any character to which the Company is a party requiring, and, except for the Company Class B Common Stock, there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any shares of Company Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Company Common Stock.

ARTICLE V

Certain Agreements

Section 5.1.  Delivery of Merger Sub Stockholder Approval.  Immediately following the execution and delivery of this Agreement, the Company, as the sole stockholder of Merger Sub, will execute a written consent as the sole stockholder of Merger Sub granting the Merger Sub Stockholder Approval.

ARTICLE VI

Conditions Precedent

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable law and the certificate of incorporation and bylaws of the Company.

(b) Conversion of Class B Common Stock.  All of the outstanding Company Class B Common Stock shall have been converted in accordance with its terms into Company Class A Common Stock prior to the record date for the meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval and no shares of Company Class B Common Stock shall be outstanding after such conversion.

ARTICLE VII

Survival of Representations and Warranties

All representations and warranties contained in this Agreement shall terminate as of the Effective Time of the Merger.

ARTICLE VIII

Miscellaneous

Section 8.1.  Entire Agreement.  This Agreement and the other documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

Section 8.2.  Amendments and Waivers.  To the fullest extent permitted by law, this Agreement can be amended, supplemented or changed whether before or after the Company Stockholder Approval has been obtained, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that after the Company Stockholder Approval has been obtained, Sections 2.1(b) and 2.1(c) shall not be amended, supplemented or changed in a manner that is adverse to holders of Company Common Stock without the prior written consent of such holders. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 8.3.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by the mutual written consent of each of the Company and Merger Sub.

Section 8.4  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except (i) after the Effective Time, for the right to receive the Contingent Merger Consideration in accordance with Article II of this Agreement and (ii) as otherwise explicitly provided this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

Section 8.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 8.6.  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

Section 8.7.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the following addresses:

If to the Company:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
Facsimile: 610-722-4288

If to Merger Sub:

SunCom Merger Corp.
c/o SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
Facsimile: 610-722-4288

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:30 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.8.  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.9.  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

SUNCOM WIRELESS HOLDINGS, INC.

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Executive Vice President and Chief Financial Officer

SUNCOM MERGER CORP.

By:	/s/ Eric Haskell
Name: Eric Haskell

Title:	Vice President, Secretary and Treasurer

EXHIBIT A

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

SUNCOM WIRELESS HOLDINGS, INC.

ARTICLE I

The name of the Corporation shall be SunCom Wireless Holdings, Inc.

ARTICLE II

The address of the Corporations registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

4.1  Classes of Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 650,000,000, consisting of (a) 70,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (b) 580,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), all of which are designated Class A Common Stock (the “Class A Common Stock”). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 4.5).

4.2  Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolutions, the following provisions of the shares thereof:

(i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(x) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

(b) The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

(c) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for any other security shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

(d) Subject to the provisions of this Second Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

4.3  Common Stock.  Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Class A Common Stock then outstanding have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Class A Common Stock in proportion to the shares of Class A Common Stock then held by them.

4.4  Redemption of Capital Stock.  Notwithstanding any other provision of this Second Restated Certificate of Incorporation to the contrary, outstanding shares of capital stock of the Corporation held by Disqualified Holders shall always be subject to redemption by the Corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to Section 151(b) of the GCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries to conduct any portion of the business of the Corporation or any of its Subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporations stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Section 4.4 shall be equal to the lesser of (i) the Market Price or (ii) if such stock was purchased by such Disqualified Holder within one year of the Section 4.4 Redemption Date, such Disqualified Holders purchase price for such shares;

(b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(d) at least thirty (30) days written notice of the Section 4.4 Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that only ten (10) days written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; provided, further, that the record holders of the shares selected to be redeemed may transfer such shares prior to the Section 4.4 Redemption Date to any holder that is not a Disqualified Holder and, thereafter, for so long as such shares are not held by a Disqualified Holder, such shares shall not be subject to redemption by the Corporation;

(e) from and after the Section 4.4 Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected from redemption held by Disqualified Holders on the Section 4.4 Redemption Date shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(f) such other terms and conditions as the Board of Directors shall determine.

4.5  Definitions.  For the purposes of this Second Restated Certificate of Incorporation, the following terms shall have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, the term control (including the terms controlling and controlled) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Board of Directors” has the meaning assigned to such term in Section 4.2(a).

“Class A Common Stock” has the meaning assigned to such term in Section 4.1.

“Closing Price” shall mean, with respect to each share of any class or series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on an automated quotation system.

“Common Stock” has the meaning assigned to such term in Section 4.1.

“Disqualified Holder” shall mean any holder of shares of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries or Affiliates to conduct any portion of the business of the Corporation or any of its Subsidiaries or Affiliates.

“Market Price” shall mean, with respect to each share of any class or series of capital stock for any day, (i) the average of the daily Closing Prices for the ten consecutive trading days commencing fifteen (15) days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on an automated quotation system, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arms-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Corporation on a going concern basis, as determined in good faith by the Board of Directors, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (i) any contract or legal limitation in respect of shares of Common Stock or Preferred Stock, including transfer, voting and other rights, and (ii) any illiquidity arising by contract in respect of the shares of Common Stock and any voting rights or control rights amongst the stockholders.

“Person” shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” has the meaning assigned to such term in Section 4.1.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its Subsidiaries or Affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price payable pursuant to Section 4.4, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides investment banking, brokerage or other services to the Corporation), has a value at the time notice of redemption is given pursuant to Section 4.4(d) at least equal to the price required to be paid pursuant to Section 4.4(a) (assuming, in the case of Redemption Securities to be publicly traded, that such Redemption Securities were fully distributed and subject only to normal trading activity).

“Section 4.4 Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 4.4.

“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

ARTICLE V

5.1  Number, Election and Terms of Directors.  The number of Directors of the Corporation will be fixed from time to time in the manner provided in the Bylaws of the Corporation (the “Bylaws”). The Directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2000, the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2001, and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2002, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of Directors of the Corporation need not be by written ballot.

5.2  Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock, any Director may be removed at any time but only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director, voting together as a single class, cast at an annual meeting or at a special meeting of stockholders called for that purpose, or by written consent. Subject to the rights of the holders of any series of Preferred Stock, any vacancy in the Board of Directors caused by any such removal may be filled at such meeting or by written consent, by the stockholders entitled to vote for the election of the Director so removed. Subject to the rights of the holders of any series of Preferred Stock, if such stockholders do not fill such vacancy at such meeting or by written consent, such vacancy may be filled in the manner provided in Section 5.3.

5.3  Vacancies and Newly Created Directorships.  Subject to the rights of the holders of any series of Preferred Stock, if any vacancies shall occur in the Board of Directors by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy or a newly created directorship in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

ARTICLE VI

Subject to the separate class vote requirements relating to any class or series of Preferred Stock, the holders of shares of Class A Common Stock representing at least two-thirds (2/3) of the votes entitled to be cast for the election of directors of the Corporation, voting together as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by written consent, may amend, alter or repeal this Second Restated Certificate of Incorporation or the Bylaws.

ARTICLE VII

7.1  Indemnification.  Any individual who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (a Proceeding), whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such individual, or an individual of whom such individual is the legal representative, is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an Other Entity), shall be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on an individual with respect to an employee benefit plan), and amounts paid in settlement incurred by him or her in connection with such Proceeding. Any other individual may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that any such individual is entitled to the benefits of this Article VII.

7.2  Advancement of Expenses.  The Corporation shall, from time to time, reimburse or advance to any Director or officer or such other individual entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if (and only if) required by the GCL, such expenses incurred by or on behalf of any Director or officer or other individual may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other individual indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other individual is not entitled to be indemnified for such expenses.

7.3  Rights Not Exclusive.  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which an individual seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Second Restated Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.4  Continuing Rights.  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to an individual who has ceased to be a Director or officer (or other individual indemnified hereunder), shall inure to the benefit of the executors, administrators, legatees and distributees of such individual, and in either case, shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII.

7.5  Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of an Other Entity, against any liability asserted against such individual and incurred by such individual in any such capacity, or arising out of such individual’s status as such, whether or not the Corporation would have the power to indemnify such individual against such liability under the provisions of this Article VII, the Bylaws or under Section 145 of the GCL or any other provision of law.

7.6  Contract Rights; No Repeal.  The provisions of this Article VII shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article VII is in effect and any other individual indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other individual intend to be legally bound. No repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or, heretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

7.7  Enforceability; Burden of Proof.  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any individual entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is inappropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such individual is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such individual is not so entitled. Such an individual shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

7.8  Service at the Request of the Corporation.  Any Director or officer of the Corporation serving in any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

7.9  Right to Be Covered by Applicable Law.  Any individual entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

ARTICLE VIII

No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision does not eliminate the liability of the Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the Director derived an improper personal benefit. For purposes of the prior sentence, the term damages shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each individual who serves as a Director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Second Restated Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such Director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of Directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise.

ANNEX C

January 29, 2007

The Board of Directors
SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312

Dear Members of the Board:

We understand that SunCom Wireless Holdings, Inc. (the “Company”), SunCom Wireless, Inc. (“Wireless”), SunCom Wireless Investment Co., LLC and certain holders of Wireless’ 9 3/8% Senior Subordinated Notes due 2011 (the ”9 3/8% Notes”) and 8 3/4% Senior Subordinated Notes due 2011 (the ”8 3/4% Notes” and, together with the 9 3/8% Notes, the ”Notes”) propose to enter into an Exchange Agreement (the “Exchange Agreement”), pursuant to which the Company will, after giving effect to the reverse stock split contemplated by the Merger (as defined below), exchange (the “Exchange”) 71.113944 shares of its Class A common stock, $0.01 par value (“Class A Stock”), for each $1,000 principal amount of Notes held by such holders (the “Exchange Ratio”). We also understand that concurrently with the execution and delivery of the Exchange Agreement, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company would merge (the ”Merger”) with a wholly owned subsidiary of the Company for the purpose of (i) effecting the conversion of each outstanding share of Class A Stock into 0.1 share of Class A Stock, (ii) effecting certain amendments to the certificate of incorporation of the Company and (iii) granting certain additional rights to the holders of Class A Stock of the Company immediately prior to the Merger (and immediately prior to the Exchange).

You have requested our opinion as of the date hereof as to the fairness to the Company, from a financial point of view, of the Exchange Ratio in the Exchange. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the latest drafts of the Exchange Agreement and the Merger Agreement provided to us by the Company or its counsel as of January 26, 2007 and January 29, 2007, respectively;

(ii) Analyzed certain historical publicly available business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to the businesses of the Company;

(iv) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and possible benefits which might be realized following the completion of the Exchange;

(vi) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of the Company;

(vii) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

(viii) Reviewed the historical prices and trading volumes of the Notes and the Class A Stock;

(ix) Reviewed the opinion of Richard, Layton & Finger with respect to certain matters relating to the Merger; and

(ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, you have informed us and we have assumed that the forecasts contained in the Company’s August 2006 business plan have been reasonably prepared on bases that reflect the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. At your direction, in rendering our opinion we have relied on such forecasts and have not taken into account certain potential improvements to such future financial performance that have been identified by the Company’s management (which improvements management has informed us have certain risks and uncertainties attached thereto) and discussed with you. We assume no responsibility for and express no view as to any forecasts provided to us or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Class A Stock or the Notes may trade at any time subsequent to the announcement of the Exchange. We do not express any opinion as to any tax or other consequences that might result from the Exchange or its consummation, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

In rendering our opinion, we have assumed that (i) not less than 90% of the aggregate principal amount of the Notes will be exchanged for Class A Stock in the Exchange, (ii) the Exchange and the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and (iii) obtaining the regulatory approvals necessary for the consummation of the Exchange and the Merger, and the tax consequences of the Exchange and the Merger will not have an adverse effect on the Company. We have assumed that the final terms of the Exchange Agreement and the Merger Agreement will not differ in any material respect from those set forth in the last drafts reviewed by us.

We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company. We note that the Company has agreed in the Exchange Agreement to pursue a possible sale of all or a part of the Company immediately following the Exchange and that completion of such a sale after the Exchange could result in the former holders of Notes receiving more consideration than they would have received if the sale had been completed prior to the Exchange (and therefore holders of Class A Stock immediately prior to the Exchange receiving less consideration than they would have received had the sale been completed prior to the Exchange).

Lazard Frères & Co.  llc and certain of its affiliates are acting as investment banker to the Company in connection with the Exchange and are entitled to receive a fee of $6.7 million for their services, a portion of which became payable upon rendering of the opinion and the balance of which became payable on announcement of the Exchange and is refundable to the Company if the Exchange is not completed. Also, we have in the past provided investment banking services to the Company, for which we have received customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are solely for the benefit of the Company’s Board of Directors in connection with its consideration of the Exchange and does not address the merits of the underlying decision by the Company to make the Exchange. Our opinion and engagement are not on behalf of, and are not intended to confer rights or remedies upon, any holders of securities of the Company or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

C-2

Based on and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio in the Exchange is fair to the Company from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ John G. Chachas
John G. Chachas
Managing Director

C-3

SUNCOM WIRELESS HOLDINGS, INC.
SPECIAL MEETING PROXY CARD
Proxy Solicited on Behalf of the Board of Directors of
SunCom Wireless Holdings, Inc. for a Special Meeting
of Stockholders to be held on April 20, 2007.
     The undersigned Stockholder of SunCom Wireless Holdings, Inc., a Delaware corporation (the “Company”), hereby appoints Michael E. Kalogris, Eric Haskell and William A. Robinson, and any of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Class A common stock, par value $0.01 per share, of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on April 20, 2007, and any adjournments thereof:

1. Proposal to approve the exchange by SunCom Investment Company LLC (“SunCom Investment”) of 50,572,539 shares of the Company’s Class A common stock (or such greater number of shares as is required to be issued under the terms of the Exchange Agreement dated as of January 31, 2007 (as amended and supplemented, the “Exchange Agreement”) among the Company, SunCom Investment, SunCom Wireless, Inc. (“SunCom Wireless”), and the holders of certain of SunCom Wireless’ 9 3/8% Senior Subordinated Notes due 2011 and 8 3/4% Senior Subordinated Notes due 2011 (collectively, the “Subordinated Notes”)) for the Subordinated Notes delivered under the terms of the Exchange Agreement, and all transactions contemplated by the Exchange Agreement including the issuance of the shares of Class A common stock to SunCom Investment for delivery thereunder.
FOR   ☐      AGAINST   ☐      ABSTAIN   ☐
3. Proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the exchange and adopt the merger agreement as contemplated by proposals 1 and 2 above.
FOR   ☐      AGAINST   ☐      ABSTAIN   ☐
2. Proposal to adopt the Agreement and Plan of Merger between the Company and SunCom Merger Corp., a newly-formed wholly-owned subsidiary of the Company, as it may be amended from time to time.
FOR   ☐      AGAINST   ☐      ABSTAIN   ☐

4.	In the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNCOM WIRELESS HOLDINGS, INC.
(Continued and to be dated and signed on the other side)

     The Board of Directors recommends that the stockholders of SunCom Wireless Holdings, Inc. vote FOR the approval of the exchange and issuance of shares of the Company’s Class A common stock to SunCom Investment to be delivered in exchange for Subordinated Notes as described in Proposal 1, FOR the adoption of the merger agreement described in Proposal 2 and FOR the approval of the adjournment of the special meeting in the discretion of the proxy holders as described in Proposal 3.
     This proxy will be voted as directed herein by the undersigned. In the absence of specific instructions, proxies will be voted FOR the proposals specified in Proposals 1, 2 and 3 and in the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof. The Board of Directors of SunCom Wireless Holdings, Inc. is not aware of any matter which is to be presented for action at the Special Meeting of Stockholders other than the matters set forth herein.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as a fiduciary or in a representative capacity, please give full title as such.

Dated:	, 2007

(Signature)

(Signature)

MARK THIS BOX IF YOU INTEND ON
ATTENDING THE SPECIAL MEETING IN PERSON          ☐
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You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

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•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
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Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on April 19, 2007.
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